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                                                                    Exhibit 10.5

                              ASSET SALES AGREEMENT

                                 BY AND BETWEEN

                      NIAGARA MOHAWK POWER CORPORATION AND

                         ERIE BOULEVARD HYDROPOWER, L.P.

                          Dated as of December 2, 1998
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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   DEFINITIONS

1.1.    Definitions .......................................................  -1-

                                   ARTICLE II

                                PURCHASE AND SALE
2.1.    The Sale .......................................................... -11-
2.2.    Excluded Assets ................................................... -11-
2.3.    Assumed Obligations ............................................... -12-
2.4.    Excluded Liabilities .............................................. -14-

                                   ARTICLE III

                                 PURCHASE PRICE

3.1.    Purchase Price .................................................... -18-
3.2.    Purchase Price Adjustment ......................................... -18-
3.3.    Allocation of Purchase Price ...................................... -20-
3.4.    Proration ......................................................... -20-

                                   ARTICLE IV

                                   THE CLOSING

4.1.    Time and Place of Closing ......................................... -21-
4.2.    Payment of Purchase Price ......................................... -22-
4.3.    Deliveries by the Seller .......................................... -22-
4.4.    Deliveries by the Buyer ........................................... -23-

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

5.1.    Organization; Qualification ....................................... -24-
5.2.    Authority Relative to this Agreement .............................. -24-
5.3.    Consents and Approvals; No Violation .............................. -25-
5.4.    Reports ........................................................... -26-
5.5.    Company Reports; Financial Statements ............................. -26-
5.6.    Undisclosed Liabilities ........................................... -27-
5.7.    Absence of Certain Changes or Events .............................. -27-


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5.8.    Title and Related Matters ......................................... -28-
5.9.    Leases ............................................................ -28-
5.10.   Insurance ......................................................... -28-
5.11.   Environmental Matters ............................................. -28-
5.12.   Labor Matters ..................................................... -30-
5.13.   ERISA; Employee Benefit Plans ..................................... -30-
5.14.   Real Estate ....................................................... -31-
5.15.   Condemnation ...................................................... -31-
5.16.   Certain Contracts and Arrangements ................................ -32-
5.17.   Legal Proceedings, etc. ........................................... -32-
5.18.   Permits ........................................................... -32-
5.19.   Regulation as a Utility ........................................... -33-
5.20.   Tax Matters ....................................................... -33-

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

6.1.    Organization ...................................................... -34-
6.2.    Authority Relative to this Agreement .............................. -34-
6.3.    Consents and Approvals; No Violation .............................. -34-
6.4.    Availability of Funds ............................................. -35-

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

7.1.    Conduct of Business Relating to the Purchased
        Asset ............................................................. -36-
7.2.    Access to Information ............................................. -38-
7.3.    Expenses .......................................................... -41-
7.4.    Further Assurances ................................................ -41-
7.5.    Public Statements ................................................. -42-
7.6.    Consents and Approvals ............................................ -43-
7.7.    Fees and Commissions .............................................. -44-
7.8.    Tax Matters ....................................................... -44-
7.9.    Supplements to Schedules .......................................... -46-
7.10.   Employees ......................................................... -46-
7.11.   Risk of Loss ...................................................... -51-
7.12.   Tax Clearance Certificates ........................................ -52-
7.13.   NYSERDA Compliance ................................................ -52-
7.14.   Remote Terminal Units ............................................. -52-
7.15.   Access to Sites ................................................... -52-


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                                  ARTICLE VIII

                                   CONDITIONS

8.1.   Conditions to Each Party's Obligations to Effect the
       Transaction ........................................................ -55-
8.2.   Conditions to Obligations of the Buyer ............................. -56-
8.3.   Conditions to Obligations of the Seller ............................ -58-

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1.    Indemnification ................................................... -60-
9.2.    Defense of Claims ................................................. -62-
9.3.    Tax Contest ....................................................... -64-

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

10.1.   Termination ....................................................... -65-
10.2.   Procedure and Effect of Termination ............................... -67-

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

11.1.   Amendment and Modification ........................................ -67-
11.2.   Waiver of Compliance; Consents .................................... -67-
11.3.   No Survival ....................................................... -68-
11.4.   Notices ........................................................... -68-
11.5.   Assignment ........................................................ -69-
11.6.   Governing Law ..................................................... -70-
11.7.   Counterparts ...................................................... -70-
11.8.   Interpretation .................................................... -70-
11.9.   Schedules and Exhibits ............................................ -70-
11.10.  Entire Agreement .................................................. -70-
11.11.  Bulk Sales or Transfer Laws ....................................... -71-


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                              ASSET SALES AGREEMENT

            ASSET SALES AGREEMENT, dated as of December 2, 1998, (this "Agreement") by and between Niagara Mohawk Power Corporation, a New York corporation (the "Seller"), and Erie Boulevard Hydropower, L.P., a Delaware limited partnership (the "Buyer").

            WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Hydroelectric Assets (as defined herein, the "Purchased Assets") upon the terms and conditions hereinafter set forth in this Agreement;

            NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1. Definitions. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a). For capitalized terms used in this subsection (a) but not defined herein, see subsection (b).

            (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            (2) "Ancillary Agreements" means the Site Agreement, the Transition Power Agreement, the Interconnection Agreement, the Bennetts Bridge Agreement, the Niagara Mohawk Service Classification Tariff and the Transition Operation Services Agreement.

            (3) [Intentionally left blank].

            (4) "Bennetts Bridge Agreement" means the Nine Mile Point One Emergency Power Supply Agreement, to be dated as of the Closing Date, between the Buyer and the Seller, substantially in the form of Exhibit A hereto.

            (5) "Bill of Sale" means the Bill of Sale to be delivered at the Closing with respect to the Purchased
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Assets which constitute personal property and which are to be transferred at such Closing, substantially in the form of Exhibit B hereto.

            (6) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York City are authorized by law or other governmental action to close.

            (7) "Buyer Representatives" means the Buyer's accountants, employees, counsel, environmental consultants, financial advisors and other authorized representatives.

            (8) "Capital Expenditures" means (i) those capital expenditures which are identified on Schedule 7.1 and (ii) those anticipated environmental remediation costs identified on Schedule 7.1.

            (9) "Casualty" means any damage to or destruction of all or any portion of the Purchased Assets occurring for any reason, including as a result of fire (including fire caused by lightning), wind, hail, ice, snow, hurricane, tornado, freezing, earthquake, earth movement or flood.

            (10) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act and any amendment thereto.

            (11) "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

            (12) "Code" means the Internal Revenue Code of 1986, as amended.

            (13) "Collective Bargaining Agreement" means the Collective Bargaining Agreement, dated as of April 15, 1996, between the Seller and Local 97 of the International Brotherhood of Electrical Workers ("IBEW").

            (14) "Confidentiality Agreement" means the Confidentiality Agreement, dated March 23, 1998, between the Seller and Orion Power Holdings, Inc.

            (15) "Easements" means, with respect to the Real Estate, the reservations of easements to be included in the deeds of conveyance with respect to such assets and easements for the benefit of third parties.


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            (16) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, easements, licenses, title imperfections, encumbrances or restrictions.

            (17) "Environmental Laws" means all Federal, state, local and foreign laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders, and all common law, which relate to pollution or protection of the environment, natural resources (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or human health and safety, including, without limitation, laws which relate to Releases or threatened Releases of Hazardous Substances or otherwise relate to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

            (18) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (19) "Estimated Adjustment Amount" means the Seller's good faith reasonable estimate of an Adjustment Amount for the Closing, which estimate shall be provided to the Buyer no later than five Business Days before the Closing.

            (20) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (21) "Federal Power Act" means the Federal Power Act of 1935.

            (22) "FERC" means the Federal Energy Regulatory Commission.

            (23) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit C hereto.

            (24) "Good Industry Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made,


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could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by the Seller. Good Industry Practice shall include, but not limited to North American Electric Reliability Council Criteria & Guidelines, Northeast Power Coordinating Council Criteria & Guidelines, New York State Reliability Council if any, and New York Power Pool criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

            (25) "Governmental Entity" means any governmental or regulatory authority, agency, commission, body or other governmental entity, other than the Internal Revenue Service or the New York Department of Taxation and Finance.

            (26) "Hazardous Substances" means any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "petroleum" or "pollutants" or words of similar meaning or substance found in any Environmental Law, exposure to which is prohibited, limited, regulated or otherwise governed by such Environmental Law.

            (27) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

            (28) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            (29) "Hydroelectric Assets" means, subject to the Easements and
Section 2.2, all of the right, title and interest in, to and under the real and personal property, tangible and intangible, of the Seller and constituting the hydroelectric sites and associated dams and reservoirs listed on Schedule 1.1(a)(26) as part of the Hydroelectric Assets or used principally for generation purposes in connection with such dams and reservoirs and which are located within or beyond the applicable FERC project license


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boundary, including, but not limited to, the following assets owned by the
Seller:

            (i) the real estate (including all buildings, structures and other improvements thereon) described on Schedule 5.14 as associated with the Hydroelectric Assets (the "Hydroelectric Real Property");

            (ii) all inventories of supplies, materials and critical spares located on or in transit to the Hydroelectric Real Property on the Closing Date, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

            (iii) the machinery, equipment, vehicles, furniture and other personal property located on the Hydroelectric Real Property on the Closing Date, including, without limitation, the items of personal property included in Schedule 1.1(a)(26) as being associated with the Hydroelectric Assets, and all warranties against manufacturers or vendors relating thereto, to the extent that such warranties are freely transferable;

            (iv) the contracts, leases and other agreements of the Seller, the liabilities under which are being assumed by the Buyer pursuant to Section 2.3;

            (v) the Transferring Employee Records;

            (vi) all books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items in the Seller's possession relating specifically to the aforementioned assets other than books of account; and

            (vii) those vehicles which are leased and not owned by the Seller as to which the Buyer elects to pay the Vehicle Amount pursuant to Section 3.1(b).

            (30) "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to


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multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

            (31) "Indenture" means the Mortgage Trust Indenture, dated as of October 1, 1937 between Central New York Power Corporation and The Marine Midland Trust Company of New York, as amended, modified and supplemented from time to time.

            (32) "Independent Accounting Firm" means an independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

            (33) "Instrument of Assumption" means the Instrument of Assumption substantially in the form of Exhibit D hereto relating to the assumption by the Buyer of the liabilities and obligations of the Seller.

            (34) "Interconnection Agreement" means the Interconnection Agreement, to be dated as of the Closing Date, between the Seller and the Buyer substantially in the form of Exhibit E hereto.

            (35) "IRS" means the United States Internal Revenue Service.

            (36) "Laws" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

            (37) "Maintenance Expenditures" means those maintenance expenditures which are identified on Schedule 7.1.

            (38) "Maintenance and Capital Expenditures Amount" means the aggregate amount of all funds actually expended (net of insurance recoveries) on, or for which liabilities were accrued in accordance with generally accepted accounting principles applied on a consistent basis (provided the Seller actually pays such accrued liabilities) with respect to Maintenance Expenditures and Capital Expenditures by the Seller, if any, during the period beginning January 1, 1999 and ending on the Closing Date


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(other than the Schaghticoke Pipeline Expenditures), but only to the extent that such amounts do not exceed the amounts scheduled therefor on Schedule 7.1.

            (39) "Material Adverse Effect" means any change or changes in, or effect on, the Purchased Assets that is, or in the aggregate are, materially adverse to the business, assets, operations or conditions (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change in waterflow caused by drought or other acts of God with respect to the Hydroelectric Assets, (iv) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems, (v) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date, and (vi) any materially adverse change resulting from employees related to the Purchased Assets electing not to continue such employment.

            (40) "Permitted Encumbrances" means (i) the Easements, (ii) those exceptions to title to the Purchased Assets listed in Schedule 5.8, (iii) all exceptions, restrictions, easements, charges, rights of way and monetary encumbrances which are set forth in an applicable FERC project license, except for such encumbrances which secure indebtedness, (iv) with respect to any date before the Closing Date, Encumbrances created by the Indenture which are released at or prior to the Closing, (v) statutory liens for current Taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (vi) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which are being contested in good faith by appropriate proceedings which do not, individually or in the aggregate, materially and adversely affect the normal use and operation of any material portion of the Purchased Assets, (vii) zoning, entitlement, conservation restriction and other land use and environmental regulations by governmental authorities, and


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(viii) such other liens, imperfections in or failure of title, charges, easements, leases, licenses, restrictions, encumbrances, encroachments and defects which do not materially interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate, materially and adversely affect the normal use and operation of the hydroelectric generating facilities located at any of the sites included in the Purchased Assets.

            (41) "Person" means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or a department or agency thereof.

            (42) "PSC" means the New York Public Service Commission.

            (43) "Release" means a release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or otherwise allowing to escape into or through the environment.

            (44) "Schaghticoke Pipeline Expenditures" means the aggregate amount of all funds actually expended by the Seller on, or for which liabilities were accrued by the Seller in accordance with generally accepted accounting principles applied on a consistent basis (provided the Seller actually pays such accrued liabilities) with respect to, the Schaghticoke Pipeline replacement or repair from and after the date of this Agreement and prior to the Closing Date.

            (45) "SEC" means the Securities and Exchange Commission.

            (46) "Securities Act" means the Securities Act of 1933, as amended.

            (47) "Site Agreement" means the Site Agreement, to be dated as of the Closing Date, between the Seller and the Buyer, substantially in the form of Exhibit F.

            (48) "Subsidiary" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar


                                      -8-
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functions of such entity are owned directly or indirectly by such other Person.

            (49) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

            (50) "Tax Return" means any return, report, information return or other document (including any related or supporting information) required to be filed with any authority with respect to Taxes.

            (51) "Transferring Employee Records" means all personnel files related to the Seller's personnel who will become employees of the Buyer to the extent such files pertain to (i) skill and development training and resumes,
(ii) seniority histories, (iii) salary and benefit information, (iv) Occupational Safety and Health Administration medical reports, (v) active medical restriction forms, (vi) results of background checks and (vii) records of disciplinary action taken, provided that no files shall be delivered in violation of the Collective Bargaining Agreement.

            (52) "Transition Operation Services Agreement" means the Transition Operation Services Agreement between Buyer and Seller to be entered into as of the Closing Date, in form to be agreed upon by Buyer and Seller in good faith prior to the Closing Date, with a term coextensive with that of the Transition Power Agreement, which shall be terminable by the Buyer at any time upon thirty days' written notice, and providing for the Seller to provide energy management services, which shall not include financial or accounting services, for a fee of $50,000 a month.

            (53) "Transition Power Agreement" means the Power Purchase Agreement, to be dated on the Closing Date, between the Buyer and the Seller, substantially in the form attached as Exhibit G.

            (54) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.


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            (b) Each of the following terms has the meaning specified in the
Section set forth opposite such term:

Term                                               Section
----                                               -------
Adjustment Amount                                  3.2(a)
Adjustment Statement                               3.2(a)
Assumed Obligations                                2.3(b)
Audit Date                                         5.5
Benefit Plans                                      5.13(a)
Buyer Employee                                     7.10(a)
Buyer Required Regulatory Approvals                6.3(b)
Closing                                            4.1
Closing Date                                       4.1
Contracts                                          5.16(a)
Direct Claim                                       9.2(c)
Environmental Permits                              5.11(a)
ERISA Affiliate                                    5.13(a)
Estimated Purchase Price                           4.2
Excluded Assets                                    2.2
Excluded Liabilities                               2.4
Final Order                                        8.1(c)
Indemnifiable Loss                                 9.1(a)
Indemnifying Party                                 9.1(d)
Indemnitee                                         9.1(c)
Independent Appraiser                              3.3
Inventory Adjustment Amount                        3.2(a)
Non-Union Employee                                 7.10(c)
Observers                                          7.1(c)
Permits                                            5.18
Purchased Assets                                   Recitals
Purchase Price                                     3.1
Replacement Welfare Plans                          7.10(d)
Seller Required Regulatory Approvals               5.3(b)
Seller's Agreement                                 7.4(c)
SPE Amount                                         3.1
Tax Audit                                          9.3(a)
Termination Date                                  10.1(b)
Third Party Claim                                  9.2(a)
Transfer Taxes                                     7.8(a)
Vehicle Amount                                     3.1


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                                   ARTICLE II

                                PURCHASE AND SALE

            2.1. The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances) the Purchased Assets.

            2.2. Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following assets of the Seller (herein referred to as the "Excluded Assets"):

            (a) all cash, cash equivalents, bank deposits, accounts receivable, and any income, sales, payroll or other tax receivables;

            (b) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities;

            (c) the name "Niagara Mohawk" and any related or similar trade names, trademarks, service marks or logos;

            (d) the transmission, distribution, substation and communication facilities and related support equipment described or referred to in Schedule 2.2(d) or described or referred to as an "Excluded Asset" or an asset of "Seller" in the "Separation Document" (as defined in the Site Agreement) or any document or exhibit referred to or incorporated by reference in the Separation Document or which are otherwise indicated in any such document as remaining with the Seller or any of its Affiliates after the Closing;

            (e) any refund or credit (provided, however, with respect to real estate Taxes only to the extent provided in Section 7.16) (i) of Taxes paid or required to be reimbursed by the Seller prior to the Closing Date in respect of the Purchased Assets, whether such refund is received as a payment or as a credit against Taxes payable or (ii) arising under any power purchase agreement that is subject to cost of service regulation and relating to a period before the Closing Date; and

            (f) all personnel records, other than Transferring Employee Records, or other records (other than those described in the definition of Hydroelectric Assets).

            2.3. Assumed Obligations. (a) On the Closing Date, the Buyer shall deliver to the Seller the Instruments of Assumption pursuant to which the Buyer shall assume and agree to discharge all of the liabilities and obligations of the Seller, direct or indirect, known or unknown, absolute or contingent, which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

            (i) all liabilities and obligations of the Seller under (a) contractual obligations of the Seller relating to the Purchased Assets which survive following the Closing, which are transferable, which were entered into in the ordinary course of business and which are not, individually or in the aggregate, material to the Purchased Assets and which do not provide for annual payments of more than $100,000 individually or $500,000 in the aggregate or which are listed on Schedule 5.16(a), (b) the contracts, leases and other agreements entered into by the Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement and (c) liabilities for fuel and stores in transit; except in each case, to the extent such liabilities and obligations, but for a breach thereunder by the Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach;

            (ii) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Sections 3.4 or 7.8;

            (iii) all liabilities and obligations with respect to the employees of Buyer employed at the Purchased Assets after the Closing Date for which the Buyer is responsible pursuant to Section 7.10 and the terms of the Collective Bargaining Agreement;


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

            (iv) any liability, obligation or responsibility under or related to former, current or future Environmental Laws, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (b) loss of life, injury to persons or property or damage to natural resources, caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface, water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; (c) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (d) the investigation, monitoring, containment and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released either prior to or on or after the Closing Date at, on, in, under, adjacent to or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets and (e) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; provided, as to all of the above, that nothing set forth in this subsection 2.3(a) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

            (v) all liabilities incurred by the Seller with respect to Maintenance Expenditures and Capital Expenditures associated with the Purchased Assets but only to the extent such liabilities were included in the Maintenance and Capital Expenditures Amount;

            (vi) any Taxes on the ownership, sale, operation or use of the Purchased Assets on or after the Closing Date; except for any Income Taxes attributable to income or gain (including proceeds representing the Purchase Price or proceeds of other asset sales) of the Seller; and

            (vii) all obligations of the Seller with respect to the operation and ownership of the Purchased Assets pursuant to the agreements described in Section 7.13.

            (b) All of the foregoing liabilities and obligations to be assumed by the Buyer under Section 2.3(a) (excluding any Excluded Liabilities) are referred to herein as the "Assumed Obligations." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

            2.4. Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations:

            (i) any liabilities or obligations of the Seller in respect of any Excluded Assets or other assets which are not Purchased Assets;

            (ii) any liabilities or obligations in respect of Taxes attributable to purchased Assets for taxable periods ending on or before the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section
      3.4 or Section 7.8;

            (iii) any liabilities, obligations, or responsibilities under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation is known or unknown, contingent or accrued, arising as a result of or in connection with (a) any violation or alleged violation of Environmental Law prior to the Closing Date with respect to the ownership or operation of the Purchased

      Assets (other than liabilities, obligations and responsibilities assumed by Buyer pursuant to clause (d) of Section 2.3(a)(iv) of this Agreement, which the parties agreed do not include any fines or penalties imposed by a Governmental Entity with respect to a violation or alleged violation which occurred prior to the Closing Date); (b) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface, water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; (c) the matters described in Schedule 5.11 (Environmental Matters); or (d) the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, by the Seller, of Hazardous Substances that were generated at the Purchased Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section 2.4, "off-site location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

            (iv) except as provided in Section 16.3 of the Site Agreement, any liabilities, obligations or responsibilities relating to (a) the property, equipment or machinery within the switchyards for which the Seller will retain either a fee interest or an Easement, (b) the transmission lines delineated in the Easements, (c) any Seller's operations on, or usage of, the Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by Buyer, or (d) obligations under Consent Order #A5-0334-95-08 for the Queensbury Hazardous Waste Site.

            (v) any liabilities or obligations relating to any personal injury, discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action filed against the Seller or pending before any court or administrative agency on the Closing Date, with respect to liabilities principally relating to the purchased Assets (including, without limitation, all claims and cases of action set forth in Schedule 2.4);

            (vi) any payment obligations of the Seller for goods delivered or services rendered prior to the Closing;

            (vii) any liabilities or obligations imposed upon, assumed or retained by the Seller pursuant to the Site Agreement or any other Ancillary Agreement;

            (viii) any liabilities, obligations or responsibilities relating to any Benefit Plan or any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) maintained by the Seller or any trade or business (whether or not incorporated) which is under common control as a single employer, with the Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), including any multiemployer plan, maintained by or contributed to by the Seller or any ERISA Affiliate, or as to which the Seller or any ERISA Affiliate is obligated to contribute to, at any time, including any such liability (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (B) relating to a multiemployer plan;
      (C) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (D) with respect to any noncompliance with ERISA or any other applicable laws; or (E) with respect to any suit, proceeding or claim which is brought against the Buyer, any Benefit Plan, ERISA Affiliate Plan, any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan; and

            (ix) any liabilities or obligations resulting from the Seller's gross negligence or wilful misconduct, other than any liability assumed by the Buyer under Section 2.3(a)(v) (provided that the exclusion of liabilities and obligations resulting from Seller's gross negligence under this Section 2.4(ix) shall not be deemed to impose any responsibility upon Seller for the condition of the Purchased Assets at Closing);

            (x) any fines or penalties imposed by a governmental agency resulting from (A) an investigation or proceeding pending on or prior to the Closing Date or (B) illegal acts, willful misconduct or gross negligence of the Seller prior to the Closing Date;

            (xi) any liabilities, obligations or responsibilities relating to the employment or termination of employment, including a constructive termination, by the Seller of any individual (including, but not limited to, any employee of the Seller) attributable to any actions or inactions by the Seller prior to the Closing Date other than such actions or inactions taken at the direction of the Buyer;

            (xii) any liabilities relating to the litigation with respect to the Mechanicville facility listed on Schedule 5.17 hereto; and

            (xii) all liabilities or obligations of the Seller for (A) maintenance expenditures and capital expenditures associated with the Purchased Assets to the extent that such liabilities are not included in the Maintenance and Capital Expenditures Amount, and (B) Schaghticoke Pipeline Expenditures.

            All such liabilities and obligations not being assumed pursuant to
Section 2.4 are herein called the "Excluded Liabilities." Buyer shall use best reasonable efforts to provide Seller with prompt written notice of any correspondence, communications, claims or information that it receives which, to its knowledge, relates directly or indirectly to the Excluded Liabilities. Such notice shall be provided to the following, consistent with Section 11.4 of this
Agreement:

                        Manager, Risk Management
                        Niagara Mohawk Power Corporation
                        300 Erie Boulevard West
                        Syracuse, New York 13202

                                   ARTICLE III

                                 PURCHASE PRICE

            3.1. Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be an amount equal to the sum of (a) $425,000,000,
(b) the Vehicle Amount (as hereinafter defined) and (c) the Adjustment Amount less, if the Schaghticoke Pipeline has not been restored to the operational capability described in Schedule 1.1(a)(26) as of the Closing Date, the difference of $7 million less the Schaghticoke Pipeline Expenditures (but only if the difference is a positive number) (the "SPE Amount"). The Vehicle Amount shall be the cost required to buy out the leases of all vehicles which the Buyer elects to purchase which are presently leased by the Company for use with the Purchased Assets, which shall be determined as set forth on Schedule 3.1(c) (as appropriately completed prior to the Closing).

            3.2. Purchase Price Adjustment. (a) Within 60 days after the Closing, the Seller shall prepare and deliver to the Buyer statements (each, an "Adjustment Statement") which reflects (i) the amount (whether positive or negative) equal to the difference of (A) the net book value, as reflected on the books of the Seller as of the Closing Date of all fuel inventory (FERC account no. 151) and stores inventory (FERC account no. 154) and owned vehicles used at or in connection with the Purchased Assets minus (B) $1,300,000 (the "Inventory Adjustment Amount"), (ii) the Maintenance and Capital Expenditures Amount applicable to the Purchased Assets and (iii) the employee transition credit for any employees who did not become employees of the Buyer as calculated pursuant to Schedule 3.2, which amount shall not exceed $2,800,000 (the "ETC Adjustment"). The sum of the Inventory Adjustment Amount, the Maintenance and Capital Expenditures Amount and the ETC Adjustment is referred to as the "Adjustment Amount." Each Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on such Adjustment. The Buyer agrees to cooperate with the Seller in connection with the preparation of each Adjustment Statement and related information, and shall provide to the Seller such books, records and information as may be reasonably requested from time to time.

            (b) The Buyer may dispute an Inventory Adjustment Amount, a Maintenance and Capital Expenditures Amount or the ETC Adjustment; provided, however, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of the Buyer's receipt of the applicable Adjustment Statement. In the event of a dispute with respect to any part of any Adjustment Amount, the Buyer and the Seller shall attempt to reconcile their differences. If the Buyer and the Seller are unable to reach a resolution of such differences within 30 days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

            (c) Within ten (10) Business Days after the Buyer's receipt of an Adjustment Statement, the Buyer shall pay all undisputed amounts, and if there is a dispute with respect to any amount on such Adjustment Statement, within five (5) Business Days after the final determination of any amounts on such Adjustment Statement, the Buyer shall pay to the Seller an amount equal to the disputed Adjustment Amount as finally determined pursuant to subsection (b) to be payable with respect to such Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount; provided, however, that if such amount shall be less than zero then the Seller will pay to the Buyer the amount by which such amount is less than zero. Any amount paid under this
Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the base rate of Citibank N.A. in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.

            3.3. Allocation of Purchase Price. The Buyer and the Seller shall use their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the portion of the Purchase Price set forth in subsection 3.1(a) consistent with Section 1060 of the Code and the Treasury Regulations thereunder within 180 days of the date of this Agreement but in no event less than 30 days prior to the Closing. Any post closing adjustments with respect to the Purchase Price for purchase price allocation purposes, including, but not limited to, the final determination of the amount of the Assumed Obligations, the Vehicle Amount and the Adjustment Amount shall be jointly made and agreed to within sixty (60) days following the Closing in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Seller shall report the transactions contemplated by the Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agrees to provide the other promptly with any other information reasonably required to complete Form 8594. Each of the Buyer and the Seller shall notify the other in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

            3.4. Proration. (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

            (i) except as provided in Section 7.8(a) or 7.16, personal property, real property, occupancy, severage, and water Taxes, assessments and other similar charges, if any, on or with respect to the business and operation of the Purchased Assets and with respect to a taxable period that begins before but does not end on the Closing Date shall be (1) prorated to the extent such Tax is measured by time to the Seller based on the number of days in such taxable period, up to and including the Closing Date, and to the Buyer based on the number of days in such taxable period after the Closing Date, and (2) to the extent such Tax is measured by income, receipts or pertains to the business and operation of the Purchased Assets, allocated between Buyer and Seller based on a closing of the books on the Closing Date with respect to the business and operation of the Purchased Assets.

            (ii) sewer rents and charges for water, telephone, electricity and other utilities; and

            (iii) rent under any leases of real or personal property included in the Purchased Assets, including the leases described in Schedule 5.9.

            (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. Recoveries from tax certiorari proceedings shall be reduced by all costs and expenses, including attorneys' fees, prior to proration. The Buyer shall cooperate with the Seller in the prosecution of tax certiorari proceedings which have not been completed by the Closing Date. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                   ARTICLE IV

                                   THE CLOSING

            4.1. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the sale of the Purchased Assets contemplated by this Agreement (the "Closing") will take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at

10:00 A.M. (local time) on such date as the parties may agree which date is not later than the later to occur of (i) June 30, 1999 and (ii) thirty (30) Business Days following the date on which all of the conditions contained in Article VIII have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

            4.2. Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will assume the Assumed Obligations and will pay or cause to be paid to the Seller at the Closing an amount in the aggregate (the "Estimated Purchase Price") in United States dollars equal to the sum of (i) $425,000,000, (ii) the Vehicle Amount, (iii) the Estimated Adjustment Amount for the Closing less the SPE Amount (if any), by wire transfer of immediately available funds or by such other means as are agreed upon by the Seller and the Buyer.

            4.3. Deliveries by the Seller. At the Closing, the Seller will deliver the following to the Buyer:

            (a) The Bill of Sale, duly executed by the Seller;

            (b) All consents, waivers or approvals obtained by the Seller with respect to the purchased Assets, the transfer of any Transferable Permit related to the Purchased Assets, or the consummation of the transactions connected to the sale of the Purchased Assets, contemplated by this Agreement, to the extent specifically required hereunder;

            (c) An opinion of counsel and certificate (as contemplated by Section 8.2) with respect to the Purchased Assets;

            (d) One or more bargain and sale deeds with lien covenants conveying the Real Estate related to the Purchased Assets, subject to the applicable Easements and Exceptions, duly executed and acknowledged by the Seller and in recordable form along with TP-584 Forms and Equalization and Transfer Reports, in the form attached hereto as Exhibit 4.3(d);

            (e) A FIRPTA Affidavit executed by the Seller;

            (f) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable, in recordable form; and

            (g) The Ancillary Agreements, duly executed by Seller, and such other agreements, documents, instruments and writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

            4.4. Deliveries by the Buyer. At the Closing, the Buyer will deliver the following to the Seller:

            (a) The Estimated Purchase Price and any amounts payable under
Section 3.4 by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer;

            (b) Opinions of counsel and certificates (as contemplated by Section 8.3) with respect to the Purchased Assets;

            (c) The Instruments of Assumption with respect to the Assumed Obligations, duly executed by the Buyer;

            (d) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Obligations related to the Purchased Assets in accordance with this Agreement;

            (e) All tax certificates applicable to the transfers contemplated by this Agreement, including, without limitation, direct pay permits and tax exemption certificates; and

            (f) The Ancillary Agreements, duly executed by Buyer, and such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller represents and warrants to the Buyer as follows (all such representations and warranties, other than in Sections 5.1, 5.2, 5.3, 5.4 and 5.5, being made to the best knowledge of the Seller after reasonable inquiry or investigation).

            5.1. Organization: Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and Bylaws as currently in effect.

            5.2. Authority Relative to this Agreement. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Seller, and, assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals (as defined in Section 5.3) and the Buyer Required Regulatory Approvals, constitute valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

            5.3. Consents and Approvals; No Violation. (a) Other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement or performance under the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, create a Material Adverse Effect or (y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not, individually or in the aggregate, create a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation, individually or in the aggregate, would create a Material Adverse Effect.

            (b) Except for (i) any required approvals under the Federal Power Act, (ii) any required approvals from the PSC, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act and (iv) the filings by the Seller and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (v) the approval, if required, of the Nuclear Regulatory Commission (the "NRC") (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Seller Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Seller of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Material Adverse Effect.

            5.4. Reports. Since January 1, 1994, the Seller has filed or caused to be filed with the SEC, the PSC and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of the Seller as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, New York public utility laws, the Federal Power Act, the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions in respect of such reports.

            5.5. Company Reports; Financial Statements. The Seller has delivered to the Buyer each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Audit Date"), including
(i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, (ii) the Company's Quarterly Reports on Form 1O-Q for the periods ended March 31, 1998 and June 30, 1998 and (iii) the Company's Reports on Form 8-K dated February 18, 1998, June 30, 1998, July 2, 1998 and September 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and any amended reports, the "Company Reports"). As of their respective dates (or, if amended, as of the date of such amendment), insofar as the Company Reports relate to the Purchased Assets, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. With respect to the financial information relating to the Purchased Assets, each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

            5.6. Undisclosed Liabilities. Except as set forth in the Company Reports, the Seller has no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles as they have been consistently applied by the Seller to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Company Reports or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which were incurred after the date of the Company Reports.

            5.7. Absence of Certain Changes or Events. Except (i) as set forth in Schedule 5.7, or in the Company Reports, and (ii) as otherwise contemplated by this Agreement, since June 30, 1998 there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which, individually or in the aggregate, created a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller, which is material to the business or operations of the Purchased Assets; or (d) any change by the Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

            5.8. Title and Related Matters. Except as set forth in Schedule 5.8 and except for Permitted Encumbrances, Seller holds an insurable fee simple title to the Hydroelectric Real Property, free and clear of all Encumbrances. Insurable fee simple title is that which is insurable under an ALTA Owner's Policy (10-17-92) with New York Endorsement Modifications. Except as set forth in Schedule 5.8 and except for Permitted Encumbrances, the Seller has good and valid title to the other Purchased Assets which it purports to own that are reflected in the Company Reports (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances.

            5.9. Leases. There are no real property leases under which the Seller is a lessee or lessor and which (x) are to be transferred and assigned to the Buyer on the Closing Date and (y) (i) provide for annual payments of more than $500,000 in the aggregate or $100,000 individually or (ii) are material to the business, operations or financial condition of the Purchased Assets.

            5.10. Insurance. Except as set forth in Schedule 5.10, all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller and insuring the Purchased Assets are in full force and effect, subject to the terms of each policy, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.10, as of the date of this Agreement, the Seller has not been refused any insurance with respect to the Purchased Assets nor has such coverage been limited by any insurance carrier to which the Seller has applied for any such insurance or with which it has carried insurance during the last twelve months.

            5.11. Environmental Matters. Except as disclosed in Schedule 5.11 or in the Company Reports:

            (a) The Seller holds and has held, has complied with and is in compliance with, all permits, license and governmental authorizations ("Environmental Permits") required for the Seller to conduct the business and operations of the Purchased Assets under applicable Environmental Laws, and the Seller otherwise has complied and is in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to create a Material Adverse Effect;

            (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party, under or that it may have incurred liability under, or is allegedly in violation of, any Environmental Law with respect to any on-site location, except for such liability under such laws as would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect;

            (c) The Seller has not entered into or agreed to any consent decree or order, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except for such consent decree or order, judgment, decree or judicial order that would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect; and

            (d) Except as set forth on Schedule 5.11, there has been no Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Purchased Assets that has given or would be reasonably likely to give rise to any liabilities under Environmental Law, except for such liability under such laws as would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect.

            The representations and warranties made in this Section 5.11 and in
Section 5.18(b) are the Seller's exclusive representations and warranties relating to environmental matters.

            5.12. Labor Matters. The Seller has previously delivered to the Buyer a copy of the Collective Bargaining Agreement which is the only collective bargaining agreement which relates to the business or operations of the Purchased Assets. With respect to the business or operations of the Purchased Assets, except to the extent set forth in Schedule 5.12 and except for such matters as will not, individually or in the aggregate, create a Material Adverse Effect (a) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Seller has not received written notice of any unfair labor practice complaint against the Seller pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting the Seller; (d) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under the Collective Bargaining Agreement is pending against the Seller and (f) the Seller has not experienced any primary work stoppage in the past five years.

            5.13. ERISA; Employee Benefit Plans. (a) All "employee benefit plans", within the meaning of Section 3(3) of ERISA, covering employees employed at the Purchased Assets ("Employees") (collectively, the "Benefit Plans") are listed on Schedule 5.13. True and complete copies of all Benefit Plans and all amendments thereto have been provided or made available to Buyer.

            (b) All Benefit Plans are in substantial compliance with ERISA. Seller has not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with Seller under Section 4001 of

ERISA or Section 414 of the Code (an "ERISA Affiliate"). Seller has not incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan subject to Title IV of ERISA or by any ERISA Affiliate within the 12-month period ending on the date hereof.

            (d) Neither any Benefit Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency", within the meaning of
Section 412 of the Code or Section 302 of ERISA (whether or not waived), and no ERISA Affiliate has an outstanding funding waiver. Seller has not provided, nor is it required to provide, security to any Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            5.14. Real Estate. Schedule 5.14 contains a schedule of title documents identifying the Hydroelectric Real Property. The Hydroelectric Real Property is encumbered by the lien of a mortgage held by Bankers Trust Company, as successor trustee under the Indenture which will be released or discharged at the Closing. Schedule 5.14 also reflects that the Seller will be EXCEPTING AND RESERVING to Seller fee simple title and/or a permanent easement over parcels of land on which the transmission, distribution, substation and communication facilities and related support equipment described or referred to in Section 2.2(d) are located, together with access to those facilities, and those fee simple titles and easements identified as being reserved to Seller in the deed or in Exhibit "A" to be annexed to the deed, together with access to those parcels.

            5.15. Condemnation. Except for the action with respect to the Mechanicville facility, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Seller in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority or any other Person, and no such condemnation or other taking has been threatened.

            5.16. Certain Contracts and Arrangements. (a) Except for (i) contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date, and (ii) the Collective Bargaining Agreement and (iii) the contracts or agreements listed in Schedule 5.16(a), the Seller is not a party to any contract, agreement, personal property lease, commitment, understanding or instrument which (x) provides for annual payments of more than $100,000 individually (or, together with all other such contracts, agreements, personal property leases, commitments, understandings and instruments, $500,000) or (y) is material to the business or operations of the Purchased Assets.

            (b) If the Site Agreement and Interconnection Agreement were in full force and effect between Seller's generation business and the Seller's transmission business on the date of this Agreement, (i) the Seller's generation business would be in material compliance with the terms thereof, and (ii) except as provided in the Interconnection Agreement, there is no event or condition that would enable or require the Seller's transmission business to (x) notify the Seller's generation business of the necessity of an addition to or modification of the Interconnection Facilities, as defined in Section 1.10 of the Interconnection Agreement, (y) operate and/or purchase from the Seller's generation business any of the equipment or facilities specified in Section 20.0 of the Site Agreement, or (z) discontinue Interconnection Service as provided for in the Interconnection Agreement.

            5.17. Legal Proceedings, etc. Except as set forth in Schedule 5.17 or in the Company Reports, there are no claims, actions, proceedings or investigations pending or threatened against or relating to the Seller before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, individually or in the aggregate, would create a Material Adverse Effect. Except as set forth in
Schedule 5.17 or in the Company Reports, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which, individually or in the aggregate, would create a Material Adverse Effect.

            5.18. Permits. (a) The Seller has or will have by the Closing Date all permits, subdivision approvals, variances, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws, necessary to operate the business of the Purchased Assets as presently conducted (collectively, "Permits"), except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. The Seller has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, individually or in the aggregate, do not create a Material Adverse Effect.

            (b) Schedule 5.18(b) sets forth all material Permits and Environmental Permits.

            5.19. Regulation as a Utility. The Seller is a public utility company within the meaning of the Holding Company Act. The Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

            5.20. Tax Matters. With respect to the Purchased Assets and trades or businesses associated with the Purchased Assets (i) all Tax Returns required to be filed, other than those Tax Returns the failure of which to file would not create a Material Adverse Effect, have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full.

            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR

PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

            The Buyer represents and warrants to the Seller as follows (all such representations and warranties, except those regarding the Buyer, being made to the best knowledge of the Buyer after reasonable inquiry or investigation)

            6.1. Organization. The Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Certificate of Limited Partnership and Limited partnership Agreement (or other similar governing documents), as currently in effect.

            6.2. Authority Relative to this Agreement. The Buyer has full partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership action and no other partnership proceedings on the part of the Buyer are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transaction contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Buyer, and assuming that this Agreement and the Ancillary Agreements constitute valid and binding agreements of the Seller, this Agreement and the Ancillary Agreements, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitute valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.

            6.3. Consents and Approvals; No Violation. (a) Other than obtaining the Buyer Required Regulatory

Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement or performance under the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the Certificate of Limited Partnership or Limited Partnership Agreement (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

            (b) Except for (i) qualification of the Buyer as an exempt wholesale generator under the Energy Policy Act of 1992, without restriction, including no restriction on sales to Affiliates, (ii) authorization to sell power under
Section 205 of the FPA, including (Al authorizations required to implement sales under the Ancillary Agreements, and (B) market-based rate approval, (iii) approval under Section 203 of the FPA to transfer contracts and other jurisdictional assets, (iv) approval by FERC under Part I of the FPA of the transfer of FERC project licenses related to, and necessary to operate, the Hydroelectric Assets as currently operated, (v) any necessary PSC approvals,
(vi) the filings by the Buyer and the Seller required by the HSR Act and (vii) approval by FERC of the Interconnection Agreement and the Transition Power Agreement and other Ancillary Agreements filed with the FERC (the filings and approvals referred to in clauses (i) through (vii) are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby or by the Ancillary Agreements.

            6.4. Availability of Funds. At the Closing the Buyer will have sufficient funds to pay the Purchase Price.

                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

            7.1. Conduct of Business Relating to the Purchased Assets. (a) Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Seller will operate the Purchased Assets and related businesses in the usual, regular and ordinary course consistent with Good Industry Practice and shall use all commercially reasonable efforts to preserve intact the purchased Assets and the businesses related thereto, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not with respect to the Purchased Assets:

            (i) (x) except for (1) Permitted Encumbrances and (2) indebtedness constituting Excluded Liabilities that does not create an Encumbrance on the purchased Assets, create, incur, assume or suffer to exist any indebtedness for borrowed money (including obligations in respect of capital leases); or (y) assume, guarantee, endorse or otherwise become directly liable or responsible (whether directly or indirectly, contingently or otherwise) for the obligations of any Person;

            (ii) make any material change in the levels of fuel inventory and stores inventory or the numbers of owned or leased vehicles customarily maintained by the Seller with respect to the Purchased Assets, other than consistent with Good Industry Practice;

            (iii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Industry Practice, including the practice of harvesting timber;

            (iv) terminate, extend or otherwise amend any real property lease to the extent any such extension or amendment would require the lease to be disclosed pursuant to Section 5.9;

            (v) execute, enter into, terminate or otherwise amend (x) any of the Permits, other than routine renewals or non-material modifications or amendments or (y) any other agreement, order, decree or judgment relating to the current or any new permit;

            (vi) enter into any power sales commitments having a term that extends beyond June 30, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur;

            (vii) with respect to the Purchased Assets and related businesses,
      (x) amend or cancel any liability or casualty insurance policies related thereto, (y) compromise, settle, withdraw, release or abate any claims made or accruing thereunder or (z) fail to maintain by self insurance or with financially responsible insurance companies insurance in such amounts and against such risks and losses as was in place as of the date of this Agreement for such assets and businesses;

            (viii) enter into any commitment or contract for goods or services not addressed in clauses (i) through (vii) above that will be delivered or provided after June 30, 1999 or such other date that the parties mutually agree to be the date on which the Closing is expected to occur, in an amount greater than $100,000 individually or $500,000 in the aggregate for all such commitments and contracts:

            (ix) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (viii).

            (b) Notwithstanding anything in Section 7.1(a) to the contrary, the Seller may, in its sole discretion, make (i) Maintenance Expenditures and Capital Expenditures consistent with the timing (as to the year incurred) and amount of such expenditures as set forth in Schedule 7.1, (ii) at the Seller's expense, such other maintenance and capital expenditures as the Seller deems necessary and (iii) Schaghticoke Pipeline Expenditures, provided that all such expenditures, and the work related thereto, shall be effected in accordance with Good Industry Practice.

            (c) Between the date of this Agreement and the Closing Date, at the sole responsibility and expense of the Buyer, the Seller will permit designated employees or representatives ("Observers") of the Buyer to observe all operations of the Seller that relate to the Purchased Assets and related businesses, and such observation shall be permitted on a cooperative basis in the presence of personnel of the Seller during normal business hours of the Seller; provided, however, that such Observers and their actions shall not unreasonably interfere with the operation of the Seller's business. The Buyer's Observers may recommend or suggest actions be taken or not be taken by the Seller; provided, however, that the Seller will be under no obligation to follow any such recommendations or suggestions and the Seller shall be entitled, subject to this Agreement, to conduct its business in accordance with its own judgment and discretion. The Buyer's Observers shall have no power to bind or make agreements on behalf of the Seller, to conduct discussions with or make representations to third parties on behalf of the Seller, or to issue instructions to or direct or exercise authority over the Seller or any of the Seller's officers, employees, advisors or agents.

            7.2. Access to Information. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is not denied access by law; (ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer with such financial and operating data and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request, provided, however, that the Seller will not be required to create special reports or perform any studies;
(iv) furnish the Buyer a copy of each material report, schedule or other document filed or received by it with respect to the Purchased Assets with or from the SEC, PSC or FERC; provided, however, that (A) any such investigation shall be conducted in such manner as not to interfere with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Seller will only furnish or provide such access to Transferring Employee Records and personnel and medical records as is required by law, legal process or subpoena and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

            (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 or the Ancillary Agreements shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidentiality Agreement).

            (c) For a period of six years after the Closing Date, each party and their representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferring Employee Records, in the possession of the other party to the extent that such access may reasonably be required by such party. Such access shall be afforded by the party or parties in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The party or parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 7.2(c). If the party or parties in possession of such books and records shall desire to dispose of any such books and records upon or prior to the expiration of such six-year period, such party or parties shall, prior to such disposition, give the other party or parties a reasonable opportunity at such other party's or parties' expense, to segregate and remove such books and records as such other party or parties may select. During such six-year period, the Seller and its representatives and the respondent parties and their representatives in the real property tax litigation listed on Schedule 2.2(h) shall have physical access during normal business hours to the Purchased Assets to the extent such access may reasonably be required in connection with that litigation.

            (d) The Seller agrees not to release any Person (other than the Buyer) from any confidentiality agreement now existing with respect to the Purchased Assets, or waive or amend any provision thereof.

            (e) Notwithstanding the terms of the Confidentiality Agreement and
Section 7.2(b) above, the parties agree that prior to the Closing the Buyer may, if reasonably necessary, reveal or disclose Proprietary Information to any other Persons in order to obtain financing, and for purposes of risk management of or with respect to the Purchased Assets, and to such Persons with whom the Buyer expects it may have business dealings regarding the Purchased Assets from and after the Closing Date, and, to the extent that Seller consents, which consent shall not be unreasonably withheld, existing and potential customers and suppliers.

            (f) Except as required by law, unless otherwise agreed to in writing by the Buyer, for a period commencing on the Closing Date and terminating three years after such date the Seller shall keep all Proprietary Information confidential and (i) shall not disclose or reveal any Proprietary Information to any Person other than "Seller's Representatives" (as defined below) who are actively and directly participating in the transactions contemplated hereby or who otherwise need to know the Proprietary Information for such purpose and shall cause those Persons to observe the terms of this Section 7.2(f) and (ii) shall not use Proprietary Information for any purpose other than consistent with the terms of this Agreement. The Seller shall continue to hold all Proprietary Information according to the same internal procedures and with the same degree of care regarding its secrecy and confidentiality as currently applicable thereto. The Seller shall notify the Buyer of any unauthorized disclosure to third parties that it discovers, and shall endeavor to prevent any further such disclosures. The Seller shall be responsible for any breach of the terms of this
Section 7.2(f) by the Seller or the Seller's Representatives.

            After the Closing Date, in the event that the Seller is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Proprietary Information, or any other information concerning the Purchased Assets, or the transactions contemplated hereby, the Seller shall provide the Buyer with prompt notice of such request or requirement in order to enable the Buyer to seek an appropriate protective order or other remedy, to consult with the Seller with respect to taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 7.2(f). The Seller agrees not to oppose any action by the Buyer to obtain a protective order or other appropriate remedy after the Closing Date. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 7.2(f), the Seller shall furnish only that portion of the Proprietary Information which the Seller is advised by counsel is legally required. In any such event the Seller shall use its reasonable best efforts to ensure that all Proprietary Information and other information that is so disclosed will be accorded confidential treatment.

            7.3. Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses. Any title insurance obtained by the Buyer shall be at the Buyer's sole expense.

            7.4. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation using its best efforts to ensure satisfaction of the conditions precedent to each party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, the Seller and the Buyer shall use commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. Neither of the parties hereto will, without prior written consent of the other party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to vest more effectively in the Buyer the Seller's title to the Purchased Assets subject to Permitted Encumbrances and Schedule 5.8. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to consummate more effectively the sale of the Purchased Assets pursuant to this Agreement.

            (b) In the event that any Purchased Asset shall not have been conveyed to the Buyer at the Closing, the Seller shall use its best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. In the event that any Easement necessary or desirable for the Seller's ongoing operations shall not have been retained by the Seller after the Closing, the Buyer shall use its best efforts to grant such Easement to the Seller as promptly as is practicable after the Closing; provided that the same does not materially interfere with Buyer's use of the property or materially adversely affect the value of such property.

            (c) To the extent that the Seller's rights under any contract, agreement, lease or license included in the Purchased Assets (each, a "Seller's Agreement") may not be assigned without the consent of another Person and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use all commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. The Seller and the Buyer agree that if any consent to an assignment of any Seller's Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Seller's Agreement in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Seller's Agreement, shall after the Closing, appoint the Buyer to be the Seller's representative and agent with respect to such Seller's Agreement, and the Seller shall, to the maximum extent permitted by law and such Seller's Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Seller's Agreement. The Seller and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of such Seller's Agreement to the Buyer.

            7.5. Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

            7.6. Consents and Approvals. (a) The Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

            (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which either of them is bound. Each of the Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

            (c) The Seller and the Buyer shall cooperate with each other and promptly prepare and file notifications with, and request tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which the Buyer would otherwise be liable for any Tax liabilities of the Seller pursuant to such state and local Tax law.

            7.7. Fees and Commissions. The Seller and the Buyer each represent and warrant to the other that, except for Merrill Lynch & Co. and Donaldson Lufkin & Jenrette Securities Corporation, which are acting for and at the expense of the Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation.

            7.8. Tax Matters. (a) Other than the New York Real Estate Transfer Tax (the "New York Tax"), which is the Seller's obligation, the Buyer shall be solely liable for and shall pay all applicable sales, transfer, use, stamp, conveyance, value added, recording, excise, New York Petroleum Business Tax and other similar Taxes, if any, together with all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed upon, or payable, collectible or incurred in connection with the transfer of the Purchased Assets to the Buyer or otherwise as a result of the transfer of the Purchased Assets ("Transfer Taxes"). The Buyer shall release, indemnify and hold harmless Seller with respect to all Transfer Taxes, other than the New York Tax. The Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation.

            (b) With respect to Taxes to be prorated in accordance with Section
3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's prepara-tion of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval not later than fifteen
(15) Business Days prior to the due date for filing such Tax Return. Within ten
(10) Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with Section 3.4 of this Agreement.

            (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be relevant to such return, audit, or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

            (d) The Buyer shall remit to the Seller any refund or credit of Taxes with respect to the Purchased Assets to the extent such Taxes are attributable to any taxable period, or portion thereof, ending on or before the Closing Date.

            (e) The Buyer shall pay to the Seller at Closing the portion of any Taxes previously paid by the Seller with respect to the Purchased Assets to the extent such Taxes are, pursuant to Section 3.4, properly allocable to a taxable period, or portion thereof, beginning after the Closing Date.

            (f) The Buyer shall prepare and timely file all real property tax administrative and judicial proceedings which must be filed pursuant to any existing settlement agreements or those which are negotiated with respect to the litigation on Schedule 2.2(h). The Seller will provide all reasonable and necessary assistance in preparing such filings.

            (g) The provisions of this Section 7.8 are subject to Section 7.16 with respect to real property Taxes.

            7.9. Supplements to Schedules. Prior to the Closing Date, the Seller and the Buyer shall supplement or amend the Schedules required by Section 2.4,
Article V and Article VI, as the case may be, with respect to any matter relating to the Purchased Assets, hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

            7.10. Employees. (a) The Buyer and the Seller agree that the Buyer shall be a successor within the meaning of the Collective Bargaining Agreement. The Buyer agrees to offer employment to employees of the Seller's workforce employed at, or whose work responsibilities involve principally the operation of, the Purchased Assets (approximately 54 management and 145 bargaining unit employees). Each person who becomes employed by the Buyer pursuant to this
Section 7.10 shall be referred to herein as a "Buyer Employee." The employment of employees who are represented by Local No. 97 of the IBEW shall continue in accordance with the Collective Bargaining Agreement.

            (b) The Seller has made available to the Buyer the Collective Bargaining Agreement. With respect to Buyer Employees who are included in the collective bargaining unit covered by the Collective Bargaining Agreement ("IBEW Employees"), on the Closing Date, the Buyer will assume the Collective Bargaining Agreement as it relates to such Buyer Employees employed at the purchased Assets and shall agree and become party to and bound by the terms and conditions of the Collective Bargaining Agreement.

            (c) For the period commencing on the Closing Date and ending 12 months thereafter, and except as otherwise provided in Section 7.10(i) or as the Buyer and any Buyer Employee may otherwise agree, the Buyer shall provide all Buyer Employees who are not IBEW Employees ("Non-Union Employees") with total compensation (including, without limitation, base pay, authorized overtime, bonuses, and benefits contained in the employee benefit plans, programs and fringe benefit arrangements (excluding education reimbursement)) which is, in the aggregate, at least equivalent in value to the Non-Union Employee's total compensation, which shall be based upon (x) such employee's existing individual base pay, (y) authorized overtime, if applicable, and (z) an average bonus and benefit component for such employee's salary plan level, as consistently applied by the Seller, apportioned according to such employee's base pay. The Buyer shall also pay reasonable relocation costs with respect to any Non-Union Employees who shall relocate at the Buyer's request.

            (d) As of the Closing Date, all Non-Union Employees shall cease to participate in the employee welfare benefit plans (as such term is defined in ERISA) maintained or sponsored by the Seller or its Affiliates (the "Prior Welfare Plans") and shall, if applicable, commence to participate in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans"). The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to Non-Union Employees under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the Prior Welfare Plans and that have not been satisfied as of the Closing Date, and
(ii) provide each Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

            (e) Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all employee benefit plans, programs, and fringe benefit plans, programs, and fringe benefit arrangements of the Buyer ("Buyer Benefit Plans") in which they become participants. The service credit given is for purposes of eligibility, vesting and service related level of benefits, but not benefit accrual (except as provided in the following sentence). Except as otherwise provided in Section 7.10(i), for purposes of benefit accrual, Non-Union Employees shall be given credit for all service with the Seller and its Affiliates under all Buyer Benefit Plans, but the ultimate benefits provided under the Buyer Benefit Plans may be offset by the corresponding benefits previously provided by the Seller or benefit plans of the Seller, or by the corresponding benefits accrued under the benefit plans of the Seller or otherwise committed to be provided by the Seller in the future.

            (f) To the extent allowable by law, the Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer or one of its Affiliates, if requested to do so by a Non-Union Employee, to accept a direct "rollover" of all or a portion of said employee's distribution (excluding securities) from the Seller's Represented and Non-Represented Employees Savings Fund Plans or the defined benefit Pension Plan.

            (g) In addition to the Buyer's obligations with respect to the Employee Transition Cost set forth in Section 4.2, the Buyer shall pay to each Non-Union Employee whose employment is terminated by the Buyer or one of its Affiliates within eighteen months of the Closing Date a severance benefit package equivalent to that which would have been provided to such individual upon such termination by the Seller under the Niagara Mohawk Power Corporation Involuntary Severance Plan as in effect on the Closing Date had such individual remained continuously employed by the Seller or its Affiliates and had been eligible for, and entitled to benefits under, such plan on the date of such termination.

            (h) The Buyer and the Seller do not anticipate the issuance of any notices pursuant to the WARN Act. Notwithstanding the foregoing, the Seller agrees to timely perform and discharge all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees arising from the sale of the purchased Assets to the Buyer up to and including the Closing Date for those employees who will become Buyer Employees effective as of the Closing Date. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

            (i) Effective as of the Closing Date, the Buyer shall cause to be established a defined benefit pension plan for the benefit of the Buyer Employees (the "Buyer's Defined Benefit Plan"). The Buyer's Defined Benefit Plan shall have the same terms as the Niagara Mohawk Pension Plan as of the Closing Date, and the Buyer agrees to maintain such terms for Non-Union Employees for a period of at least seven (7) years after the Closing Date (provided, however, that if changes in the law require any such terms to be modified, the Buyer may change such terms to the extent necessary to comply with such laws). The Buyer Employees shall be given credit in the Buyer's Defined Benefit Plan for all service with and compensation from the Seller and its Affiliates as if it were service with and compensation from the Buyer for purposes of determining eligibility for benefits, the amount of any benefits or benefit accruals, vesting, and service related levels of benefits under the Buyer's Defined Benefit Plan.

            In connection with the foregoing, the following actions shall be taken as of the Closing Date:

            (i) At the time specified in subparagraph (iv) below, the Seller shall cause to be transferred to the Buyer's Defined Benefit Plan assets equal to the Projected Benefit Obligation ("PBO"), as determined in accordance with the 1999 actuarial assumptions as set forth in the 1998 year-end disclosure of the Seller under Financial Accounting Standards Board Statement 87 (the "Assumptions"), attributable to the Buyer Employees as of the Closing Date, together with interest at an annual rate that is equivalent to the discount rate set forth in the Assumptions for the period from the Closing Date to the date of the actual transfer of assets and adjusted for benefit payments under the Niagara Mohawk Pension Plan made pursuant to subparagraph (v) below; provided, however, that if the Seller is unable to transfer an amount equal to the PBO, then: (A) the Seller shall transfer an amount equal to the accumulated benefit obligation ("ABO"), whether or not vested, as determined in accordance with the Assumptions, and which is attributable to the Buyer Employees as of the Closing Date; and (B) the Seller shall pay to the Buyer in cash the amount of the difference between the PBO and the ABO. The transfer of either the PBO or ABO amount under this subparagraph (i) shall be made in accordance with Section 414(l) of the Code and Treasury Regulation
      Section 1.414(1)-i.

            (ii) The PBO and the ABO shall be calculated in accordance with Assumptions, and using an annual interest rate credit of 5.2%.

            (iii) All assets transferred under subparagraph (i) shall be transferred in cash, or in marketable securities that are reasonably acceptable to the Buyer.

            (iv) Within 45 days after the Closing Date, the Seller shall file or cause to be filed any Forms 5310-A that may be required to be submitted to the IRS in connection with the transfer described in subparagraph (i). The transfer described in subparagraph (i) shall be made as soon as practicable following the determination of the amount described in subparagraph (i), but in no event prior to the thirtieth (30th) day following the filing of such Forms 5310-A with the IRS or, in the event that the IRS, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Entity raises any objections to the transfer, the date as of which the IRS, the PBGC or other Governmental Entity withdraws such objections or is satisfied that the terms of the transfer have been modified to the extent necessary to meet such objections.

            (v) Upon completion of the transfer under subparagraph (i), all benefit payments from the Buyer's Defined Benefit Plan shall be the responsibility of the Buyer. Pending completion of the transfer under subparagraph (i), any benefits that are payable to the Buyer Employees under the Buyer's Defined Benefit Plan shall be paid or continue to be paid out of the Niagara Mohawk Pension Plan, and the amount to be transferred under subparagraph (i) shall be reduced by the amount of such payments. Pending the completion of such transfer, the Seller will cooperate with the Buyer with respect to plan administration, including the disbursement of benefits.

            The Seller agrees that it shall use its reasonable best efforts to accomplish the transfer of assets described in subparagraph (i) of this Section 7.10(i); provided, however, that if the Seller determines in good faith that it is unable to make such a transfer, then, notwithstanding the language in this
Section 7.10(i), the Seller and the Buyer agree to negotiate a mutually agreeable resolution of the defined benefits issues in this Section 7.10(i) that provides the Buyer and the Seller the economic equivalent of Section 7.10(i) above.

            7.11. Risk of Loss. (a) Except with respect to those contracts and commitments entered into pursuant to Section 7.1(d) (iii), from the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

            (b) If, before the Closing Date, all or any portion of the Purchased Assets is taken by eminent domain or is the subject of a pending or (to the knowledge of the Seller) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If the fair market value of the Purchased Assets that are the subject of, or are adversely affected by, such taking exceeds $1,000,000, (as estimated in good faith by the Buyer based on the parties' allocation (or proposed allocation) of the Purchase Price under Section 3.3) but such taking shall not result in a Material Adverse Effect, the Buyer and the Seller shall agree on an appropriate adjustment to the Purchase Price. If such taking would create a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f).

            (c) If, before the Closing Date, all or any material portion of the Purchased Assets is damaged or destroyed by fire or other Casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction is reasonably estimated by Buyer to cost in excess of $1,000,000 to repair or replace the Purchased Assets that are the subject of such Casualty but such damage or destruction shall not result in a Material Adverse Effect, the Buyer and the Seller shall agree on an appropriate adjustment to the Purchase Price. If such damage or destruction would create a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such Casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f).

            7.12. Tax Clearance Certificates. The Buyer shall use reasonable efforts to provide or obtain from any taxing authority any certificate, permit, license, or other document necessary to mitigate, reduce or eliminate any Taxes (including additions thereto or interest and penalties thereon) that otherwise would be imposed with respect to the transactions contemplated in this Agreement.

            7.13. NYSERDA Compliance. Following the Closing, the Buyer agrees to comply with the Seller's obligations with respect to the ownership and operation of the Purchased Assets set forth in the participation agreements and tax regulatory agreements listed on Schedule 7.13.

            7.14. Remote Terminal Units. With respect to the remote terminal units listed on Schedule 7.14 (the "RTUs"), the Seller shall continue to lease such RTUs for the benefit of the Buyer for the life of the leases and the Buyer shall promptly, but no later than 10 days after receipt of a statement from the Seller, reimburse the Seller for all such lease payments. Upon the expiration of such leases, all of the Seller's rights in such RTUs shall, without any further payment, vest in the Buyer.

            7.15. Access to Sites. The Seller's agents and representatives shall be granted access to any property which contains any environmental Excluded Liability during regular business hours upon prior notice, for purposes of remediation and/or monitoring and inspection of such Excluded Liability, provided that such access shall be limited to reasonable access upon reasonable advance notice and shall be limited to such access as will not materially interfere with the Buyer's conduct of its operations at such site.

            7.16 Real Property Taxes. (a) Prior to Closing, Seller shall have the right to control all real property tax litigation and administrative proceedings relating to the Hydroelectric Real Property, including the matters listed on
Schedule 7.16. Buyer shall have the right (i) to require Seller to commence litigation or administrative proceedings relating to real property Taxes for the Hydroelectric Real Property at requested values determined by Buyer, (ii) to receive reasonable advance notice of all proceedings and conferences relating thereto and, to the extent not prohibited by the relevant taxing authority, to observe all such conferences and proceedings, (iii) to receive copies of all notices, determinations, and filings received by Seller in connection therewith promptly after Seller's receipt thereof, (iv) to receive copies of pleadings, filings and other submissions to be made by Seller not later than 5 Business Days in advance of Seller's submission thereof, and (v) to consent to all settlements or consent orders entered into by Seller with respect to real property tax litigation and administrative proceedings relating to the Hydroelectric Real Property, such consent not to be unreasonably withheld.

            (b) From and after the Closing, Buyer shall have the right to assume control of all real property tax litigation and administrative proceedings relating to the Hydroelectric Real Property pending as of the Closing Date (other than the Trenton Hydro litigation (Trenton, County of Oneida) and the Moshier Hydro litigation (Webb, County of Herkiner), the control of which will remain subject to Section 7.16(a) after the Closing Date), including the matters listed on Schedule 7.16. With respect to any such litigation and administrative proceedings, Seller shall have the right (i) to receive reasonable advance notice of all proceedings and conferences relating thereto and, to the extent not prohibited by the relevant taxing authority, to observe all such conferences and proceedings, (ii) to receive copies of all notices, determinations, and filings received by Buyer in connection therewith promptly after Buyer's receipt thereof, (iii) to receive copies of pleadings, filings and other submissions to be made by Buyer not later than five (5) Business Days in advance of Buyer's submission thereof, and (iv) to consent to all settlements or consent orders entered into by Buyer with respect to real property tax litigation and administrative proceedings relating to the Hydroelectric Real Property, such consent not to be unreasonably withheld.

            (c) Seller shall cooperate with, and provide reasonable assistance to, Buyer in connection with the conduct of all real property tax litigation and administrative proceedings conducted after the Closing Date, including the right to use and consult with personnel of Seller principally responsible for management of Seller's relationships with the relevant real property taxing authorities and negotiation and litigation and administrative proceedings with such authorities regarding real property tax assessments.

            (d) Seller shall have the right to retain all cash real property Tax refunds and any interest thereon (collectively, "Tax Refunds") received prior to the Closing Date (or, in the case of the Spier Falls Hydro litigation (Moreau, County of Saratoga), Tax Refunds received in respect of any initial judgment obtained prior to the Closing Date) in respect of real property Taxes paid with respect to the Hydroelectric Real Property.

            (e) Subject to Section 7.16(f) below, Buyer shall have the right to receive and retain all cash Tax Refunds received after the Closing Date (whether received by Buyer or Seller) in respect of, and all real property Tax savings (including savings realized under pilot agreements or similar agreements) realized after the Closing Date as a result of assessment reductions achieved after the date of this Agreement in respect of real property Taxes paid or assessed with respect to the Hydroelectric Real Property prior to the Closing Date.

            (f) Buyer will pay to Seller no less frequently than annually twenty-five percent (25%) of (i) the amount of all cash Tax Refunds received after the Closing Date and (ii) the amount of all real property Tax savings realized by the Buyer after the Closing Date as a result of assessment reductions achieved in respect of real property Taxes paid or assessed with respect to the Hydroelectric Real Property prior to, at or after the Closing Date (in each case, net of the reasonable expenses incurred by Buyer and Seller in connection with the related litigation and settlement negotiations), but only to the extent that the aggregate payments made by Buyer to Seller under this
Section 7.16(f) do not exceed $20,000,000.

            7.17 Ownership Interest in Certain Facilities. The parties agree that if on the Closing Date Seller is unable to convey a 100% ownership interest in each of the Black River/Beebee Island facility (project no. 2538) and the Hudson River/Feeder Dan facility (project no. 2554) to Buyer, the parties will in good faith negotiate an appropriate reduction to the Purchase Price.

                                  ARTICLE VIII

                                   CONDITIONS

            8.1. Conditions to Each Party's Obligations to Effect the Transaction. The respective obligations of each party to effect the sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

            (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

            (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

            (c) All Federal, State and local government consents and approvals required for the consummation of the sale of the Purchased Assets and the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have been obtained or become Final Orders (a "Final Order" for all purposes of this Agreement means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending) that has not been revised, stayed, enjoined, set aside, annulled or suspended, with respect to which any required waiting period has expired; and as to which all conditions to effectiveness prescribed therein or otherwise by law, regulation or order have been satisfied) and such Final Orders shall not impose materially adverse terms or conditions on either the Seller or the Buyer, provided that either such party may only invoke the foregoing condition if the terms or conditions have such a material adverse effect on the benefits expected to be derived from the consummation of the transactions contemplated hereby that such party reasonably would not have been expected to enter into this Agreement on the terms hereof if such terms or conditions had been known as of the date hereof; and

            (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, is a party shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, create a Material Adverse Effect, or (ii) which are governed by Section 7.4(c).

            8.2. Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the purchase of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) There shall not have occurred and be continuing a Material Adverse Effect;

            (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Seller on or prior to the Closing Date, and the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

            (c) There shall be no Encumbrances on the Purchased Assets by virtue of the Indenture;

            (d) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

            (e) The Buyer shall have received opinions from Sullivan & Cromwell and Swidler & Berlin, dated the Closing

Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                  (1) The Seller is a corporation duly organized, existing and in good standing under the laws of New York and the Seller has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Seller;

                  (2) This Agreement and the Ancillary Agreements have been duly executed and delivered by the Seller and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, (A) subject to the Bankruptcy and Equity Exception and (B) except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                  (3) The execution and delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not conflict with the Certificate of Incorporation or Bylaws, as currently in effect, of the Seller; and

                  (4) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate create a Material Adverse Effect.

            As to any matter contained in such opinions which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinions may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.

            (f) The Buyer shall be reasonably satisfied that all material Environmental Permits and material Permits will be transferred to the Buyer or obtained by the Buyer on or before the Closing Date; and

            (g) The Buyer shall have obtained title insurance policies for each of the Hydroelectric Real Property sites, from a title insurance company or companies reasonably acceptable to Buyer, issued on an ALTA Owner's Policy of Title Insurance (10-17-92) with New York Endorsement Modifications, insuring the property in the name of the Buyer, in the amount of the current fair market value of the Hydroelectric Real Property and subject to only Permitted Encumbrances.

            8.3. Conditions to Obligations of the Seller. The obligation of the Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

            (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which are required to be performed on or prior to the Closing Date;

            (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

            (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

            (d) The Buyer shall have assumed, as set forth in Section 7.10, the Collective Bargaining Agreement.

            (e) The Seller shall have received an opinion from Kirkland & Ellis, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and their counsel, substantially to the effect that:

                  (l) The Buyer is a limited partnership duly organized, existing and in good standing under the laws of the State of Delaware and has the partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite partnership action taken on the part of the Buyer;

                  (2) This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, (A) subject to the Bankruptcy and Equity Exception and (B) except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                  (3) The execution and delivery and performance of this Agreement and the Ancillary Agreements by the Buyer does not conflict with the Certificate of Limited Partnership or Limited

      Partnership Agreement, as currently in effect, of the Buyer; and

                  (4) No declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

            As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States, Delaware and New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1. Indemnification. (a) The Seller will indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement or the representations and warranties contained in Sections 5.1, 5.2 or 5.3 hereof,
(ii) the Excluded Liabilities, (iii) noncompliance by the Seller with any bulk sales or transfer laws as provided in

Section 11.11, or (iv) one-half of the costs in excess of $50,000 incurred during the two years following the Closing Date in connection with the license surrender and decommissioning of the hydroelectric generating and related assets comprising the Stuyvesant Falls Project (No. 2696).

            (b) The Buyer will indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or the representations and warranties contained in Sections 6.1, 6.2 and 6.3 hereof and (ii) the Assumed Obligations.

            (c) Any Person entitled to receive indemnification under this Agreement Can "Indemnitee") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

            (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            (e) The rights and remedies of the Seller and the Buyer under this
Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement or (ii) the Assumed Obligations or the Excluded Liabilities, as the case may be.

            (f) The Buyer and the Seller each agree that notwithstanding any provisions in this Agreement to the contrary, all parties to this Agreement retain their remedies at law or in equity with respect to willful or intentional breaches of this Agreement.

            (g) Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

            9.2. Defense of Claims. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying party reasonably prompt written notice thereof, but in any event not later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

            (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

            (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, and the Indemnifying Party will have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

            (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the base rate then in effect of Citibank N.A., will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subject in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this
Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

            (e) A failure to give timely notice as provided in this Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.

            9.3. Tax Contest. (a) The Buyer shall notify the Seller in writing within thirty (30) days of receipt of written notice of any Federal or State pending or threatened audits, adjustments or assessments (a "Tax Audit"), which may affect the Seller's liability for Taxes. If the Buyer fails to give such notice to the Seller, the Buyer shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice adversely affects the Seller's right to participate in the Tax Audit.

            (b) (i) If such Tax Audit relates to any taxable period ending on or before the Closing or for any Taxes for which the Seller is liable hereunder, the Seller shall at its expense control the defense and settlement of such Tax Audit; (ii) if such Tax Audit relates to any taxable period beginning after the Closing for any Taxes, including without limitation Transfer Taxes as provided in Section 7.8(a), for which the Buyer is liable in full hereunder, the Buyer shall at its expense control the defense and settlement of such Tax Audit, provided the Seller shall be entitled to participate in such Tax Audit at its expense in such defense and to employ counsel of its choice at its expense; and (iii) if such Tax Audit relates to a taxable period, or portion thereof, beginning before and ending after the Closing and any Tax item cannot be identified as being a liability of either party or cannot be separated from a Tax item for which the other party is liable, the Seller shall control the defense and settlement of the Tax Audit.

            (c) The provisions of this Section 9.3 are subject to Section 7.16 with respect to real property Taxes.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

            10.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.

            (b) This Agreement may be terminated by the Seller or the Buyer if the Closing contemplated hereby shall have not occurred on or before the first anniversary of the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on the first anniversary of the date of this Agreement the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is twenty-one months from the date of this Agreement.

            (c) This Agreement may be terminated by the Seller or the Buyer if
(i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller and the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent, jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or Federal government or governmental agency in the United States which prohibits the consummation of the Closing.

            (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

            (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller to effect the Closing impossible and such violation or breach has not been waived by the Seller.

            (f) This Agreement may be terminated by the Seller or the Buyer in accordance with the provisions of Section 7.11(b) or (c).

            (g) This Agreement may be terminated by the Buyer if, at the time all of the conditions contained in Article VIII have been satisfied or waived, the Buyer after performing appropriate due diligence, does not in good faith believe that the software, hardware, database and other similar or related items of automated or computerized systems used by Seller in its operation of the Purchased Assets will be Year 2000 Compliant by December 31, 1999, which failure to be Year 2000 Compliant is reasonably likely to result in a Material Adverse Effect. For purposes of this Agreement, an item is "Year 2000 Compliant" if it will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

            10.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) Said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.7.

            (b) All filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

            11.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

            11.2. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 8.3(d) cannot be waived by the Seller without the consent of the IBEW.

            11.3. No Survival. Subject to the provisions of Section 9.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 3.3, 3.4, and in Articles VII, IX and XI (which covenants shall survive in accordance with their terms) and other than the representations and warranties contained in Sections 5.1, 5.2 and 5.3 (which representations and warranties shall survive for eighteen months from the Closing)) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Obligations pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representations, warranty or covenant.

            11.4. Notices. All notices and other communications hereunder shall be in writing an shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

              (a) If to the Seller, to:

                  Niagara Mohawk Power Corporation
                  300 Erie Boulevard West
                  Syracuse, NY 13202
                  Facsimile: (315)428
                  Attention: Michael J. Kelleher

                  with a copy to:

                  Sullivan & Cromwell
                  1701 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20006
                  Facsimile: (202) 293-6330
                  Attention: Janet T. Geldzahler, Esq.

                  Swidler & Berlin
                  3000 K Street, N.W.
                  Washington, D.C. 20007
                  Facsimile: (202) 424-7501
                  Attention: Steven Agresta

              (b) If to the Buyer, to:

                  c/o Orion Power Holdings, Inc.
                  111 Market Place, Suite 520
                  Baltimore, MD 21202
                  Facsimile: (410) 468-3699
                  Attention: Jack A. Fusco

                  with a copy to:
                  Kirkland & Ellis
                  655 15th Street, N.W., Suite #1200
                  Washington, D.C. 20005
                  Facsimile: (202) 879-5200
                  Attention: Michael T. Edsall

            11.5. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however that Employees may have claims under Sections 2.3(a)(iv) and 7.10. Notwithstanding the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (i) the Buyer may assign all of its rights and obligations hereunder to any of its wholly owned Subsidiaries (direct or indirect) provided but no such assignment will release the Buyer from any liabilities or obligations hereunder, (ii) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institution(s) for the purposes of financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge the Buyer or such assignee from the performance of its duties and obligations under this Agreement and (iii) the Buyer or its permitted assignee may assign its rights and obligations under the provisions of this Agreement that relate to the employment, management and compensation of Buyer Employees to any Person engaged by the Buyer or its permitted assignee to operate the purchased Assets on its behalf and to employ, manage and compensate Buyer Employees. The Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder so long as the Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

            11.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, except where New York law is preempted by federal law in which event federal law shall govern.

            11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

            11.9. Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

            11.10. Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Preliminary Information Memorandum, dated April 1998, the Information Memorandum, dated May 1998, or the Request for Proposal, dated July 1998, previously made available to the Buyer by the Seller, Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

            11.11. Bulk Sales or Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws (other than ss. 1141(c) of the New York State Tax Law) of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by this Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

            IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized representatives as of the date first above written.

                                               NIAGARA MOWHAWK POWER CORPORATION

                                               By: /s/ Michael J. Kelleher
                                                  ------------------------------
                                                   Name: Michael J. Kelleher
                                                   Title: VP Financial Planning


                                               ERIE BOULEVARD HYDROPOWER, L.P.

                                               By Orion Power New York GP, Inc.,
                                                  Its General Partner

                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title:

            IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized representatives as of the date first above written.


                                               NIAGARA MOWHAWK POWER CORPORATION

                                               By:
                                                  ------------------------------
                                                   Name:
                                                   Title:


                                               ERIE BOULEVARD HYDROPOWER, L.P.

                                               By Orion Power New York GP, Inc.,
                                                  Its General Partner

                                               By: /s/ Jack A. Fusco
                                                  ------------------------------
                                                   Name: Jack A. Fusco
                                                   Title: President

                                                                       EXHIBIT A

                               NINE MILE POINT ONE
                        EMERGENCY POWER SUPPLY AGREEMENT
                  (Bennetts Bridge Hydro Development Facility)

      This Nine Mile Point One Emergency Power Supply Agreement (the "Agreement") is entered into as of this ______ day of __________, 1998 between Niagara Mohawk Power Corporation ("Niagara Mohawk"). a New York corporation and Erie Boulevard Hydropower, L.P. ("Buyer") a Delaware limited partnership (each individually a "Party" and collectively the "Parties").

                                   WITNESSETH:

      WHEREAS, Niagara Mohawk and Buyer have entered into an Asset Sales Agreement dated as of December 2, 1998. for the sale of certain of Niagara Mohawk electric generating assets to Buyer including the Bennetts Bridge Hydro Development facility:

      WHEREAS, the Parties recognize and acknowledge that the Bennetts Bridge Hydro Development facility is arranged to supply emergency power to Niagara Mohawk's Nine Mile Point One Nuclear Generating Station ("NMP1") during a system blackout condition:

      WHEREAS. the Parties recognize and acknowledge that the Bennetts Bridge Hydro Development's ability to provide backup emergency power to NMP1 during a system blackout condition is described in the Final Safety Analysis Report ("FSAR") for NMP1 and requires a safety evaluation and/or NRC approval in accordance with 10 C.F.R. ss.ss. 50.59 and 50.90 before that arrangement can be altered in any way;

      WHEREAS, Niagara Mohawk intends to retain ownership of and to continue to operate NMP1; and

      WHEREAS, the Parties desire and intend that the Bennetts Bridge Hydro Development facility continue to provide supply emergency power to NMP1 during a system blackout condition consistent with the NMP1 FSAR.

      NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.0 Whenever used in this Agreement with initial capitalization. the following terms shall have the meanings specified or referred to in this Article 1.

      1.0 "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated aS of December 2, 1998, between Niagara Mohawk and Buyer.

      1.2 "Closing(s)" shall have the meaning set forth in the ASA.

      1.3 "Closing Date" shall have the meaning set forth in the ASA.

      1.4 "Delivery Point" shall have the meaning set forth in the Interconnection Agreement.

      1.5 "Interconnection Agreement" shall mean the separate Interconnection Agreement dated as of _________, 1998 between Niagara Mohawk and Buyer, as from time to time amended or modified, pertaining the interconnection of the Bennetts Bridge Hydro Development facility to Niagara Mohawk's transmission system.

      1.6 "Force Majeure" shall mean those causes beyond the reasonable control of the Party affected, which by reasonable diligence that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance, act of public enemy, war, insurrection, riot, tire, storm or flood, explosion, order, regulation or restriction imposed by governmental, military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

                                    ARTICLE 2

                                      TERM

      2.0 The term of this Agreement shall begin upon the Closing Date of the ASA and shall continue until the expiration of the Operating License for the Nine Mile Point One Nuclear Generating Station or any extensions or renewals thereof.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

      3.1 Representations of Niagara Mohawk. Niagara Mohawk represents and warrants to Buyer as follows:

            3.1.1 Organization. Niagara Mohawk is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and Niagara Mohawk has the requisite corporate power and authority to carry on its business as now being conducted;

            3.1.2 Authority Relative to this Agreement. Niagara Mohawk has the requisite power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized. The Agreement has been duly and validly executed and delivered by Niagara Mohawk and constitutes a valid and binding Agreement of Niagara Mohawk;

            3.1.3 Regulation Approval. Niagara Mohawk has obtained any and all approvals of, and given a notice to, any public authority that are required for Niagara Mohawk to execute and deliver this Agreement; and

            3.1.4 Compliance With Law. Niagara Mohawk represents and warrants that it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any federal, state, or local governmental authority, which violates, individually or in the aggregate, or which would affect Niagara Mohawk's performance of its obligations under this Agreement and that it will comply with all applicable laws, rules, regulations, codes, and standards or all Federal, state, and local governmental agencies having jurisdiction over Niagara Mohawk or the transactions under this Agreement.

      3.2 Representations of Buyer. Buyer represents and warrants to Niagara Mohawk as follows:

            3.2.1 Organization. Buyer is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and Buyer has the requisite power and authority to carry on its business as now being conducted:

            3.1.2 Authority Relative to this Agreement. Buyer by its general partner has the requisite power and authority to execute and deliver this Agreement and to carry out the actions required of it by this Agreement. The execution and delivery of this Agreement and the actions it contemplates have been duly and validly authorized. The Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding Agreement of Buyer.

            3.1.3 Regulatory Approval. Buyer has obtained any and all approvals of, and given any notice to, any public authority that are required for Buyer to execute and deliver this Agreement; and

            3.1.4 Compliance With Law. Buyer represents and warrants that it is not in violation of any applicable law, statute, order, rule, or regulation promulgated or judgment entered by any federal, state, or local governmental authority, which violates, individually or in the aggregate, or which would affect Buyer's performance of its obligations under this Agreement and that it will comply with all applicable laws, rules, regulations, codes, and standards or all Federal, state, and local governmental agencies having jurisdiction over Buyer or the transactions under this Agreement.

                                    ARTICLE 4

                          NMP1 EMERGENCY POWER SUPPORT

      4.1 Except as otherwise provided in this Agreement and except in the case of Force Majeure, Buyer agrees that at all times during the term of this Agreement either Unit 3 or Unit 4 will be available following a system blackout condition affecting NMP1 to supply power to the Delivery Point for the benefit of NMP1, if needed.

                                    ARTICLE 5

                                   MAINTENANCE

      5.1 Buyer shall give Niagara Mohawk at least thirty (30) days advance written notice of any planned maintenance or inspection activity that would remove either Unit 3 or Unit 4 from service. Such notice shall specify when the unit will be removed from service and when it is expected to be returned to service. Buyer shall immediately advise Niagara Mohawk of any changes in the noticed maintenance or inspection schedule. In all other circumstances, Buyer shall give Niagara Mohawk such advance notice as is reasonably possible of any maintenance or inspection activity, emergency or otherwise, that will or is reasonably expected to result in either Unit 3 or Unit 4 being removed from service. Such notice shall specify when the unit will or is reasonably expected to be removed from service and when it is expected to be returned to service. Buyer immediately advise Niagara Mohawk of any changes in the noticed maintenance or inspection schedule.

      5.2 Buyer shall make all reasonable efforts to plan, schedule and implement its maintenance and inspection activities in a manner that does not result in both Unit 3 and Unit 4 being removed from service at the same time.

                                    ARTICLE 6

                        NEW CONSTRUCTION OR MODIFICATIONS

      6.1 Buyer shall give Niagara Mohawk advance written notice of any plan to construct new facilities or to alter any equipment, system or facility at tile Bennetts Bridge Hydro Development facility and provide sufficient description (including all drawings and specifications) of such plans so as to enable Niagara Mohawk to reasonably determine whether the planned activity is likely to impact the supply of emergency power to NMP1 during a system blackout condition.

      6.2 Buyer acknowledges that any change to the Bennetts Bridge Hydro Development facility that alters in any way the conditions described in the NMP FSAR may require a safety evaluation and/or NRC approval in accordance with 10 C.F.R. ss.ss 50.59 and 50.90 prior to implementing any change or modification. Buyer agrees that if Niagara Mohawk determines that such a safety evaluation and/or NRC approval should be undertaken or is required, it will cooperate with Niagara Mohawk in all respects with regard to the performance of any such safety evaluation and/or NRC approval process. Any such safety evaluation shall be performed at Niagara Mohawk's expense by Niagara Mohawk's Nuclear Engineering Department or its designee. In addition, Niagara Mohawk will reimburse Buyer for all reasonable costs incurred in complying with the safety evaluation and/or NRC approval process.

      6.3 Buyer agrees that it will not undertake any modification to or operation of the facility with first obtaining Niagara Mohawk's determination whether a safety evaluation and/or NRC approval is required in accordance with 10 C.F.R. ss.ss. 50.59 and/or 50.90. Buyer will accept Niagara Mohawk's determination in this regard. Further, if as a result of a safety evaluation and/or NRC approval in accordance with 10 C.F.R. ss.ss. 50.59 and/or 50.90 ii is determined that it is necessary to modify the facility or its operation. Buyer will implement and such modification and Niagara Mohawk shall reimburse Buyer for all reasonable costs incurred in so doing.

                                    ARTICLE 7

                                   INSPECTIONS

      7.1 Niagara Mohawk shall have the right, at its own expense. to inspect or observe the maintenance activities, equipment tests. installation, construction, or other modification of any equipment, systems or facilities at the Bennetts Bridge Hydro Development facility which Niagara Mohawk reasonably determines might affect the supply of emergency power to the Delivery Point for the benefit of NMP1 during a system blackout condition.

      7.2 If Niagara Mohawk identifies any deficiency or defect at the Bennetts Bridge Hydro Development facility that it reasonably determines might affect the supply of emergency power to the Delivery Point for the benefit of NMP1 during a system blackout condition, upon receipt of notice of such deficiency or defect, Buyer shall take all reasonable steps to immediately remedy such deficiency or defect. If Buyer is unable or unwilling to make the corrections deemed necessary by Niagara Mohawk to ensure the available of the supply of emergency power to the Delivery Point for the benefit of NMP1 during a system blackout condition, Niagara Mohawk shall have the right to make all such corrections. Buyer shall be responsible for all costs incurred by Niagara Mohawk under these circumstances.

                                    ARTICLE 8

                              REGULATORY COMPLIANCE

      8.1 At Niagara Mohawk's expense, Buyer shall make available and provide to Niagara Mohawk all such information and undertake all such inspections or tests as Niagara Mohawk may reasonably request to meet all regulatory obligations with respect to its ownership and/or operation of NMP1.

                                    ARTICLE 9

                        COMPENSATION, BILLING AND PAYMENT

      9.1 Niagara Mohawk shall reimburse Buyer for the actual costs incurred in providing the services set forth in this Agreement.

      9.2 Buyer shall provide Niagara Mohawk with notice (each, a "Notice") of any payments due for services in accordance with Section 9.1 above during the preceding calendar month on or before the 5th day of the calendar month, unless Buyer and Niagara Mohawk otherwise agree. Each Notice shall include a detailed description of the services provides and the basis for the determination of the payment due. Payments shall be due (each, a "Payment Date") on the later of (i) the 25th day of the calendar month in which the Notice is given, or (ii) the 15th day after delivery by Buyer to Niagara Mohawk of such Notice. In the event such 25th or 15th day is a Saturday, Sunday or legal holiday, the corresponding payment shall be due on or before the first business day following such 25th or 15th day or legal holiday, as the case may be.

      9.3 Niagara Mohawk shall have the right to audit the records of Buyer upon which any Notice or payment obligation is based upon one days notice to Buyer. If Niagara Mohawk, in good faith, disputes or questions any part of any Notice or payment obligation, Niagara Mohawk shall provide a written explanation of the basis for such dispute and the undisputed portion of the net payment obligations set forth in such Notice shall be paid no later than the applicable Payment Date. Any adjustment under this Section shall bear interest in the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal, from and including the Payment Date and such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is finally settled or by the Parties hereto or otherwise resolved.

                                   ARTICLE 10

                   ASSIGNMENT OR CHANGE IN CORPORATE IDENTITY

      10.1 This Agreement and all of the provisions hereof shall be binding upon and insure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned without the prior written consent of the other Party hereto, including by operation of law, such consent not to be unreasonably withheld.

      10.2 No assignment or transfer of rights or obligations under this Agreement by Buyer shall relieve Buyer from full liability and responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Niagara Mohawk has consented in writing to such assignment.

      10.3 If Buyer terminates its existence as a limited partnership, whether by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity without complying with Article 8.2 above, Niagara Mohawk shall have the right, enforceable in a court of competent jurisdiction: (i) to enjoin Buyer's successor from using the property in any manner that interferes with, impedes, or restricts Niagara Mohawk's ability to rely on the Bennetts Bridge Hydro Development to supply emergency power to NMP1 during a system blackout condition, and (ii) to take control of the operation of the Bennetts Bridge Hydro Development to ensure its ability to supply emergency power to NMPI during a system blackout condition until such time as Niagara Mohawk is reasonably assured that the entity that has succeeded to Buyer's interest in the Bennetts Bridge Hydro Development is able to fulfill the rights and obligations under this Agreement.

                                   ARTICLE 11

                             LIMITATION OF LIABILITY

      11.1 To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, neither Niagara Mohawk or Buyer, nor their respective officers, directors, agents, employees, parent or affiliates, successors or assigns, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions, or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including attorney's fees or litigation costs) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, or any other theory of recovery. The provisions of this
Article II shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or of this .Agreement.

      11.2 Buyer's liability for breach of this Agreement is expressly limited to the amounts paid by Niagara Mohawk under this Agreement.

      11.3 (a) Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement if and only to the extent that they are unable to perform or are prevented from performing by an event of Force Majeure.

            (b) If a Party shall rely on the occurrence of a Force Majeure event or condition as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall:
(i) provide prompt written notice of such Force Majeure event to the other Party giving an estimate of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise all reasonable efforts to continue to perform its obligations under this Agreement; (iii) expeditiously take action to correct or cure the event or condition excusing performance; provided that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (v) provide prompt notice to the other Party of the cessation of the event or conditions giving rise to its excuse from performance. All performance obligations hereunder, shall be extended by a period equal to the term of tile resultant delay.

                                   ARTICLE 12

                                    REMEDIES

      12.1 Upon its determination that Buyer has failed to honor or otherwise comply with any provision or obligation of this Agreement, without further notice to Buyer. Niagara Mohawk shall have the right, enforceable in a court of competent jurisdiction: (i) to specific performance of the provision or obligation; (ii) to enjoin Buyer's successor from using the property in any manner that interferes with, impedes, or restricts Niagara Mohawk's ability to rely on the Bennetts Bridge Hydro

Development to supply emergency power to NMP1 during a system blackout condition; or (iii) without any liability to Buyer of any sort, to take control of the operation of the Bennetts Bridge Hydro Development to ensure its ability to supply emergency power to NMPI during a System blackout condition until such time as Niagara Mohawk is reasonably assured that Buyer is able and wil1ing to honor and perform its obligations under this Agreement.

                                   ARTICLE 13

                                  MISCELLANEOUS

      13.1 Governing Law and Jurisdiction. This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with laws of the State of New York, without regard to principles of conflicts of law. Any law suit arising under this Agreement shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement.

      13.2 Notices. All notices shall be in writing and shall be given (and will be deemed to have been duly given of so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Parties as follows:

            For Niagara Mohawk:

            For Buyer:

      13.3 General. This Agreement as well as the ASA constitutes the entire Agreement between the Parties as to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification of this Agreement shall be enforceable unless reduced to writing and executed by both Parties. No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change shall not otherwise affect the remaining lawful obligations that arise under this Agreement. The headings used herein are for convenience and reference purposes only.

      IN WITNESS WHEREOF, Niagara Mohawk and Buyer have caused this Agreement to be signed by the respective duly authorized officers as of the date first above written.

Erie Boulevard Hydropower, L.P.              Niagara Mohawk Power Corporation


By:__________________________________        By:________________________________
Name:________________________________        Name:______________________________
Title:_______________________________        Title:_____________________________

                                                                       EXHIBIT B

                                     FORM OF

                                  BILL OF SALE

            THIS BILL OF SALE, dated as of ____________, by and between Niagara Mohawk Power Corporation, a New York corporation (the "Seller"), and Erie Boulevard Hydropower, L.P., a Delaware limited partnership (the "Buyer").

                                   WITNESSETH

            WHEREAS, pursuant to that certain Asset Sales Agreement, dated as of December 2, 1998 (as amended, supplemented or otherwise modified from time to time, the "Asset Sales Agreement"), by and between the Seller and the Buyer, the Seller has agreed to sell, assign, convey, transfer and deliver all of its right, title and interest in the Purchased Assets (as defined in the Asset Sales Agreement) to the Buyer and the Buyer has agreed to purchase and acquire such Purchased Assets from the Seller, all as more fully described in the Asset Sales Agreement; and

            WHEREAS, pursuant to the Asset Sales Agreement, the Seller and the Buyer have agreed to enter into this Bill of Sale pursuant to which that part of the Purchased Assets which constitutes personal property will be conveyed to the Buyer.

            NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

            1. Defined Terms. Capitalized terms which are used but not defined in this Bill of Sale shall have the meaning ascribed to such term in the Asset Sales Agreement.

            2. Assignment. Except as set forth in Section 3 below and subject to the terms and conditions of the Asset Sales Agreement, the Seller does hereby sell, assign, convey, transfer and deliver to the Buyer all of the Seller's right, title and interest in and to all of the Purchased Assets which constitute personal property.

            3. Excluded Assets Not Assigned. Notwithstanding anything herein to the contrary, the Excluded Assets are specifically excluded from the Purchased Assets and shall be retained by the Seller at and following the Closing Date,

            4. Appointment. The Seller hereby constitutes and appoint the Buyer, and its successors and assigns, as the Seller's true and lawful attorney, with full power of substitution, in the Seller's name and stead, by, on behalf of and for the benefit of the Buyer, and its successors and assigns, to demand and receive any and all of the Purchased Assets transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, at the expense and for the benefit of the Buyer, and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Buyer, and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets transferred hereunder or for the collection and enforcement of any claim or right of any kind hereby sold, assigned, conveyed, transferred and delivered, and to do all acts and things in relation to the Purchased Assets transferred hereunder which the Buyer, and its successors or assigns, shall deem desirable.

            5. No Third Party Beneficiaries. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person other than the Buyer any remedy or claim under or by reason of this instrument or any agreements, terms, covenants or conditions hereof, and all the agreements, terms, covenants and conditions in this instrument contained shall be for the sole and exclusive benefit of the Buyer and its successors and permitted assigns.

            6. Binding Effect; Assignment. This Bill of Sale and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            7. Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws).

            8. Construction. This Bill of Sale is delivered pursuant to and is subject to the Asset Sales Agreement. In the event of any conflict between the terms of the Asset Sales Agreement and the terms of this Bill of Sale, including those terms set forth in paragraph 6 hereof, the terms of the Asset Sales Agreement shall prevail.

            IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                        NIAGARA MOHAWK POWER CORPORATION

                        By__________________________________
                          Name:
                          Title:


                        ERIE BOULEVARD HYDROPOWER, L.P.

                        By__________________________________
                          Name:
                          Title:

                                                             EXHIBIT [ILLEGIBLE]

                                EIRPTA Affidavit

            Section 1445 of the Internal Revenue code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding tax is not required upon the disposition of U.S. real property interest by Niagara Mohawk Power Corporation (the "Company"), the undersigned hereby certifies the following on behalf of the Company:

            1. The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations);

            2. The Company's U.S. employer identification number is ___________________; and

            3. The Company's office address is: 300 Erie Boulevard West, Syracuse, New York 13202.

            The Company understands that this certification may be disclosed to the Internal Revenue Service by a transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

            Under penalties of perjury I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

                                   By: ________________________
                                       Name:
                                       Title:

                                     FORM OF

                            INSTRUMENT OF ASSUMPTION

            Instrument of Assumption made, executed and delivered on this day of ____________, by Erie Boulevard Hydropower, L.P., a Delaware limited partnership (the "Buyer"), in favor of Niagara Mohawk Power Corporation, a New York corporation, (the "Seller").

                              W I T N E S S E T H:

            WHEREAS, pursuant to that certain Asset Sales Agreement, dated as of December 2, 1998 (as amended, supplemented or otherwise modified from time to time, the "Asset Sales Agreement"), by and between the Seller and the Buyer, the Seller is concurrently herewith selling, assigning, conveying, transferring and delivering to the Buyer the Purchased Assets (as defined in the Asset Sales Agreement); and

            WHEREAS, in partial consideration therefor, the Asset Sales Agreement requires that the Buyer assume and agree to pay, perform or discharge or cause to be paid, performed or discharged certain liabilities and obligations of the Seller;

            NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Buyer agrees as follows:

            1. Capitalized terms which are used in this Instrument of Assumption (including Appendix I hereto) but are not defined in this Instrument of Assumption shall have the meaning ascribed to such terms in the Asset Sales Agreement.

            2. The Buyer hereby assumes and agrees to pay, perform or discharge in accordance with their terms, to the extent not heretofore paid, performed or discharged and subject to the limitations contained in this Instrument of Assumption, the liabilities and obligations of the Sellers which are described in Appendix I hereto (the "Assumed Liabilities").

            3. It is understood and agreed that nothing in this Instrument of Assumption or in Section 2.3 of the Asset

Sales Agreement shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

            4. The assumption by the Buyer of the Assumed Liabilities shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of the Buyer under the Asset Sales Agreement.

            5. Other than as specifically set forth in this Instrument of Assumption or in Section 2.3 of the Asset Sales Agreement, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of the Seller, direct or indirect, known or unknown, absolute or contingent, other than the Assumed Liabilities, including, without limitation, any liabilities or obligation in respect of any Excluded Assets.

            6. This Instrument of Assumption shall be enforceable against the successors and assigns of the Buyer and shall inure to the benefit of the successors and assigns of the Seller.

            7. This Instrument of Assumption shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otnerwise govern under applicable principles of conflicts of laws).

            8. This Instrument of Assumption is delivered pursuant to and is subject to the Asset Sales Agreement. the event of any conflict between the terms of the Asset Sales Agreement and the terms of this Instrument of Assumption, the terms of the Asset Sales Agreement shall prevail.

             IN WITNESS WHEREOF, this Instrument of Assumption has been duly executed and delivered by the duly authorized representatives of the Buyer as of the date first written.

                                 ERIE BOULEVARD HYDROPOWER, L.P.

                                 By_________________________________
                                   Name:
                                   Title:

Attest:

_______________________
Name:
Title:

                                                                      APPENDIX I
                                                     TO INSTRUMENT OF ASSUMPTION

                              Obligations Assumed

            All of the liabilities and obligations of Seller, direct or indirect, known or unknown, absolute or contingent, which principally relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof, including, without limitation, the following liabilities and obligations:

                     [insert paragraphs (I) through (vii) of
                 Section 2..3(a) of the Asset Sales Agreement]

                                                                       EXHIBIT E

                            INTERCONNECTION AGREEMENT

                                     BETWEEN

                      NIAGARA MOHAWK POWER CORPORATION AND

                         ERIE BOULEVARD HYDROPOWER, L.P.

                                                    Date: September 25, 1998

                                TABLE OF CONTENTS

DEFINITIONS ...............................................................    3
AGREEMENT TO INTERCONNECT .................................................    5
REPRESENTATIONS AND WARRANTIES OF PARTIES .................................    7
MODIFICATION TO THE INTERCONNECTION FACILITY ..............................    9
POWER DELIVERIES ..........................................................   11
INSURANCE PROVISIONS ......................................................   13
COMPLIANCE WITH LAWS ......................................................   15
COST PAYMENTS .............................................................   16
NOTICES ...................................................................   19
TERM AND TERMINATION ......................................................   20
FORCE MAJEURE .............................................................   21
RELATIONSHIP OF THE PARTIES ...............................................   22
THIRD PARTY BENEFICIARY/ASSIGNMENT ........................................   22
APPROVAL ..................................................................   24
WAIVER ....................................................................   24
AMENDMENT AND MODIFICATION ................................................   25
GOVERNING LAW .............................................................   26
DISPUTE RESOLUTION ........................................................   26
SEVERABILITY ..............................................................   27
HEADINGS ..................................................................   27
INTEGRATION/MERGER/SURVIVABILITY ..........................................   27
COMPLIANCE WITH THE NERC ..................................................   27
COUNTERPARTS ..............................................................   29
Exhibit A .................................................................   30
Exhibit B .................................................................   31

      403 This INTERCONNECTION AGREEMENT (hereinafter referred to as the "AGREEMENT") is made as of___________, 1998. between NIAGARA MOHAWK POWER CORPORATION (hereinafter referred to as "NIAGARA MOHAWK") and ERIE BOULEVARD HYDROPOWER, L.P., a ________, (hereinafter referred to as the "PRODUCER").

      WHEREAS, PRODUCER'S ability to deliver and sell ELECTRICITY to NIAGARA MOHAWK and/or other purchasers from the PRODUCTION FACILITY is contingent on the PRODUCTION FACILITY remaining interconnected to the TRANSMISSION SYSTEM through the INTERCONNECTION FACILITY.

      NOW THEREFORE, in consideration of the mutual obligations and undertakings set forth herein, the parties to this AGREEMENT covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

The terms listed below shall have the following meanings when used in this INTERCONNECTION AGREEMENT.

1.1 This AGREEMENT shall become effective as of the date first above written (the "EFFECTIVE DATE").

1.2 "INTERCONNECTION POINT" is the point at which the PRODUCTION FACILITY is connected to the INTERCONNECTION FACILITY as indicated on a one-line diagram included as part of Exhibit A.

1.3 "DELIVERY POINT" is the point at which the INTERCONNECTION FACILITY is connected to the TRANSMISSION SYSTEM as indicated on a one-line diagram included as part of Exhibit A.

1.4 "ELECTRICITY" shall mean electric capacity and/or energy produced by the PRODUCTION FACILITY.

1.5 "FERC" shall mean the Federal Energy Regulatory Commission or successor organization.

1.6 "GOOD UTILITY PRACTICE" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility

      Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by the Company. GOOD UTILITY PRACTICE shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC") Criteria & Guidelines, New York State Reliability Council ("NYSRC") if any, and New York Power Pool ("NYPP") criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

1.7 "HAZARDOUS SUBSTANCE(S)" shall mean those substances, materials, products or wastes which are classified as hazardous or toxic under any applicable federal, state or local law, or any regulations promulgated thereunder, effective the date of execution of this AGREEMENT, and the presence of which requires redemption, removal or cleanup under this AGREEMENT.

1.8 "INTERCONNECTION FACILITY" shall include all those facilities and NIAGARA MOHAWK PROPERTIES on which such facilities are located between the INTERCONNECTION POINT and the DELIVERY POINT, necessary to effect the transfer of ELECTRICITY, produced at the PRODUCTION FACILITY into NIAGARA MOHAWK'S TRANSMISSION SYSTEM, including those facilities identified in more particularity in Exhibit A to this AGREEMENT.

1.9 "NIAGARA MOHAWK PROPERTIES" shall mean those parcels of real property and/or easements that NIAGARA MOHAWK uses for its transmission facilities upon which portions of the INTERCONNECTION FACILITY have been constructed, which parcels of real property and/or easements and facilities are described in more particularity in Exhibit A hereto.

1.10 "PRODUCTION FACILITY" shall mean PRODUCER'S ELECTRICITY generating facility with a maximum output of______ MW located in the Town of _____________ County of, New York.

1.11 "TRANSMISSION SYSTEM" shall mean NIAGARA MOHAWK'S TRANSMISSION SYSTEM, including any modifications subsequent to the date of this AGREEMENT.

1.12 "ELECTRIC SYSTEM BULLETIN No. 756" shall mean NIAGARA MOHAWK'S Electric System Bulletin 756, dated December, 1997, and all subsequent revisions, as it may be amended from time to time.

1.13 "INDEPENDENT SYSTEM OPERATOR" ("ISO") shall mean an organization formed in accordance with FERC order (s) to administer the operation of the transmission system, provide equal access to the transmission system of New York State, and to maintain system reliability.

1.14 "ISLANDING" shall mean the separation of PRODUCER'S generation from NIAGARA MOHAWK'S electric system while continuing to serve NIAGARA MOHAWK'S isolated load.

1.1.5 "ELECTRIC SYSTEM EMERGENCY" shall mean an emergency condition defined by criteria established by NPCC, NYSFC, the NYPP, or the New York ISO, or any of their successors.

                                   ARTICLE II
                            AGREEMENT TO INTERCONNECT
                     DESCRIPTION OF INTERCONNECTION FACILITY

2.1 NIAGARA MOHAWK and PRODUCER agree to remain interconnected in accordance with the terms agreed to herein.

2.2 NIAGARA MOHAWK and PRODUCER shall be interconnected by means of the INTERCONNECTION FACILITY, which NIAGARA MOHAWK shall operate, own and maintain, at the PRODUCER's expense.

2.3 The PRODUCTION FACILITY shall include all facilities and equipment on the PRODUCER's side of the INTERCONNECTION POINT as indicated on Exhibit A. PRODUCER agrees that the installation of the electrical equipment and the operation of the PRODUCTION FACILITY must meet or exceed the requirements of NIAGARA MOHAWK'S ELECTRIC SYSTEM BULLETIN No. 756. Notwithstanding the foregoing, NIAGARA MOHAWK acknowledges and agrees to the following limitations for the existing PRODUCTION FACILITY as it pertains to NIAGARA MOHAWK'S ELECTRIC SYSTEM BULLETIN No. 756:

      2.3.1 If at the date of this AGREEMENT the PRODUCTION FACILITY does not conform to NIAGARA MOHAWK'S ELECTRIC SYSTEM BULLETIN No. 756, but was built in accordance with GOOD UTILITY PRACTICE and does not present any adverse impact on NIAGARA MOHAWK'S TRANSMISSION SYSTEM as determined by NIAGARA MOHAWK, then it is not the intent of this AGREEMENT to cause the PRODUCER'S PRODUCTION FACILITY to immediately upgrade to full compliance with ELECTRIC SYSTEM BULLETIN No. 756. Any upgrades required to protect NIAGARA MOHAWK'S TRANSMISSION SYSTEM from adverse impacts will be listed in Exhibit B [to be provided] and must be completed within ninety (90) days of signing this AGREEMENT unless otherwise mutually agreed upon by both parties.

      2.3.2 The parties agree that it is the intent of this AGREEMENT to require the PRODUCER'S PRODUCTION FACILITY to conform to ELECTRIC SYSTEM BULLETIN No. 756 and therefore, agree that as additions, modifications and replacements to PRODUCER'S PRODUCTION FACILITY are implemented, the additions, modifications and replacements will conform to ELECTRIC SYSTEM BULLETIN No. 756. If the PRODUCER upgrades the system protection or upgrades technology employed at the PRODUCTION FACILITY (for example, but not limited to, repowering), at NIAGARA MOHAWK'S reasonable discretion exercised consistent with GOOD UTILITY PRACTICE, the PRODUCER'S entire PRODUCTION FACILITY will be brought into full compliance with the requirements of ELECTRIC SYSTEM BULLETIN No. 756, at that time.

      2.3.3 If PRODUCER relies on NIAGARA MOHAWK'S system protection equipment and practices for protection of PRODUCTION FACILITY equipment, PRODUCER agrees to indemnify, defend, and save NIAGARA MOHAWK, its agents and employees, harmless from, and against any loss, damage, liability (civil or criminal), cost, suit, charge, expense (including reasonable attorneys fees) or cause of action, whether conditionally certain or otherwise, arising from any damage to the PRODUCTION FACILITY resulting from such reliance, as long as NIAGARA MOHAWK maintains and performs such system protection equipment and practices consistent with GOOD UTILITY PRACTICE.

      2.3.4 NIAGARA MOHAWK reserves the right to operate the first means of disconnect on the PRODUCER'S side of the INTERCONNECTION POINT.

      2.3.5 NIAGARA MOHAWK reserves the right, and PRODUCER will maintain at no cost to NIAGARA MOHAWK, the ability to transmit power to NIAGARA MOHAWK'S existing customers that are interconnected as of December 2, 1998 whose electric services are supplied directly off the PRODUCTION FACILITY'S bus without first going through the INTERCONNECTION FACILITY.

      2.3.6 Upon implementation of an ISO, if NIAGARA MOHAWK is given the option whether to administer any requirement, rule or regulation of the ISO or a requirement of Electric System Bulletin No. 756, NIAGARA MOHAWK may do so at its sole discretion.

2.4 PRODUCER recognizes that neither this AGREEMENT nor the PRODUCER'S financial support of the INTERCONNECTION FACILITIES confers upon it any right to transmit electricity over NIAGARA MOHAWK'S TRANSMISSION SYSTEM other than through the INTERCONNECTION FACILITIES.

2.5 NIAGARA MOHAWK shall use due diligence, in accordance with GOOD UTILITY PRACTICE, to operate and maintain the INTERCONNECTION FACILITIES and to have them available for the transmission of electricity. NIAGARA MOHAWK shall consult with PRODUCER regarding the timing of scheduled maintenance of the INTERCONNECTION FACILITY, which might reasonably be expected to affect PRODUCER'S PRODUCTION FACILITY. NIAGARA MOHAWK shall, to the extent practicable, schedule any maintenance to coincide with PRODUCER'S scheduled outage. NIAGARA MOHAWK does not, however, guarantee or warrant uninterrupted availability of the INTERCONNECTION FACILITIES or TRANSMISSION SYSTEM. Curtailment of deliveries over the INTERCONNECTION FACILITIES or TRANSMISSION SYSTEM shall be governed by the transmission agreement or agreements between NIAGARA MOHAWK and the PRODUCER.

2.6 PRODUCER hereby grants NIAGARA MOHAWK all necessary rights of way, easements, and licenses as NIAGARA MOHAWK may require to install, operate, maintain, replace and remove NIAGARA MOHAWK'S facilities, including adequate and continuing rights of access to PRODUCER'S property for any purpose reasonably related to this AGREEMENT. PRODUCER hereby agrees to execute such grants, deeds, licenses, instruments or other documents as NIAGARA MOHAWK may require to enable it to record such rights of way, easements and licenses.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1 PRODUCER is a corporation duly organized and validly existing under the laws of the State of _______. PRODUCER is qualified to do business under the laws of the State of New York, is in good standing under the laws of the State of New York, has the power and authority to own its properties, to carry on its business as now being conducted, and to enter into this AGREEMENT and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this AGREEMENT, and is duly authorized to execute and deliver "this AGREEMENT" and consummate the transactions contemplated herein.

3.2 PRODUCER is not prohibited from entering into this AGREEMENT and discharging and performing all covenants and obligations on its part to be performed under and pursuant to this AGREEMENT. The execution and delivery of this AGREEMENT, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this AGREEMENT will not conflict with or constitute a breach of or a default under any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or other agency of government, the agreement of limited partnership of PRODUCER or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which PRODUCER is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing. This AGREEMENT is the legal, valid and binding obligation of PRODUCER enforceable in accordance with its terms, except as limited by applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of a reorganization, insolvency. liquidation, readjustment of debtor other similar proceeding of or moratorium applicable to PRODUCER and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.)

3.3 NIAGARA MOHAWK is a corporation duly organized, validly existing and qualified to do business under the laws of the State of New York, is in good standing under its certificate of incorporation and the laws of the State of New York, has the corporate authority to own its properties, to carry on its business as now being conducted, and to enter into this AGREEMENT and the transactions contemplated herein and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this AGREEMENT, and is duly authorized to execute and deliver this AGREEMENT and consummate the transactions contemplated herein.

3,4 NIAGARA MOHAWK is not prohibited from entering into this AGREEMENT and discharging and performing all covenants and obligations on its part to be performed under and pursuant to this AGREEMENT pending review and acceptance of the terms of this AGREEMENT by the FERC or successor organization. The execution and delivery of this AGREEMENT and upon its acceptance for filing by the FERC, the consummation of the transactions contemplated herein and the fulfillment of and compliance with the provisions of this AGREEMENT will not conflict with or constitute a breach of or a default under any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or other agency of government, the certificate of incorporation or bylaws of NIAGARA MOHAWK or any contractual limitation, corporate restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which NIAGARA MOHAWK is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing. This AGREEMENT is the legal, valid and binding obligation of NIAGARA MOHAWK upon its acceptance for filing by the FERC becomes enforceable in accordance with its terms, except as limited by later order of the FERC, applicable reorganization, insolvency, liquidation, readjustment of debt, moratorium, or other similar laws affecting the enforcement of rights of creditors generally as such laws may be applied in the event of a reorganization, insolvency, liquidation, readjustment of debt or other similar proceeding of or moratorium applicable to PRODUCER and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE IV
                  MODIFICATION TO THE INTERCONNECTION FACILITY

4.1 NIAGARA MOHAWK shall retain the discretion to determine whether, when, and in what manner replacements or upgrades to the INTERCONNECTION FACILITIES shall be installed. NIAGARA MOHAWK shall exercise that discretion in accordance with GOOD UTILITY PRACTICE. Any such replacements or upgrades that are installed shall be deemed to be INTERCONNECTION FACILITIES for purposes of this AGREEMENT.

4.2 NIAGARA MOHAWK shall notify the PRODUCER if it determines that a replacement or upgrade to any portion of the INTERCONNECTION FACILITIES is necessary or advisable. If the replacement upgrade is necessitated by actions taken by PRODUCER. the actual cost of designing, permitting, installing and operating the replacement or upgrade shall be included in the charges calculated in accordance with Article VIII. PRODUCER shall also be responsible for all costs related to the PRODUCTION FACILITY, if any, caused by said replacement and/or upgrade.

4.3 If PRODUCER plans any additions, modifications or replacements to the PRODUCTION FACILITY which may effect the electrical interconnection between the PRODUCTION FACILITY and the INTERCONNECTION FACILITY or NIAGARA MOHAWK's TRANSMISSION SYSTEM, PRODUCER shall put forth its best efforts to give NIAGARA MOHAWK not less than one (1) year prior written notice thereof accompanied by appropriate plans, specifications, information and operating instructions impacting NIAGARA MOHAWK'S electric operations, of any such addition, modification or replacement. All such additions, modifications or replacements shall meet NIAGARA MOHAWK'S ELECTRIC SYSTEM BULLETIN No. 756, NERC, NPCC, NYPP, NYSRC, or its respective successors, the standards of GOOD UTILITY PRACTICE and shall be subject to the approval of NIAGARA MOHAWK. which approval shall not unreasonably be withheld.

4.4 PRODUCER shall be responsible for the costs of any modifications to the INTERCONNECTION FACILITIES that arise from changes to the PRODUCTION FACILITY in accordance with this AGREEMENT.

4.5 If, during the term of this AGREEMENT, NIAGARA MOHAWK determines that it is necessary to relocate, rearrange, abandon, or retire its TRANSMISSION SYSTEM, so that a change is required to a section of the INTERCONNECTION FACILITY, NIAGARA MOHAWK shall put forth its best efforts to give the PRODUCER no less than one (1) year's written notice of such relocation or rearrangement and shall use all reasonable efforts to defer such relocation or rearrangement until the INTERCONNECTION FACILITY can be reconfigured so that service may continue without interruption.

4.6 If NIAGARA MOHAWK is required or ordered by governmental authority to relocate, rearrange, abandon, or retire its TRANSMISSION SYSTEM requiring modification to the INTERCONNECTION FACILITY, NIAGARA MOHAWK shall promptly so notify PRODUCER.

4.7 If relocation, rearrangement, abandonment, or retirement is required (as referred to in paragraphs 4.5 and 4.6) due to an action taken by PRODUCER or a governmental authority, NIAGARA MOHAWK shall perform or have performed, at PRODUCER'S expense, the studies necessary to identify modifications to the INTERCONNECTION FACILITY and shall inform the PRODUCER of its estimate of the costs of the construction of the modified INTERCONNECTION FACILITY, and PRODUCER shall at its option either (i) reimburse NIAGARA MOHAWK for the actual costs of the construction of such modification in accordance with Article VIII of this AGREEMENT: (ii) construct, at its own expense, a new INTERCONNECTION FACILITY subject to the terms of this AGREEMENT; or (iii) terminate this AGREEMENT, upon no less than thirty (30) days written notice to NIAGARA MOHAWK. If relocation, rearrangement, abandonment, or retirement is required due to an action taken by NIAGARA MOHAWK or by a third party with the approval of NIAGARA MOHAWK, NIAGARA MOHAWK shall be responsible for all costs to modify the INTERCONNECTION FACILITY.

4.8 If the relocation, rearrangement, abandonment, or retirement is ordered or required by governmental authority, NIAGARA MOHAWK shall endeavor to obtain compensation on behalf of PRODUCER from such governmental authority for its mutually agreed upon share of the costs of such relocation or rearrangement, but in no event shall NIAGARA MOHAWK be responsible on its own account for reimbursing PRODUCER for any costs associated with such relocation or rearrangement.

4.9 If the PRODUCER elects to construct, at its own expense, a new section of the INTERCONNECTION FACILITY subject to the terms of this AGREEMENT, then the PRODUCER shall assign all rights, title and interest in such new section of the INTERCONNECTION FACILITY to NIAGARA MOHAWK upon completion of construction and shall execute all necessary documents to effectuate transfer of ownership thereof to NIAGARA MOHAWK. PRODUCER shall obtain any necessary permits, authorizations and rights-of-way for the new section of the INTERCONNECTION FACILITY, in accordance with this AGREEMENT, the costs thereof to be borne by the PRODUCER. Regardless of whether NIAGARA MOHAWK or the PRODUCER constructs a new section of the INTERCONNECTION FACILITY, NIAGARA MOHAWK shall own, operate and maintain, at PRODUCER's expense, any such new section as part of the INTERCONNECTION FACILITY, and PRODUCER shall reimburse NIAGARA MOHAWK for all costs of operating and maintenance expenses for any new section of the INTERCONNECTION FACILITY in accordance with Article VIII.

4.10 PRODUCER acknowledges and agrees that NIAGARA MOHAWK reserves the rights and ability to deliver ELECTRICITY to all customers. If, during the term of this AGREEMENT, NIAGARA MOHAWK determines that it is necessary to relocate or rearrange the INTERCONNECTION POINT, in order to permit NIAGARA MOHAWK access or to deliver electricity to its customers or new customers, so that a change is required to a section of the INTERCONNECTION FACILITY, NIAGARA MOHAWK shall put forth its best efforts to give the PRODUCER no less than one (1) year's written notice of such relocation or rearrangement and shall use all reasonable efforts to defer such relocation or rearrangement until the INTERCONNECTION FACILITY can be reconfigured so that service to PRODUCER may continue without interruption.

                                    ARTICLE V
                                POWER DELIVERIES

5.1.  METERING

      5.1.1 NIAGARA MOHAWK shall, at PRODUCER'S expense, provide, own, and maintain compatible metering equipment. PRODUCER shall provide suitable space within its facilities for installation of the metering equipment.

      5.1.2 PRODUCER shall be responsible for providing all necessary communication equipment and transmission mediums, such as telephone lines and any necessary protection for such communication equipment and shall furthermore be responsible for all communication required by NIAGARA MOHAWK or NYPP or its successor.

      5.1.3 All metering equipment installed pursuant to this AGREEMENT and associated with the PRODUCTION FACILITY may be routinely tested by NIAGARA MOHAWK, in accordance with applicable NIAGARA MOHAWK, NYPP, NERC and GOOD UTILITY PRACTICE.

      5.1.4 If, at any time, any metering equipment is found to be inaccurate by more than the limits defined in 16 NYCRR Part 92 as may be amended from time to time, NIAGARA MOHAWK shall cause such metering equipment to be made accurate or replaced at PRODUCER'S expense. Meter readings for the period of inaccuracy shall be adjusted so far as the same can be reasonably ascertained; provided, however, no adjustment prior to the beginning of the preceding month shall be made except by agreement of the parties. Each party shall comply with any reasonable request of the other concerning the sealing of meters, the presence of a representative of the other party when the seals are broken and the tests are made, and other matters affecting the accuracy of the measurement of ELECTRICITY delivered from the PRODUCTION FACILITY. If either party


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

            believes that there has been a meter failure or stoppage, it shall immediately notify the other.

      5.1.5 PRODUCER shall be responsible for purchasing and installing software, hardware and/or other technology that may be required to read billing meters.

5.2   LOSSES

      5.2.1 If the metering equipment and the DELIVERY POINT are not at the same location, the metering equipment shall record delivery of electricity in a manner that accounts for losses occurring between the metering point and the DELIVERY POINT. If the metering equipment does not have the capability of accounting for said losses, then either party may install metering equipment to account for said losses or the meter readings shall be multiplied by _____ to account for said losses between the metering point and the DELIVERY POINT. The metering point, DELIVERY POINT, associated equipment and distance between the metering point and the DELIVERY POINT shall be specified in Exhibit A.

5.3.  REACTIVE POWER SUPPORT

      5.3.1. PRODUCER is required to provide reactive capability to regulate and maintain system voltage at the DELIVERY POINT in conformance with ELECTRIC SYSTEM BULLETIN No. 756. NIAGARA MOHAWK or NYPP or its successor shall establish a scheduled range of voltages or reactive power deliveries to be maintained by the generator.

5.4   OPERATING FREQUENCY

      5.4.1 PRODUCER is responsible for the proper coordination of any applied under/over frequency generator tripping as per 756, Appendix C,
            Section II, A, 2.7. If the PRODUCTION FACILITY elects to employ under frequency generator tripping protection, then the under frequency relay set point MUST be on or below the under frequency curve referred to in 756, Appendix C, Section IV, A., 3.0, Exhibit C-1. Similarly, if the PRODUCTION FACILITY elects to employ over frequency generator tripping protection, then the over frequency relay set point MUST be on or above the over frequency curve referred to in 756, Appendix C, Section IV, A., 3.0, Exhibit C-I. If the PRODUCTION FACILITY decides that, after consultation with NIAGARA MOHAWK, it cannot meet the under frequency tripping set point limitation referred to in Exhibit C-1, then PRODUCER shall agree to fund the cost incurred by NIAGARA MOHAWK to install and maintain compensatory load shedding equipment required by the NYSRC. If the PRODUCER decides that it cannot meet the over frequency tripping set point limitation referred to in Exhibit C-1, PRODUCER shall consult with NIAGARA MOHAWK and NIAGARA MOHAWK will notify PRODUCER of any consequences associated with that decision.

5.5   OPERATING VOLTAGE

      5.5.1 PRODUCER is expected to adhere to the operating voltage performance referred to in 756 Appendix C, Section II, B, 2.2 and 756 Appendix C, Section IV. B. PRODUCER is responsible for the proper coordination of any applied under/over voltage generator tripping as per 756, Appendix C, Section II, A., 2.7. If the PRODUCER elects to employ over voltage or under voltage protection, then the over voltage and under voltage relay settings shall be reviewed and approved by NIAGARA MOHAWK.

5.6   ISLANDING

      5.6.1 With reference to 756, Appendix C, Section II, A., 2.4 , during an ELECTRIC SYSTEM EMERGENCY, NIAGARA MOHAWK reserves the right to require. allow or prevent the ISLANDING of PRODUCER'S generation depending upon the prevailing NIAGARA MOHAWK electrical system operational needs at the time to the extent that PRODUCER'S PRODUCTION FACILITY was capable of same just prior to the date of this AGREEMENT.

5.7   PROTECTIVE DEVICE

      5.7.1 PRODUCER shall cooperate with NIAGARA MOHAWK on protective device settings and verification in accordance with 756, Appendix B,
            Section II, C and 756, Appendix C, Section V, B.

                                   ARTICLE VI
                              INSURANCE PROVISIONS

6.1 Upon the EFFECTIVE DATE of this AGREEMENT, the PRODUCER shall provide and maintain at its own expense, insurance policies, intended to be primary, issued by reputable insurance companies reasonably acceptable to NIAGARA MOHAWK, which meet or exceed the requirements listed herein:

      6.1.1 Workers Compensation and Employers Liability Insurance as required by the State of New York. Coverage shall include the U.S. Longshoremen's, and Harbor Workers Compensation Act and the Jones Act;


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

      6.1.2 Comprehensive General Liability (Including Contractual Liability), covering all operations to be performed under this AGREEMENT, with minimum limits of:

            (i)   Bodily Injury - $1,000,000/S1,000,000
                  Property Damage - $1,000,000/$ 1,000,000 OR

            (ii)  Combined Single Limit - $1,000,000

                  OR

            (iii) Bodily Injury and Property Damage per Occurrence - $1,000,000
                  General Aggregate & Product Aggregate - $2,000,000 each

      6.1.3 Umbrella Liability, coverage with a minimum limit of S 4,000,000.

6.2 NIAGARA MOHAWK shall be included as an additional insured for all coverages in order to provide NIAGARA MOHAWK protection from liability arising out of PRODUCER activities at the INTERCONNECTION FACILITY.

6.3 PRODUCER agrees to insure or cause to be insured, on its own side of the DELIVERY POINT against loss or damage of the kinds usually insured against by operators similarly situated, by means of policies issued by reputable insurance companies acceptable to NIAGARA MOHAWK with uniform standard coverage endorsement limited only as may be provided in the standard form of extended coverage endorsement at that time in use in New York, in amounts that are not less than the full insurable value of the INTERCONNECTION FACILITY and with such deductible provision as are customarily included by operators similarly situated. The term "full insurable value", as used herein, shall mean the actual replacement value. Alternatively, PRODUCER may insure or cause to be insured such property under a blanket insurance policy or policies which cover not only such property but other properties in the amount required by the previous sentence.

6.4 In the event that PRODUCER uses subcontractors in connection with this AGREEMENT, PRODUCER shall require all subcontractors provide the same insurance coverages as indicated in paragraph 6.1.1, 6.1.2 and 6.1.3.

6.5 Upon the EFFECTIVE DATE of this AGREEMENT, PRODUCER shall promptly provide NIAGARA MOHAWK with the original Owners Protective Liability policy and
      (i) Certificate(s) of Insurance for all other coverages required herein at the following address:

                To:   Niagara Mohawk Power Corporation
                      Attn: Risk Management, Bldg. C-1
                      300 Erie Boulevard West
                      Syracuse, NY 13202


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

      Such certificates, and any renewals or extensions thereof, shall provide that at least thirty (30) days prior written notice shall be given to NIAGARA MOHAWK in the event of any cancellation or diminution of coverage and shall outline the amount of deductibles or self-insured retentions which shall be for the account of PRODUCER. Such deductibles or self-insured retentions shall not exceed $100,000 unless agreed to by NIAGARA MOHAWK'S Risk Management Department.

6.6 If any insurance coverage is not secured, maintained or is canceled before the completion of all services provided under this AGREEMENT, and PRODUCER fails immediately to procure such insurance as specified, within ten (10) days after written notice is given by NIAGARA MOHAWK of the need for such insurance coverage, NIAGARA MOHAWK has the right to procure such insurance and to deduct the cost thereof from any sum due the PRODUCER under this contract or PRODUCER shall furnish NIAGARA MOHAWK'S Risk Management Department with copies of any accidents report(s) sent to PRODUCER insurance carriers covering accidents occurring in connection with or as a result of the performance of the work under this AGREEMENT.

6.7 These requirements are in addition to any which may be required elsewhere in the AGREEMENT. PRODUCER shall comply with any governmental and/or site specific insurance requirements even if not stated herein.

6.8 PRODUCER shall notify NIAGARA MOHAWK'S Risk Management Department in writing when coverages required herein have been reduced as a result of claim payments, expenses, or both.

6.9 PRODUCER represents that it has full policy limits available and shall notify NIAGARA MOHAWK'S Risk Management Department in writing when coverages required herein have been reduced as a result of claim payments, expenses, or both.

6.10 Nothing contained in these insurance requirements is to be construed as limiting the extent of the PRODUCER'S responsibility for payment of damages, or limiting, diminishing, or waiving contractor's obligation to indemnify, defend and save harmless NIAGARA MOHAWK in accordance with this AGREEMENT.

                                   ARTICLE VII
                              COMPLIANCE WITH LAWS

7.1 PRODUCER agrees to comply in all material respects with all applicable federal, state and local laws, ordinances, rules, regulations, permits, licenses, approvals, certificates, and requirements thereunder in connection with all its activities performed pursuant to this AGREEMENT, including, but not limited to all design, environmental, regulatory, engineering, construction, and property acquisition activities.

7.2 PRODUCER agrees to indemnify, defend, and save NIAGARA MOHAWK, its agents and employees, harmless from, and against any loss, damage, liability (civil or criminal), cost, suit, charge, expense (including reasonable attorneys fees) or cause of action, whether conditionally certain or otherwise, arising from violations by PRODUCER of said laws, ordinances, rules, regulations, permits, licenses, approvals, certificates and requirements thereunder. PRODUCER agrees to bear fully all civil and criminal penalties that may arise from its activities or from its violations of or its failure to comply with the aforementioned laws and requirements, whether such penalties are assessed against PRODUCER or NIAGARA MOHAWK.

7.3 If PRODUCER observes that any requirement specified in this AGREEMENT is at variance with any governing laws, ordinances, rules, regulations, permits, licenses, approvals, certificates and requirements thereunder, PRODUCER shall promptly notify NIAGARA MOHAWK in writing before incurring any further liability, expense or obligation. NIAGARA MOHAWK and PRODUCER shall in good faith attempt to reform this AGREEMENT to comply with the aforementioned laws, ordinances, rules, regulations, permits, approvals, or certificates. If NIAGARA MOHAWK and PRODUCER, are unable to do so, either party may terminate this AGREEMENT.

                                  ARTICLE VIII
                                  COST PAYMENTS

8.1 NIAGARA MOHAWK shall invoice PRODUCER at the end of each calendar quarter in an amount equal to NIAGARA MOHAWK'S actual costs and expenses for that quarter for which NIAGARA MOHAWK is to be reimbursed under this AGREEMENT.

8.2 PRODUCER shall reimburse NIAGARA MOHAWK for PRODUCER'S share of all of the following actual costs incurred, consistent with GOOD UTILITY PRACTICE, by NIAGARA MOHAWK after the EFFECTIVE DATE with respect to the INTERCONNECTION FACILITY and Interconnection upgrade facilities:

      8.2.1 All NIAGARA MOHAWK costs and expenses associated with the acquisition, ownership, operation, administration, inspection, design review, engineering, surveying, project management and coordination, testing of electrical equipment and installation of EMS-RTU and metering equipment, construction, financing, maintenance, environmental and regulatory permitting and licensing of, taxes and transfer of title and interest to, the INTERCONNECTION FACILITY, and any modified facility.

      8.2.2 All NIAGARA MOHAWK costs and expenses in connection with INTERCONNECTION STUDIES related to this INTERCONNECTION FACILITY.

      8.2.3 All NIAGARA MOHAWK costs and expenses of acquiring, owning, designing, engineering, constructing, financing, taxes, environmental permitting, and licensing, or any new or modified facilities.

      8.2.4 All legal fees and costs incurred by NIAGARA MOHAWK arising out of its exercise of eminent domain powers.

      8.2.5 Any capital costs associated with modification performed in accordance with this AGREEMENT.

      8.2.6 The PRODUCER shall reimburse NIAGARA MOHAWK for PRODUCER'S share of any and all actual costs or expenses that are incurred consistent with GOOD UTILITY PRACTICE by NIAGARA MOHAWK after the EFFECTIVE DATE pursuant to this AGREEMENT for the operation, maintenance and repair of the INTERCONNECTION FACILITY as follows:

            8.2.6.1 Operation, maintenance and repair costs and expenses shall include all actual costs and expenses associated with operation, inspection, engineering and legal services, contract administration, rights-of-way acquisition, administrative and general, working capital (including material adders, overhead charges, and transportation charges), and allowed earnings and/or rates of return approved by a regulatory body having jurisdiction, including but not be limited to, the following:

                  (i) Power Delivery Inspections: Monthly substation inspections by a traveling operator to inspect substation equipment for physical indications of potential problems. The inspection includes the documentation of equipment status, gauge indications and equipment loading. Includes substation security inspections to prevent unauthorized entry. Documentation of all such inspections to be provided to PRODUCER.
                        Switching: Periodic switching to remove or install electrical equipment in service for scheduled work activities or during emergency conditions for equipment restoration activities. Disconnects: Maintenance activities associated with disconnects based on work request generated by a traveling operator or as part of equipment maintenance requirements. Breakers: Preventive and corrective maintenance conducted on high voltage circuit breakers based on field observations, problems or per established maintenance procedures intervals. Relay PM: Preventive and corrective maintenance conducted on relay related problems or per established relay maintenance procedure intervals.

                  (ii)  Regional Control Center
                        EMS Switching: Administrative and support functions in the corrective and preventive maintenance activities of circuits and equipment conducted by Power Delivery and T&D departments. Work activities include emergency switching and restoration requirements, sequence of switching instructions, directing switching activities, mark-up procedures, and associated documentation.

                  (iii) Forestry
                        Stations: Includes substation yard herbicide program. ROW Maintenance: Includes the ROW maintenance program associated with substation and transmission circuits.

                  (iv)  Transmission and Delivery
                        Operation and Maintenance: Corrective and maintenance of transmission, sub-transmission and distribution circuits. Operation and maintenance activities include patrols, maintenance and repair activities of facilities per established electric operating procedures.

      8.2.7 Any and all federal, state or local taxes levied or assessed on NIAGARA MOHAWK, with respect to the INTERCONNECTION FACILITY, or payments made to NIAGARA MOHAWK by PRODUCER for services provided by NIAGARA MOHAWK under this AGREEMENT including, but not limited to, the following: transfer tax, property tax, federal income tax, New York State taxes. If any form of tax, other than income or excess profits tax, under any present or future federal, state or other law different from or in addition to the taxes for which participation in or payment by PRODUCER is provided herein or elsewhere in this AGREEMENT, should be levied or assessed against or incurred by NIAGARA MOHAWK with respect to any property, property right, commodity, service, or other matter involved in, growing out of or accruing from NIAGARA MOHAWK'S performance under this AGREEMENT, which different or additional tax would not be required to be paid by NIAGARA MOHAWK in the absence of this AGREEMENT and, with respect to such different or additional tax, no obligation of PRODUCER to participate or pay would have attached under the provisions of this AGREEMENT elsewhere than in this paragraph, then in such event PRODUCER shall fully reimburse NIAGARA MOHAWK for the full amount of such different or additional tax paid by NIAGARA MOHAWK.

      8.2.8 Increased Income Tax to NIAGARA MOHAWK Arising from PRODUCER'S Payment or Reimbursement of Tax Under the Proceeding Provisions. PRODUCER shall fully reimburse NIAGARA MOHAWK for any net actual federal income tax or New York State tax ("Tax"), if any, arising out of any payment or reimbursement of any tax by PRODUCER under this Article. The amount reimbursed to NIAGARA MOHAWK under this paragraph shall consist of(l) the initial amount of net actual Tax arising under this paragraph (the "First Amount"); (2) the net actual Tax on the First Amount (the "Second Amount"); (3) the net actual Tax on the Second Amount (the "Third Amount"); and (4) the net actual Tax on the Third Amount and on each succeeding amount until the final amount is less than one dollar.

      8.2.9 NIAGARA MOHAWK agrees to cooperate with PRODUCER in attempting to minimize NIAGARA MOHAWK'S costs under this Article, provided PRODUCER reimburses NIAGARA MOHAWK for all costs incurred by NIAGARA MOHAWK in connection with such cooperation, including reasonable attorneys fees, and provided further that PRODUCER shall indemnify, defend, and save harmless NIAGARA MOHAWK its agents and employees, against any and all penalties, judgments, fines civil or criminal, or other costs that may be imposed by any governmental authority as a result hereof.

8.3 PRODUCER agrees to pay all invoices within thirty (30) days from date of the invoice. If any invoice remains unpaid thirty (30) days from the invoice date, NIAGARA MOHAWK shall apply to the unpaid balance, and PRODUCER shall pay, a finance charge at the rate of one and one-half percent (1.5%) per month, but in no event more than the maximum allowed by law.

8.4 In the event that NIAGARA MOHAWK is the purchaser of power from the PRODUCTION FACILITY, any outstanding invoices which the PRODUCER has not paid to NIAGARA MOHAWK shall be deducted from the payments due PRODUCER by NIAGARA MOHAWK.

                                   ARTICLE IX
                                     NOTICES

9.1 All notices required or permitted under this AGREEMENT shall be in writing and shall be personally delivered or sent by certified or registered first class mail, postage prepaid, telex, facsimile transmission, or overnight express mail or courier service addressed as follows:

      To PRODUCER:                        To NIAGARA MOHAWK POWER
                                             CORPORATION:

      _______________________                MANAGER-TRANSMISSION
      _______________________                & DELIVERY SERVICES
      _______________________                NIAGARA MOHAWK POWER
      _______________________                CORPORATION

      _______________________                300 Erie Boulevard West
      _______________________                 Syracuse, NY 13202

9.2 Either party may change its address for notices by notice to the other in the manner provided above.

9.3 Notwithstanding paragraph 9.1, any notice hereunder, with respect to a system emergency or other occurrence requiring prompt attention, may be made by telephone provided that such notice is confirmed in writing promptly thereafter.

9.4 These representatives as noted in paragraph 9.1 or their designees shall be authorized to act on behalf of the parties, and their instructions, requests, and decisions will be binding upon the parties as to all matters pertaining to this AGREEMENT and the performance of the parties hereunder. Only these representatives shall have the authority to commit funds or make binding obligations on behalf of the parties. These representatives shall be responsible for tracking work, costs, schedules and all other matters related to this AGREEMENT, and to the performance of any third parties.

9.5 NIAGARA MOHAWK shall give Buyer 24 hours advance notice before conducting any inspection referenced in paragraph 8.2.6.2(i) above.

                                    ARTICLE X
                              TERM AND TERMINATION

10.1 This AGREEMENT shall become effective as of the date first above written (the "EFFECTIVE DATE"), subject to its approval or acceptance for filing by the FERC, and shall continue in effect for thirty (30) years.

10.2 This AGREEMENT shall not merge with or be terminated or superseded by any future agreement between the parties that does not specifically so provide.

10.3 In the event PRODUCER abandons the PRODUCTION FACILITY; becomes insolvent; or assigns or sublets this AGREEMENT in a manner inconsistent with this AGREEMENT, or is violating any of the material conditions, terms, obligations, or covenants of this AGREEMENT, or is not executing this AGREEMENT in good faith, NIAGARA MOHAWK may terminate this AGREEMENT. Before instituting proceedings before FERC to terminate the AGREEMENT, NIAGARA MOHAWK must give PRODUCER written notice of the reasons for termination. If within a period of thirty (30) days of such notice PRODUCER cures the default or breach cited by NIAGARA MOHAWK in such notice, to the reasonable satisfaction of NIAGARA MOHAWK, and shall have complied with the provisions of this AGREEMENT, such notice shall become null and void and of no effect.

10.4 In the event of a billing dispute between NIAGARA MOHAWK and the PRODUCER. NIAGARA MOHAWK will not apply to remove the INTERCONNECTION FACILITIES from service or to terminate transmission service thereon as long as the
      PRODUCER: (i) continues to make all payments not in dispute and (ii) pays into an independent escrow account the portion of the invoice in dispute, pending resolution of such dispute. If the PRODUCER fails to meet these two requirements, then a default shall be deemed to exist, to which the procedures set forth in this section for the removal of the INTERCONNECTION FACILITIES from service shall apply.

10.5 Termination of this AGREEMENT shall not relieve PRODUCER of any of its liabilities and obligations arising hereunder prior to the date termination becomes effective, and NIAGARA MOHAWK may take whatever judicial or administrative actions as appear necessary or desirable to enforce its rights hereunder. The rights specified herein are not exclusive and shall be in addition to all other remedies available to NIAGARA MOHAWK, either at law or in equity, for default or breach of any provision of this AGREEMENT.

10.6 PRODUCER shall be liable to NIAGARA MOHAWK for all costs, expenses, liabilities and obligations, including reasonable attorneys' fees, incurred by NIAGARA MOHAWK that result from or relate to the termination of this AGREEMENT.

10.7 In the event of termination of this AGREEMENT in accordance with Article X, NIAGARA MOHAWK will physically disconnect the PRODUCTION FACILITY from the TRANSMISSION SYSTEM and at NIAGARA MOHAWK'S sole determination remove any or all of NIAGARA MOHAWK'S INTERCONNECTION FACILITY equipment.

                                   ARTICLE XI
                                  FORCE MAJEURE

11.1 Neither party shall be considered to be in default or breach hereunder, and shall be excused from performance hereunder, if and to the extent that it shall be delayed in or prevented from performing or carrying out any provisions of this AGREEMENT by reason of storm, flood, lightning strikes, earthquake, fire, ice, snow, epidemic, war, invasion, riot, civil disturbance, sabotage, explosion, insurrection, military or usurped power, strikes, stoppage of labor, labor dispute, failure of contractors or supplies of material, action of any court or governmental authority, or any civil or military authority de facto or de jure, change in law, act of God or the public enemy, or any other cause beyond either party's control, including, without limitation, disconnection or limited operation of NIAGARA MOHAWK'S electric system, unscheduled repairs or maintenance, fuel or energy shortages, or equipment breakdown. A party's year 2000 computer compliance failure shall not constitute force majeure.

11.2 The party claiming force majeure shall use due diligence to resume performance or the provision of service hereunder as soon as practicable.

11.3 Neither party shall be liable to the other party for or on account of any loss, damage. injury or expense, including, but not limited to, special, indirect and consequential damages, resulting from or arising out of such delay or inability to perform.

                                   ARTICLE XII
                           RELATIONSHIP OF THE PARTIES

12.1 Except as expressly provided in Article III, nothing contained in this AGREEMENT shall be construed or deemed to cause, create, constitute, give effect to, or otherwise recognize PRODUCER and NIAGARA MOHAWK to be partners, joint venturers, employer and employee, principal agent, or any other business association, with respect to any matter.

12.2 Except as expressly provided in Article III or unless otherwise agreed to in writing signed by both parties, neither party shall have any authority to create or assume in the other party's name or on its behalf any obligation, express or implied or to act or purport to act as the other party's agent or legal empowered representative for any purpose whatsoever.

12.3 Neither party shall be liable to any third party in any way for any engagement, obligation, commitment, contract, representation or for any negligent act or omission to act of the other party, except as expressly provided for herein.

12.4 The rights and obligations of the parties shall be limited to those expressly set forth herein.

                                  ARTICLE XIII
                       THIRD PARTY BENEFICIARY/ASSIGNMENT

13.1 No person or party shall have any rights or interests, direct or indirect, in this AGREEMENT or the services or facilities to be provided hereunder, or both, except the parties, their successors, and authorized assigns.

13.2 The parties specifically disclaim any intent to create any rights in any person or party as a third-party beneficiary to this AGREEMENT or to the services or facilities to be provided hereunder, or both.

13.3 PRODUCER may assign or collaterally assign this AGREEMENT to lenders, or any financial institution participating in financing PRODUCER's INTERCONNECTION FACILITY or property acquisition, or to any partnerships created to operate PRODUCER's facilities, or to any other parties upon prior written notification to NIAGARA MOHAWK.


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

13.4 PRODUCER agrees to reimburse NIAGARA MOHAWK for costs and expenses (including reasonable fees and expenses of NIAGARA MOHAWK'S counsel) incurred in connection with NIAGARA MOHAWK'S review, execution and delivery of instruments, agreements or documents necessary in connection with the PRODUCER'S assignment, transfer, sale or other disposition of this AGREEMENT or any interest in the INTERCONNECTION FACILITY.

13.5 Any assignment in violation of Article XIII shall be considered null and void from its inception.

13.6 Any NIAGARA MOHAWK authorized assignment shall not relieve PRODUCER of the responsibility of full compliance with the requirements of this AGREEMENT, except in connection with the sale or disposition of the PRODUCTION FACILITY or the merger of the PRODUCER.

13.7 PRODUCER shall not make any assignment unless and until its successor in interest has agreed to undertake the obligations accepted by PRODUCER herein, and has provided written assurances to NIAGARA MOHAWK of continued performance and protection against liability upon assignment.

13.8 Assignment contrary to the provisions of this AGREEMENT shall make PRODUCER the indemnitor of NIAGARA MOHAWK and its successors, against any liabilities and costs, including attorneys fees as to which PRODUCER'S transferee fails to indemnify, defend, and hold harmless NIAGARA MOHAWK, its agents, employees and its successors, from and against any loss, damage, liability (civil or criminal), cost, suit, charge, expense (including reasonable attorneys fees) or cause of action, whether unconditionally certain or otherwise, incurred by NIAGARA MOHAWK as a result of said assignment or as a result of any dispute between PRODUCER and its transferees, or between any subsequent transferees, that arises from or relates to any assignment by PRODUCER.

13.9 This AGREEMENT shall bind and inure to the benefit of the parties to this AGREEMENT, their successors and permitted assigns.


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

                                   ARTICLE XIV
                                    APPROVAL

14.1 NIAGARA MOHAWK shall file this AGREEMENT with the appropriate regulatory authorities. If such regulatory body substantially modifies the terms and conditions of this AGREEMENT, either party shall have the right to unilaterally terminate this AGREEMENT.

14.2 This AGREEMENT is entered into subject to authorization by, or requirements of regulatory authorities having jurisdiction in respect to this AGREEMENT.

14.3 Nothing contained in this AGREEMENT shall be construed as affecting in any way the right of NIAGARA MOHAWK to unilaterally make application to the FERC for a change in rates, terms and conditions under Section 205 of the Federal Power Act and pursuant to the Commission's rules and regulations.

                                   ARTICLE XV
                                     WAIVER

15.1 No provision of this AGREEMENT may be waived except by mutual agreement of the parties as expressed in writing and signed by both parties.

15.2 Any waiver that is not in writing and signed by both parties shall be null and void from its inception.

15.3 No express waiver in any specific instance as provided in a required writing shall be construed as a waiver of future instances unless specifically so provided in the required writing.

15.4 No express waiver of any specific default shall be deemed a waiver of any other default whether or not similar to the default waived, or a continuing waiver of any other right or default by a party.

15.5 The failure of either party to insist in any one or more instances upon the strict performance of any of the provisions of this AGREEMENT, or to exercise any right herein, shall not be construed as a waiver or relinquishment for the future of such strict performance of such provision or the exercise of such right.

                                   ARTICLE XVI
                           AMENDMENT AND MODIFICATION

16.1 This AGREEMENT may be amended or modified only if the amendment or modification is in writing and executed by both parties. Any amendment or modification that is not in writing and signed by both parties shall be null and void from its inception.

16.2 No express amendment or modification in any specific instance as provided herein shall be construed as an amendment or modification of future instances, unless specifically so provided in the required writing.

16.3 Nothing in this AGREEMENT shall be construed as affecting in any way the ability of the PRODUCER to exercise its rights under the Federal Power Act and pursuant to FERC's rules and regulations promulgated thereunder.

                                  ARTICLE XVII
                                  GOVERNING LAW

17.1 This AGREEMENT and the rights and obligations of the parties to this AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York.

17.2 PRODUCER and NIAGARA MOHAWK agree to submit to the jurisdiction of the courts in the State of New York for the purposes of interpretation and enforcement of this AGREEMENT.

17.3 PRODUCER and NIAGARA MOHAWK may waive personal service by manual delivery and agree that service of process on PRODUCER and NIAGARA MOHAWK in any action concerning or arising out of this AGREEMENT may be made by registered or certified mail, return receipt requested, delivered to PRODUCER and NIAGARA MOHAWK at its address set forth in the preamble hereto.

                                  ARTICLE XVIII
                               DISPUTE RESOLUTION

18.1 Any claim or dispute, which either Party may have against the other, arising out of the AGREEMENT shall be submitted in writing to the other Party not later than sixty (60) days after the circumstances which gave rise to the claim or dispute have taken place. The submission of any claim or dispute shall include a concise statement of the question or issue in dispute, together with relevant facts and documentation to fully support the claim.

18.2 If any such claim or dispute arises, the parties shall use their best efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through Alternative Dispute Resolution ("ADR") techniques in accordance with the Model Procedure for Mediation of Business Disputes as published by the Center for Public Resources; however, either Party may terminate its participation in ADR during any stage of ADR and proceed under paragraph 18.3.

18.3 If any claim or dispute arising hereunder is not resolved pursuant to paragraph 18.2, either Party may, upon giving the other Party at least ten
      (10) days prior written notice, initiate litigation to submit such claim or dispute for decision by a court of competent jurisdiction.

18.4 Nothing in this Article XVIII shall restrict the rights of any party to file a complaint with FERC under relevant provisions of the Federal Power Act.

                                   ARTICLE XIX
                                  SEVERABILITY

19.1 If any term of this AGREEMENT, or the interpretation or application of any term or provision to any prior circumstance, is held to be unenforceable, illegal, or invalid by any governmental agency or court of competent jurisdiction, the remainder of this AGREEMENT, or the interpretation or application of all other terms or provisions to persons or circumstances other than those that are unenforceable, illegal, or invalid, shall not be affected thereby and each term and provision shall be valid and be enforced to the fullest extent permitted by law.

                                   ARTICLE XX
                                    HEADINGS

20.1 The headings in this AGREEMENT are included herein for convenience of reference only and shall not constitute a part of this AGREEMENT for any other purpose, or limit or be used as an aid in construing the provisions of this AGREEMENT.

                                   ARTICLE XXI
                        INTEGRATION/MERGER/SURVIVABILITY

21.1 This AGREEMENT sets forth the entire understanding and agreement of the parties as to the subject matter of this AGREEMENT and merges and supersedes all prior agreements, commitments, representations, writings and discussions between the parties with respect to the INTERCONNECTION FACILITY.

21.2 The obligations of the PRODUCER shall survive the completion, termination, or abandonment of this AGREEMENT and of the PRODUCER'S facilities and work.

                                  ARTICLE XXII
                            COMPLIANCE WITH THE NERC

22.1 Both parties agree to comply with any existing or future criteria, guides, and procedures established by the NERC or any successor organization to ensure the continued reliability of North America's interconnected bulk electric systems.

                                  ARTICLE XXIII
                        CONFIDENTIALITY AND AUDIT RIGHTS

23.1 PRODUCER hereby represents and confirms to the NIAGARA MOHAWK that it has or will take all necessary measures to assure that its deliveries of electric power and/or services to the NIAGARA MOHAWK will not be interrupted, delayed or otherwise adversely affected by the Year 2000 Problem. Furthermore, PRODUCER agrees to promptly notify the NIAGARA MOHAWK if it has reason to believe that the deliveries of electric power and/or services to the NIAGARA MOHAWK will be affected by the Year 2000 Problem.

23.2 Confidentiality. (a) The Parties shall hold in confidence, unless compelled to disclose by judicial or administrative process or other provisions of law, all documents and information furnished by the other Party in connection with this Agreement, provided that any compelled disclosure shall be subject to a protective order. Except to the extent that such information or documents are (i) generally available to the public other than as a result of a disclosure by the receiving Party, (ii) available to the receiving Party on a non-confidential basis prior to disclosure under this Agreement, or (iii) available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known, and by reasonable effort could not be known, to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation, the receiving Party shall not release or disclose such information to any other person, except to its employees on a need-to-know basis, in connection with this Agreement who have been advised of the confidentiality provisions of this Section 23.1 and have agreed in writing to comply with such provisions. In no event shall such information be disclosed in violation of the requirements of FERC Order 889, any orders on rehearing and any successor thereto. The receiving Party shall promptly notify the disclosing Party if it receives notice or otherwise concludes that the production of any information subject to this
      Section 23.1 is being sought under any provision of law.

      (b) Any audit, as referred to in Section 23.2, shall be subject to the confidentiality provisions of this Section 23.1.

      (c) The Parties agree that monetary damages would be inadequate to compensate a Party for the other Party's breach of its obligations under
      Section 23.1. Accordingly, a Party shall be entitled to equitable relief, by way of injunction or otherwise, if the other Party breaches or threatens to breach its obligations under Section 23.1.

23.3 Audit Rights. Within two (2) years following a calendar year, during normal business hours, the Parties shall have the right to audit each other's accounts and records pertaining to transactions under this Agreement during the calendar year at the offices where such accounts and records are maintained; provided that appropriate notice shall have been given prior to any audit, and provided that the audit shall be limited to those portions of such accounts and records that relate to services provided to the other Party under this Agreement for said calendar year. The Party being audited will be entitled to review the audit report and any supporting materials.

                                  ARTICLE XXIV

                                  COUNTERPARTS

      This Agreement may be executed in two or more counterparts. each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ERIE BOULEVARD HYDROPOWER, L.P.     NIAGARA MOHAWK POWER
                                    CORPORATION

By: ___________________________     By:________________________________

Title: ________________________     Title: Vice President, Marketing & Planning

Date: _________________________     Date: _______________________________

                                   Exhibit A

                              Waterport Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Waterport Single Line Diagram. Drawing No. 711532

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, & 2 - The Interconnection Points are located at the jaw side of disconnect switch 323. Buyer owns disconnect switch 323.

      Generators 1, & 2 - Common Delivery Point at the connection to the 34.5 kV Waterport station bus.

      Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware, between the switch and the 34.5 kV bus. The distance between the Interconnection and Delivery Points is approximately 20 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 12 kV side of transformer TB #2. Transformer TB #2 and approximately 20 feet of 34.5 kV circuit separate the Metering and Delivery Points


                                       1                         August 27, 1998

                              YALEVILLE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Yaleville Hydra Station Interconnection Diagram, Drawing No. 811474

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of disconnect switch 218, Buyer owns disconnect switch 218

      Generator 1 & 2 - Delivery Point is the respective connection to the 23kV Norfolk - Norwood No. 21 Line. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 23kV line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            Trenton Falls Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Trenton Falls Single Line Diagram, Drawing No. 811407

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 5, 6, & 7 - The Interconnection Points are at the jaw side of disconnect switches 218 and 228. Buyer owns disconnect switches.

      Generators 5, 6, & 7 - Delivery Points are the points of connection to the Trenton Falls station 46 kV C & D bus. Interconnection Facilities are the 23 kV conductors, insulators, connectors, and hardware between the switch and the bus. The distance between the Interconnection and Delivery Point is approximately 5 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 13.2 kV side of transformer(s) TB #1 and TB #2. Transformers TB #1 & TB #2, approximately 16 feet of 2500 MCM conductor, 18 feet of 795 MCM conductor, and 20 feet of 3 1/2 inch IPS aluminum bus separate the Metering and Delivery Points.


                                                                  August 7, 1998

                               Varick Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Varick Single Line Diagram. Drawing No. 811418

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 2, 3, 4 & 5 - The Interconnection Point are at the jaw side of disconnect switches 18 and 32. Buyer owns disconnect switches 18 and 32.

      Generators 2, 3, 4 & 5 - Common Delivery Point is the connection between the 34.5 kV bus to the High Dam - Varick # 21 line. Interconnection Facilities are the overhead conductors, insulators, support structures, connectors, hardware, protection systems, control systems and surge arresters between the switches. The distance between the Interconnection and Delivery Point is approximately 35 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformers TB #1 and TB #2. Transformer banks and approximately 50 feet of 34.5 kV overhead conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                              TALCVILLE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Talcville Hydra Station Interconnection Diagram, Drawing No. 811462

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of disconnect switch 218. Buyer owns disconnect switch 218

      Generator 1 & 2 - Delivery Point is the respective connection to the 23kV Emeryville - Mine Rd. No. 23 Line. Interconnection Facilities are the conductors, insulators, support structures foundations, connectors and hardware between the respective disconnect switch and the 23kV line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Net unit output metering is located at the 23 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                             Taylorville Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Taylorville Since Line Diagram, Drawing No. 811446

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2, 3 & 4 - The Interconnection Point is at the jaw side of disconnect switch 216. Buyer owns disconnect switch.

      Generators 1, 2, 3 & 4 - Common Delivery Point is the point of connection to the Taylorville station 23 kV bus. Interconnection Facilities are the 23 kV conductors, insulators, support structures, connectors, and hardware between the switch and the bus. The distance between the Interconnection and Delivery Point is approximately 20 Feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 240 feet of 23 kV overhead conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                             Stuyvesant Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Stuyvesant Single Line Diagram, Drawing No. G-781-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator l - The Interconnection Point is at the jaw side of disconnect switch 6188. Buyer owns disconnect switch 188.

      Generator 1 - The Delivery Point is the connection where the mobile substation tap is located in the 34.5 KV substation at Stuyvesant.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for generation needs to be added if the plant goes back into service.

                            SUGAR ISLAND HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Sugar Island Hydro Station Interconnection Diagram, Drawing No.811479

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 & 2 - Delivery Point is the respective connection to the 115kV Dennison - Colton No. 4 Line. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115kV line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asses Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located at the 4.8 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                                STARK HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Stark Hydro Station Interconnection Diagram, Drawing No.
      811494

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 - Delivery Point is the respective connection to the 115 kV switchyard bus at Colton Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Colton Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase. with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 12 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                           Stewarts Bridge Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Stewarts Bridge Single Line Diagram, Drawing No.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      The Interconnection Point is at the jaw side of disconnect switch 988. Buyer owns disconnect switch 988

      The Delivery Point is the Spier-West #9 line at tower 25.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for the generator will be located between R21 and the
13.2 KV connection point for the #6 Bank. Transformer Bank #1 and 1/8 mile of 115 KV circuit separate the metering and delivery points.

                            SOUTH EDWARDS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the South Edwards Hydro Station Interconnection Diagram, Drawing No. 811464

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2, 3 & 4 - Interconnection Point is at the jaw side of fined disconnect J225, Buyer owns fused disconnect J225

      Generator 1, 2, 3, & 4 - Delivery Point is the respective connection to the 34.5 kV switchyard bus at Colony Switching Station. Interconnection Facilities are the conductors, insulators support structures, foundations and hardware between connectors between the respective fused disconnect and the 34.5 kV switchyard bus at Colony Switching Station. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1, 2, 3 & 4 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                             Spier Falls Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Spier Falls Single Line Diagram, Drawing No.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Spier Falls Unit #8 - The Interconnection Point is at the jaw side of disconnect switch 6677. Buyer owns disconnect switch 6677

      The Delivery Point is the Spier Falls 77G Bus.

      Spier Falls Unit #9 - The Interconnection Point is the jaw side of disconnect switch 6999. Buyer owns disconnect switch 6999.

      The delivery point is the Spier falls 99G Bus.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for the generator #9 will be located between switch 5922 and connection paint for the #12 Bank. Transformer bank #9, R69 and approximately 20 feet of 115KV circuit separate the metering and the delivery points.

      Net unit metering for generator #8 is located between the 5666 and the cable to the #6 bank. Approximately 150 feet of 6900V cable, transformer #6, and 20 feet of 115KV circuit separate the metering from the delivery points.

                             Soft Maple Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Soft Maple Single Line Diagram, Drawing No. 811445

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, & 2 - The Interconnection Points are located at the jaw side of circuit switchers 18 and 28 in the Soft Maple transmission station. Buyer owns circuit switchers 18 and 28.

      Generators 1, & 2 - Delivery Points at the tie to the 115 kV Soft Maple station bus. Interconnection Facilities sac the overhead conductors, insulators, connectors, and hardware between the interconnect point and delivery point. The distance between the Interconnection and Delivery Points is approximately 26 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located the on the 6.9 k side of Soft Maple Transformer TB #1 and TB #2. Two meters are utilized at this site. The transformer bank(s) and approximately 65 feet of 115 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                            SOUTH COLTON HYDRO PLANT

                      INTERCONNECTION AGREEMENT- Exhibit A

      Refer to the South Colton Hydro Station Interconnection Diagram, Drawing No. 811498

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 - Delivery Point is the respective connection to the 115 kV switchyard bus at Colton Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Colton Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 12 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              Sewalls Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Sewalls Single Line Diagram, Drawing No. 811435

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, & 2 - The Interconnection Point is at the jaw side of disconnect switch 218. Buyer owns disconnect switch 218.

      Generators 1, & 2 - Common Delivery Point is the connection so the 23 kV bus. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware between the interconnect point and the 23 kV station bus. The distance between the Interconnection and Delivery Points is approximately 7 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Access to Sewalls Island is via a ROW or Easement across Black Clawson property. Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 25 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                           Sherman Island Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Sherman Island Hydro Single Line Diagram, Drawing No.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      The interconnection point is the jaw side of the disconnect switch 1788. Buyer Owens disconnect switch 1788. The delivery point is tower T511 on the Spier-Queesbury #17 line.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for the generator #2 and #3 will be located between the #1 Bank and the station service tap from the 6777. The Net unit metering for Generator #4 and #5 will be between the #2 Bank and the station service tap from 6799. Transformer Banks #1 and #2 and approximately 1/4 mile of 115KV circuit separate the each metering point from the delivery point.

                            School Street Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the School Street Single Line Diagram, Drawing No. D-7085-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - 4 - The Interconnection Point is at the jaw side of disconnect switches 6177 and 6199. Buyer owns disconnect switches 6177 and 6199. This is also the Interconnection Point for Green Island Hydro.

      Generator 1 - 4 - The Delivery Point is the 77 Bus and 99 Bus in the 34.5 KV substation at School Sweet.

      Generator 5 - The Interconnection Point is at the jaw side of disconnect switches 6577 and 6599. Buyer owns disconnect switches 6577 and 6599.

      Generator 5 - The Delivery Point is the 77 Bus and 99 Bus in the 34.5 KV substation at School Street.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 13.2 KV bus on the generator side of disconect switches 5166 and 5544. Transformer TB#1 and TB#5, breakers R61 and R65, and disconnect switches 5166 and 5544 separate the Metering and Delivery Points.

                            Schuylerville Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Schuylerville Single Line Diagram, Drawing No.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      The Interconnection Point for the Schuylerville facility is at the jaw side of disconnect switch 6199. Buyer owns disconnect switch 6199

      The Delivery Point is the Schuylerville substation 99 Bus.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for the generator #2 will be located between switch 5133 and #1 Bank. Approximately 75 feet of 4.8KV cable, Transformer bank #1 and approximately 20 feet of 34.5KV circuit separate the metering and the delivery points.

                            RAYMONDVILLE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Raymondville Hydro Station Interconnection Diagram, Drawing No. 811478

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 13, Buyer owns disconnect switch 13

      Generator 1 - Delivery Point is the respective connection to the 115kV switchyard bus at Norfolk Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Norfolk Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase. with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.3 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            Schaghticoke Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Schaghticoke Single Line Diagram, Drawing No. C-17641-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - 4 - The Interconnection Point is at the jaw side of disconnect switches 6277 and 6499. Buyer owns disconnect switches 6277 and 6499.

      Generator 1 - 4 - The Delivery Point is the Mechanicville - Schaghticoke No. 3 line (34.5 kV - 77 Bus) and the Mechanicville - Schaghticoke No. 7 line (34.5 kV - 99 Bus).

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for Generators 1-4 will be located off the 34.5 kV circuits on the generator side of disconnect switch 6211 and disconnect switch 6422. Disconnect switches 6211 and 6422 along with approximately 50 feet of 34.5KV circuit separate the metering points and the delivery points.

                              Prospect Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Prospect Single Line Diagram, Drawing No. 811406

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - The Interconnection Point is at the jaw side of disconnect switch 218. Buyer owns disconnect switch 218.

      Generator 1 - Delivery Point is the at the intersection of Prospect tap and 46 kV Trenton-Prospect #23 line (where line goes to Jarvis). Interconnection Facilities are the overhead conductor, insulators, connectors, and hardware between the interconnection point and delivery point. The distance between the Interconnection and Delivery Points is 3538 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 6.9 kV side of transformer TB #1. Transformer TB #1 and approximately 3578 feet of 46 kV circuit separate the Metering and Delivery Points.


                                       1                          August 7, 1998

                               RAINBOW HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Rainbow Hydro Station Interconnection Diagram, Drawing No. 811496

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 - Delivery Point is the respective connection to the 115 kV switchyard bus at Colton Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Colton Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 12 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                             PARISHVILLE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Parishville Hydro Station Interconnection Diagram. Drawing No. 811484

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 716, Buyer owns disconnect switch 716

      Generator 1 - Delivery Point is the respective connection to the 2.4kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 2.4kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located between disconnect switch 716 and the 2.4kV bus approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                             PIERCEFIELD HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Piercefield Hydra Station Interconnection Diagram, Drawing No. 811502

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2 & 3 - Interconnection Point is at the jaw side of disconnect switch 392. Buyer owns disconnect switch 392

      Generator 1, 2 & 3 - Delivery Point is the respective connection to the 46kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 46kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank No. 2 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.

      Generator 2 & 3 - Gross unit output metering is located at the 600V side of Transformer Bank No. 3 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                          Oswego Falls East Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Oswego Falls East Single Line Diagram, Drawing No. 811416

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Point is at the hinge side of disconnect switch 218, Oswego Falls West substation. Buyer owns disconnect switch 218.

      Generators 1, 2 & 3 - Delivery Point is at the Oswego Falls West substation, 34.5 kV common tie to Eureka-Fay St. #24. Interconnection Facilities are the overhead conductor, insulators, support structures, connectors, and hardware between the switch and the 34.5 kV tie. The distance between the Interconnection and Delivery Points is approximately 10 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1, Oswego Falls West substation. Transformer TB #1 and approximately 20 feet of 34.5 kV conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                          Oswego Falls West Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Oswego Falls West Single Line Diagram. Drawing No. 811416

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 3, 4 & 5 - The Interconnection Point is at the hinge side of disconnect switch 218. Buyer owns disconnect switch 218.

      Generators 3, 4 & 5 - Delivery Point is at the Oswego Falls West substation, 34.5 kV common tie to Eureka-Fay St. #24. Interconnection Facilities are the overhead conductor, insulators, support structures, connectors, and hardware between the switch and the 34.5 kV tie. The distance between the Interconnection and Delivery Points is approximately 10 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 20 feet of 34.5 kV conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                             Oak Orchard Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Oak Orchard Single Line Diagram, Drawing No. 711601

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - The Interconnection Point is located at Pole #1 on 13.2 kV feeder F7654 Buyer owns Pole #1 and all equipment form this point into the plant.

      Generator 1 - Common Delivery Point is located at Pole #1 on 13.2 kV feeder F7654.

      There are no Interconnection Facilities at this site.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 480 V side of transformer TB #1. Transformer TB #1 and approximately 400 feet of 13.2 kV circuit separate the Metering and Delivery Points.


                                       1                          AUGUST 7, 1998

                             OSWEGATCHIE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Oswegatchie Hydro Station Interconnection Diagram, Drawing No. 811463 and South Edwards Hydro Station Interconnection Diagram, Drawing No. 811464

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of disconnect switch 613, Buyer owns disconnect switch 613

      Generator 1 & 2 - Delivery Point is the respective connection to the 34.5 kV switchyard bus at Colony Switching Station. Interconnection Facilities are the conductors, insulators, support structures foundations and hardware connectors between the respective disconnect switch and the 34. 5 kV switchyard bus at Colony Switching Station. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1&2 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank no. 1 at South Edwards approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               NORFOLK HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Norfolk Hydro Station Interconnection Diagram, Drawing No. 811476

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Points are at the jaw side of disconnect switches 18 & 28, Buyer owns disconnect switches 18 & 28

      Generator 1 - Delivery Point is the respective connection to the 11 5kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase. with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.4 kV side of Transformer Banks no. 1 and no. 2 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               NORWOOD HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Norwood Hydro Station Interconnection Diagram. Drawing No. 811477

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 228. Buyer owns disconnect switch 228

      Generator 1 - Delivery Point is the respective connection to the 23kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 23kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank No. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               Minetto Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Minetto Single Line Diagram, Drawing No. 811420

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 2, 3, 4, 5 & 6 - The Interconnection Points are at the jaw side of disconnect switch 87, the jaw side of disconnect switch 78, the jaw side of disconnect switch 84 and the supply side of fused disconnect J141. Buyer owns disconnect switches and fused disconnect and surge arresters.

      Generators 2, 3, 4, 5 & 6 - Common Delivery Point is the connection to Seneca Hills tap from the Minetto 34.4 kV feeder. Interconnection Facilities are the overhead conductors, insulators, support structures, connectors, hardware, protection systems, control systems, between the switches and the tap point. The distance between the Interconnection and Delivery Point is approximately 550 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 34.5 kV side of transformers TB #1 and TB #2. Transformer banks and approximately 600 feet of 34.5 kV overhead conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                               Moshier Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Moshier Single Line Diagram, Drawing No. 811448

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - Interconnection Point is the jaw side of disconnect switch 18 where the arrester lead meets the 115kv line. Buyer owns disconnect switch 18 and 115kv arresters.

      Generators 1 & 2 - Common Delivery Point is at the connection between the Taylorville-Moshier 115 kV transmission circuit and Sunday Creek station tie. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors, and hardware associated with the 115 kV feeder circuit Taylorville-Moshier #7 between the Delivery Point and the Interface point. Moshier 98 kV MCOV surge and supports are owned by the Buyer. The distance between the Interconnection and Delivery Point is approximately 230 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Portions of the Interconnection Facilities are located on Niagara Mohawk lands associated with the 115 kV transmission system and Sunday Creek Station switchyard.

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for generators 1 & 2 is located at the 6600 V side of transformer TB #1. Transformer TB #1, and approximately 235 feet of 115 KV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                               MACOMB HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Macomb Hydro Station Interconnection Diagram, Drawing No. 811487

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 203, Buyer owns disconnect switch 203

      Generator 1 - Delivery Point is the respective connection to the 34.5 kV Spencers Corners-Malone No. 26 Line. Interconnection Facilities are the conductors, insulators, connectors support structures, foundations and hardware between the respective disconnect switch and the 34.5 kV Line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            Mechanicville Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Mechanicville Single Line Diagram, Drawing No. D-9657-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - 7 - The Interconnection Point is at the jaw side of disconnect switches 6977 and 6899. Buyer owns disconnect switches 6977 and 6899.

      Generator 1 - 7 - The Delivery Point is the 77 Bus and 99 Bus in the 34.5 KV substation at Mechanicville.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for generation is located off the 34.5 kV side of transformer TB#8 and TB#9. The metering and delivery points are the same.

                               Kamargo Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Kamargo Single Line Diagram, Drawing No. 811432

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Point is at the jaw side of disconnect switch 243. Buyer owns disconnect switch 243.

      Generators 1, 2 & 3 - Common Delivery Point is the connection between the 23 kV Black River-Kamargo #24 line and the 23 kV transmission feed to Leray. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware between the switch and the 23 kV feed to Leray. The distance between the Interconnection and Delivery Points is approximately 310 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 330 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                           Lighthouse Hill Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Lighthouse Hill Single Line Diagram, Drawing No.811492

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Points to the 115 kV grid are located at the jaw side of motor operated disconnect 18, and the hinge side of disconnects 28 and 48. Interconnection Points for the 12 kV "B" bus are located at the jaw side of disconnect switch 458, at the jaw side of load break switch 411 and at the jaw side of load break switch 441. Interconnection Points for the 12 kV "A" bus are located at the hinge side of disconnect switch 438.

      Generators 1 & 2 - Delivery Points to the 115 kV grid are at the connection point of the power leads from TB #1, TB #2 and TB #4 to the 115 kV line conductor. The Interconnection Facilities on the 115 kV side of the station are the overhead conductors, insulators, connectors, hardware, protection systems, and control systems between the switch and the 115 kV line connection. The distance between the Interconnection and Delivery Points is approximately 50 feet per phase. The Delivery Points to the 12 kV system are at the above defined Interconnection Points. The Interconnection Point and Delivery Point are common for the 12 kV system and as such there are no Interconnection Facilities on the 12 kV side of the station. The distance between the Interconnection and Delivery Points is approximately 0 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators locations are on 12 kV side of Lighthouse Hill transformers TB #1, TB #2 and TB #4 and are on the 12 kV load side of switches 413 and 443 for feeders #6141 and #6144. The Metering and Delivery Points to the 115 kV grid, at transformer bank TB #1, TB #2 and TB #4 feeds, are separated by the respective transformer and approximately 75 feet of 115 kV circuit. Each Metering and Delivery Point for the 12 kV feeders are separated by approximately 14 feet of 12 kV circuit, a regulator and a breaker.


                                                                   August 7,1998

                               Inghams Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Inghams Single Line Diagram, Drawing No. 911020

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, & 2 - The Interconnection Points are located at the jaw side of disconnect switches 6199 and 6177. Buyer owns disconnect switches 6177 and 6199 and all equipment on the generation side of these switches.

      Generators 1, & 2- Common Delivery Point at the connection to the 46 kV bus 77E and 99E. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware between the interconnect point and delivery point. The distance between the Interconnection and Delivery Points is approximately 5 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 20 feet of 46 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                            Johnsonville Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Johnsonville Single Line Diagram, Drawing No. H-1444-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - 2 - The Interconnection Point is at the jaw side of disconnect switch 288. Buyer owns disconnect switch 288.

      Generator 1 - 2 - The Delivery Point is the connection to the Schaghticoke-Johnsonville No. 2 line (34.5KV).

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for Generators 1-2 is located off the 34.5 kV bus on the generator side of disconnect switch 277. Circuit breaker R2 and disconnect switch 277 separate the metering point and the delivery point.

                             HOGANSBURG HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Hogansburg Hydro Station Interconnection Diagram, Drawing No. 811483

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 613, Buyer owns disconnect switch 613

      Generator 1 - Delivery Point is the respective connection to the 4.8 kV Feeder 97771. Interconnection Facilities are the conductors, insulators, connectors, support structures, foundations and hardware between the respective disconnect switch and the 4.8 kV Feeder 97771. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Net unit output metering is located at the 4.8 kV side of Transformer Bank no. 1 approximately ( ) feet separate the Metering and Delivery points.


      08/04/98

                           Hydraulic Race Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Hydraulic Race Single Line Diagram, Drawing No. 711498

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - The Interconnection Point is located at the cable splice located in manhole 4R. Buyer owns manhole 4R and Seller owns cable splice. Buyer owns cable from splice to station.

      Generators 1 - Delivery Point at the 12 kV bus at Lockport Station, Hinman Road, Lockport, NY.

      The Interconnection Facility is the 751 line from the Interconnection Point, splice in Manhole #4R to the Delivery Point, Lockport Station 12 kV bus. The Interconnection Facilities include cables, duct banks, manholes, wire, poles, insulators, connectors, circuit breakers, relay protection systems, and control systems. The distance between the Interconnection and Delivery Points is approximately 1.8 miles per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generator is located on the blade side of switch 7. Approximately 1.8 miles of 12 kV circuit separate the Metering and Delivery Points.


                                                                 August 27, 1998

                             High Falls Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the High Falls Single Line Diagram, Drawing No. 811447

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Point is at the bus connection point of the power leads from TB #1.

      Generators 1, 2 & 3 - Common Delivery Point is at the connection point of the power leads from TB #1 to 23kV bus. The Interconnection Point and the Delivery Points are common and as such there are no Interconnection Facilities at this site. The distance between the Interconnection and Delivery Points is approximately 0 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generation is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 10 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                               HIGLEY HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Higley Hydro Station Interconnection Diagram, Drawing No. 811473

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2 & 3 - Interconnection Point is at the jaw side of disconnect switch 18. Buyer owns disconnect switch 18

      Generator 1, 2 & 3 - Delivery Point is the respective connection to the 115kV bus. Interconnection Facilities are the conductors, insulators, connectors, support structures, foundations, and hardware between the respective disconnect switch and the 115kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1, 2 & 3 - Gross unit output metering is located at the 4.8kV side of Transformer Bank No. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              Herrings Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Herrings Single Line Diagram, Drawing No. 811434

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Points are located at the bus connection point of the power leads from TB #1

      Generators 1, 2 & 3 - Common Delivery Point is at the tie to the connection point of the power leads from TB #1 to 23 kV bus. The Interconnection Point and Delivery Point are common and as such there are no Interconnection Facilities at this site. The distance between the Interconnection and Delivery Points is approximately 0 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located the on the 2.4 kV side of Herrings Transformer TB #1. The transformer bank and approximately 30 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                              HEUVELTON HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Heuvelton Hydro Station Interconnection Diagram, Drawing No. 811461

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of disconnect switch 218, Buyer owns disconnect switch 218.

      Generator 1 & 2 - Delivery Point is the respective connection to the 23kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 23kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located at the 2.4kV side of Transformer Bank No. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            Green Island Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Green Island Single Line Diagram, Drawing No. D-16899-E

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - 4 - The Interconnection Point is at the jaw side of disconnect switches 6177 and 6199 at School Street Hydro. Buyer owns disconnect switches 6177 and 6199. The Interconnection Points are also the Interconnect Points for School Street Hydro.

      Generator 1 - 4 - The Delivery Point is the 77 Bus and 99 Bus in the 34.5 KV substation at School Street Hydro. The Delivery Points are also the Delivery Points for School Street Hydro.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Net unit metering for generators is located off the 13.2 kV bus on the Green Island Hydro side of R85 at School Street Hydro. Transformer TB#1, R85, R61, disconnect switches 5166, 6199, and 6177, and approximately 2 miles of 13.2 KV circuit separate the Metering and Delivery Points.

                            HANNAWA FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Hannawa Falls Hydro Station Interconnection Diagram, Drawing No. 811472

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of circuit switcher R15, Buyer owns circuit switcher R15

      Generator 1 & 2 - Delivery Point is the respective connection to the 115kV Dennison-Colton No. 5 Line. Interconnection Facilities are the conductors, insulators, connectors, support structures, foundations and hardware between the respective circuit switcher and the 115 kV Line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located at the 4.8 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              Glenwood Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Glenwood Single Line Diagram, Drawing No. 711531

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Points are located at the hinge side of disconnect switch 7239 in Medina substation. Buyer owns disconnect switch 7239.

      Generators 1, 2 & 3 - Common Delivery Point at the connection to the main
      34.5 kV Medina station bus.

      Interconnection Facilities are the overhead conductors, insulators, connectors, hardware, protection systems, and control systems between the switch and the 34.5 kV bus. The distance between the Interconnection and Delivery Points is approximately 10 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located the on the 4.8 kV, Glenwood-Medina 309 Line. Transformer TB #1 and approximately 500 feet of 4.8 kV circuit separate the Metering and Delivery Points.


                                       1                          August 7, 1998

                               Granby Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Granby Single Line Diagram, Drawing No. 811413

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Point is at the jaw side of disconnect switch 243. Buyer owns disconnect switch 243.

      Generators 1 & 2 Common Delivery Point is the point of connection to the Fay St. - Granby 24 circuit. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware, between the switch and the delivery point. The distance between the Interconnection and Delivery Point is approximately 2 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators as located on the 4.16 kV side of transformer TB #1. The transformer bank and approximately 50 feet of 34.5 kV overhead conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                           FRANKLIN FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Franklin Hydro Station Interconnection Diagram, Drawing No. 811501

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is ax the jaw side of disconnect switch 218, Buyer owns disconnect switch 218.

      Generator 1 & 2 - Delivery Point is the respective connection to the 46kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 46kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located at the 2.4kV side of Transformer Bank No. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               Fulton Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Fulton Single Line Diagram, Drawing No. 811411

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Points are at the jaw side of disconnect switch 218. Buyer owns disconnect switch 218.

      Generators 1 & 2 - Common Delivery Point is the tap connection point to the Granby-Eureka #21. Interconnection Facilities are the overhead conductors, insulators, support structure, connectors, and hardware between switch 218 and the delivery point. The distance between the Interconnection and Delivery Point is approximately 5 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.3 kV side of transformer TB #1. The transformer bank and approximately 50 feet of 34.5 kV conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                             FIVE FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Five Falls Station Interconnection Diagram, Drawing No.
      811497

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 - Delivery Point is the respective connection to the 115 kV switchyard bus at Colton Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Colton Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 12 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              FLAT ROCK HYDRO PLANT

      Refer to the Flat Rock Hydro Station Interconnection Diagram, Drawing No. 81146O

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 & 2 - Interconnection Point is at the jaw side of circuit switcher 18, Buyer owns circuit switcher 18

      Generator 1 & 2 - Delivery Point is the respective connection to the 115kV bus. Interconnection Facilities are the conductors, insulators, connectors, support structures, foundations and hardware between the respective circuit switcher and the 115 kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 & 2 - Gross unit output metering is located as the 2.4 kV side of Transformer Bank no. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              Ephratah Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Ephratah Single Line Diagram, Drawing No. 911018

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2, 3 & 4 - The Interconnection Point is at the jaw side of disconnect switch 6499. Buyer owns disconnect switch 6499.

      Generators 1, 2, 3 & 4 - Common Delivery Point is the connection to the 23 kV bus. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware between the switch and the station bus. The distance between the Interconnection and Delivery Points is approximately 5 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #4. Transformer TB #4 and approximately 25 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                             Feeder Dam Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

       Refer to the Feeder Dam Hydro Single Line Diagram, Drawing No.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      The interconnection point is the jaw side of the disconnect switch 1488. Buyer Owens disconnect switch 1488. The delivery paint is pole 89 on the Queensbury-Henry St. #14 line.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for the facility is located between the #2 Bank and the 5288. Transformer Bank #2 and approximately 50 feet of 34.5kV circuit separate the metering and the delivery points.

                              EJ West Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the EJ West Hydro Single Line Diagram, Drawing No. 91138

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      The interconnection point is the jaw side of the disconnect switches 1677 and the 6277. Buyer owns disconnect switches 1677 and 6277. The delivery point is the EJ West substation 77G bus.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for the #1 generator is located between the R51 and the #1 Bank Metering for the #2 Generator is between the R52 and the #2 Bank. Transformer Banks #1 and #2 and approximately 20 feet of 115KV circuit separate the metering and the delivery points.


08/10/98

                               Elmer Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Slitter Single Line Diagram, Drawing No. 811444

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Point is at the jaw side of disconnect switch 218. Buyer owns disconnect switch

      Generators 1 & 2 - Common Delivery Point is the connection between to 23 kV Taylorville-Effley #24 transmission line and Elmer Tap. Interconnection Facilities are the conductors, insulators, support structures, connectors, and hardware between the switch interconnect point and the delivery point. The distance between the Interconnection and Delivery Points is approximately 2250 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Access to Elmer plant is provided by an easement across Ed Keib property. Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #1. Transformer TB #1 and approximately 2260 feet of 23 kV overhead conductor separate the Metering and Delivery Points.


                                       1                          August 7, 1998

                              EEL WEIR HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Eel Weir Hydro Station Interconnection Diagram, Drawing No. 811474

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2, & 3 - Interconnection Point is at the jaw side of disconnect switch 218, Buyer owns disconnect switch 218

      Generator 1, 2, & 3 - Delivery Point is the respective connection to the 23kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 23kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING FONTS

      Generator 1, 2 & 3 - Net unit output metering is located at the 23 kV side of Transformer Bank no. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               Effley Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Effley Single Line Diagram, Drawing No. 811443

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2, 3 & 4 - The interconnection point(s) for Effley generation is at the jaw side of disconnect switch 218, Buyer owns disconnect switch

      Generators 1 through 4 - Delivery Point is the connection to the 23 kV Taylorville - Effley #24 transmission line. Interconnection Facilities are the conductors, insulators, support structure, connectors, and hardware between the switch and the first transmission structure on the #24 line. The distance between the Interconnection and Delivery Points approximately 250 feet per phase. Surge arresters will be owned by the buyer.

2.    NIAGARA MOHAWK PROPERTIES

      Access to Effley plant is by easement across Keib property. Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.3 kV side of TB #1 and approximately 255 feet of overhead conductor separate the Metering and Delivery Points.


                                                                  August 7, 1998

                               Eagle Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Eagle Single Line Diagram, Drawing No. 811442

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 3, & 4 - The Interconnection Point is at the jaw side of disconnect switch 28. Buyer owns disconnect switch.

      Generators, 1, 2, 3 & 4 - Common Delivery Point is the connection between the 115kv tap to Eagle and the 115kv Taylorville-Moshier #7 transmission line. Interconnection Facilities are the conductors, insulators, support structures, connectors, and hardware between the switch and the first transmission structure on the #7 line. The distance between the Interconnection and Delivery Points is approximately 120 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #2. Transformer TB #2 and approximately 140 feet of 115 kV overhead conductor separate the Metering and Delivery Points.


                                       1                          August 7, 1998

                            EAST NORFOLK HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the East Norfolk Hydro Station Interconnection Diagram, Drawing No. 811475

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 218, Buyer owns disconnect switch 218

      Generator 1 - Delivery Point is the respective connection to the 23kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 23kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 2.4 kV side of Transformer Bank no. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                               COLTON HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Colton Hydro Station Interconnection Diagram, Drawing No. 811471

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2 & 3 - Interconnection Point is ax the jaw side of disconnect switches 16 & 19, Buyer owns disconnect switches 16 & 19.

      Generator 1, 2 & 3 - Delivery Point is the respective connection to the 115kV Transfer bus and 115kV "B" bus section. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switches and the 115kV Transfer bus and 115kV "B" bus section. The distance between the Interconnection and Delivery Point is approximately 70 feet per phase, with a total of approximately 210 feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 13.2kV side of Transformer Bank No. 1 approximately 150 feet of overhead transmission separate the Metering and Delivery points.

      Generator 2 - Gross unit output metering is located at the 13.2kV side of Transformer Bank No. 2 approximately 150 feet of overhead transmission separate the Metering and Delivery points.

      Generator 3 - Gross unit output metering is located at the 13.2kV side of Transformer Bank No. 3 approximately 150 feet of overhead transmission separate the Metering and Delivery points.


      8/04/98

                              Deferiet Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Deferiet Single Line Diagram, Drawing No. 811433

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Points are located at the jaw side of disconnect switches 218 in the Deferiet station.

      Generators 1, 2 & 3 - Delivery Points at the tie to the 23 kV Deferiet station bus. Interconnection Facilities are the overhead conductors, insulators, connectors, hardware, between the interface point and the delivery point. The distance between the Interconnection and Delivery Points is approximately 10 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located the on the 2.4 kV side of Deferiet Transformer TB #1. The transformer bank and approximately 30 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                            BROWNS FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Browns Falls Hydro Station Interconnection Diagram, Drawing No. 811457

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18.

      Generator 2 - Interconnection Point is at the jaw side of disconnect switch 28, Buyer owns disconnect switch 28.

      Generator 1 & 2 - Delivery Point is the respective connection to the 115kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 6.6kV side of Transformer Bank No. 1 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.

      Generator 2 - Gross unit output metering is located at the 6.6kv side of Transformer Bank No. 2 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            CHASM FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Chasm Falls Hydro Station Interconnect Diagram, Drawing No. 811486

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1, 2 & 3 - Interconnection Point is at the jaw side of disconnect switch 228, Buyer owns disconnect switch 228

      Generator 1, 2 & 3 - Delivery Point is the respective connection to the 34.5kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 34.5kV bus. The distance between the Interconnection and Delivery Point is approximately ( ) feet per phase, with a total of approximately ( ) feet of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1, 2 & 3 -- Gross unit output metering is located at the 2.4 kV side of Transformer Bank No. 2 approximately ( ) feet of overhead transmission separate the Metering and Delivery points.


      08/04/98

                            Black River Hydro Plant

                     INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Black River Single Line Diagram, Drawing No. 811431

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - The Interconnection Point is at the line side of fuse disconnect J245. Buyer owns fuse disconnect J245.

      Generators 1, 2 & 3 - Common Delivery Point is the tie-in with transmission switch X22K24, on the 23 kV Black River-Black River Hydro #22 line. Interconnection Facilities are the overhead conductors, insulators, connectors, and hardware, between the fused disconnect and the 23 kV transmission switch X22K24. The distance between the Interconnection and Delivery Points is approximately 1100 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 2.4 kV side of transformer TB #4. Transformer TB #4 and approximately 1125 feet of 23 kV circuit separate the Metering and Delivery Points.


                                                                  August 7, 1998

                                BLAKE HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Blake Hydro Station Interconnection Diagram, Drawing No.
      811495

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 18, Buyer owns disconnect switch 18

      Generator 1 - Delivery Point is the respective connection to the 115 kV switchyard bus at Colton Substation. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors and hardware between the respective disconnect switch and the 115 kV switchyard bus at Colton Substation. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase, with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 6.9 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                              Belfort Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Belfort Single Line Diagram, Drawing No. 81144.

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2 & 3 - Interconnection Points is the jaw side of disconnect switch 253, Buyer owns disconnect switch 253.

      Generators 1, 2 & 3 - Common Delivery Point is the connection to the Taylorville 23 kV bus. Interconnection Facilities are the conductors, insulators, support structures, foundations, connectors, and hardware associated with the 23 kV circuit, Belfort - Taylorville No. 25 between Belfort switch 253 and Taylorville switch 253, and Taylorville station switches 251 and 253 and breaker R250; including all conductor, 23 kV bus, insulators, support structures, foundations, protection systems, control systems, power supply including cables associated with R250. The distance between the Interconnection and Delivery Points is approximately 3300 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators 1, 2 & 3 is located at the 2.4 kV side of transformer TB #1. Transformer TB #1, Belfort switch 253, approximately 3325 feet of 23 kV circuit, Taylorville switches 251 and 253 and Taylorville breaker R250 separate the Metering and Delivery Points.


                                       1                          August 7, 1998

                           Bennetts Bridge Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Bennetts Bridge Single Line Diagram, Drawing No.811491

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1, 2, 3 & 4 - The Interconnection Points are located at Lighthouse Hill station. Interconnection Points to the 115 kV grid are located at the hinge side of motor operated disconnects 28 and 48 and the jaw side of motor operated disconnect 18. (Field verify) Interconnection Points for the 12 kV "B" bus are located at the jaw side of disconnect switch 458, at the jaw side of load break switch 411 and at the jaw side of load break switch 441. Interconnection Points for the 12 kV "A" bus are located at the jaw side of disconnect switch 438.

      Generators 1, 2, 3 & 4 - Delivery Points are located at Lighthouse Hill station. Delivery Points to the 115kV grid are at the connection point of the power leads from Sw 18, 28 and 48 to the 115 kV bus conductor. The Interconnection Facilities on the 115 kV side of the station are the overhead conductors, insulators, connectors, hardware, protection systems, and control systems between the switches and the 115 kV line connection. The distance between the Interconnection and Delivery Points is approximately 50 feet per phase. The Delivery Points to the 12 kV system are at the above defined Interconnection Points. The Interconnection Point and Delivery Point are common for the 12 kV system and as such there are no Interconnection Facilities on the 12 kV side of the station. The distance between the Interconnection and Delivery Points is approximately 0 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering is located at Lighthouse Hill station. Bennetts Bridge incorporates three primary distribution lines on poles/towers to Lighthouse Hill station. Metering for generators locations are on 12 kV side of Lighthouse Hill transformers TB #1, TB #2 and TB #4 and are on the 12 kV load side of switches 413 and 443 for feeders #6141 and #6144. The Metering and Delivery Points to the 115 kV grid, at transformer bank TB #1, TB #2 and TB #4 feeds, are separated by the respective transformer and approximately 75 feet of 11 kV circuit. Each Metering and Delivery Point for the 12 kv feeders are separated by approximately 14 feet of 12 kV circuit, a regulator and a breaker.


                                       1                          August 7, 1998

                             Beardslee Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Beardslee Single Line Diagram, Drawing No. 911011

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Point is at the jaw side of disconnect switch 683. Buyer owns disconnect switch.

      Generators 1 & 2 - Common Delivery Point is the connection to the 115 kV Inghams-St. Johnsville #6 transmission line. Interconnection Facilities are the overhead conductors, insulators, support structures, connectors, and hardware between the switch and the first transmission structure on the #6 line. The surge arresters will be owned by the Buyer. The distance between the Interconnection and Delivery Points is approximately 450 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generators is located on the 6.9 kV side of transformer TB #1. Transformer TB #2 and approximately 475 feet of 115 kV overhead conductor separate the Metering and Delivery Points.


                                                                   July 22, 1998

                               BeeBee Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Beebee Single Line Diagram, Drawing No. 81499

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The interconnection point(s) for Beebee Island generation will be the substation side of breakers R915 and R925. R915 and R925 are located within the Seller's Mill Street substation metalclad switchgear

      Generators 1 & 2 - Delivery Point(s) are the connection to the 4.8 kV Bus of the Seller's Mill Street station. Interconnection Facilities are the copper bus between the respective breakers and the station bus. The distance between the Interconnection and Delivery Points is approximately 5 feet per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for generator 1 is located on the unit #1, 4800 V feed to the Mill Street station duct bank. Net unit metering for generator 2 is located on the unit #2, 4800 V feed to the Mill Street station duct bank.


                                       1                          August 7, 1998

                            ALLENS FALLS HYDRO PLANT

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Miens Falls Hydro Station Interconnection Diagram, Drawing No. 811481

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generator 1 - Interconnection Point is at the jaw side of disconnect switch 13, Buyer owns disconnect switch 13

      Generator 1 - Delivery Point is the respective connection to the 115 kV Colton-Malone No. 3 Line. Interconnection Facilities are the conductors, insulators, support structures, foundation connectors and hardware between the respective disconnect switch and the 115 kV Line. The distance between the Interconnection and Delivery Point is approximately ( ) miles per phase. with a total of approximately ( ) miles of conductor per phase.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Asset Sales Agreement for property descriptions.

3.    METERING POINTS

      Generator 1 - Gross unit output metering is located at the 4.8 kV side of Transformer Bank no. 1 approximately ( ) miles of overhead transmission separate the Metering and Delivery points.


      08/04/98

                           Baldwinsville Hydro Plant

                      INTERCONNECTION AGREEMENT - Exhibit A

      Refer to the Baldwinsville Single Line Diagram, Drawing No. 811423

1.    INTERCONNECTION AND DELIVERY POINTS, INTERCONNECTION FACILITIES

      Generators 1 & 2 - The Interconnection Points are intersection of the conductors at the jaw side of line disconnect switch X29-8 and X29-9. Buyer owns disconnect switch X29-8 and X29-9.

      Generators 1 & 2 - Delivery Points are at the jaw side of disconnect switch X29-8 and X29-9. There are no Interconnection Facilities at this site. LP. and D.P. are identical. Distance between Interconnection Point and Delivery Point is approximately 0 feet.

2.    NIAGARA MOHAWK PROPERTIES

      Refer to the Assets Sales Agreement for property descriptions.

3.    METERING POINTS

      Metering for Baldwinsville Hydro generators is located on the 4.8 kV side of transformer TB #1. Net unit metering for Seller's customer Seneca Hydro will be installed on the 4.8 kV side of future installed GSU. The Baldwinsville transformer bank and approximately 150 feet of 34.5 kV conductor separate the Baldwinsville Metering and Delivery Points.

                                   Exhibit B

                               ALLENS FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note: No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                               Baldwinsville Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      ESB 756 metering for Seneca Hydro will be required.

      Note: No metering or relay changes are anticipated for Baldwinsville Hydro connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                       1                          August 7, 1998

                                Beardslee Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                      1                            July 22, 1998

                               Beebee Island Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                       1                          August 7, 1998

                                 Belfort Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS


      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering or relaying requirements.


                                       1                          August 7, 1998

                              Bennetts Bridge Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                               Black River Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                   BLAKE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                               BROWNS FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                CHASM FALLS HYDRO


                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                  COLTON HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 DEFERIET HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                   EAGLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                               EAST NORFOLK HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 EEL WEIR HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                  Effley Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                        1                         August 7, 1998

                                  EJ WEST HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed could affect metering and relaying requirements.

      8/10/98

                                   ELMER HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                 Ephratah Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                FEEDER DAM HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed could affect metering and relaying requirements.


                              ASSET SALES AGREEMENT

                                FIVE FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 FLAT ROCK HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                              FRANKLIN FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 Fulton Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                 Glenwood Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      Buyer to install over and under frequency relays and over and under voltage relays.

      No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                  Granhy Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                               GREEN ISLAND HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                               HANNAWA FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 HERRINGS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                HEUVELTON HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                High Falls Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                  HIGLEY HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                HOGANSBURG HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                              Hydraulic Race Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Buyer to install over and under voltage relays, over and under frequency relays, 51V voltage restrained overcurrent relays and a 12 kV breaker with overcurrent relays.

      No additional metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                 Inghams Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                               JOHNSONVILLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                 Kamargo Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                             LIGHTHOUSE HILL HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                  MACOMB HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                              MECHANICVILLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                 Minetto Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                 Moshier Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                                                 August 7, 1998

                                  NORFOLK HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, are being developed, could affect metering or relaying requirements.

                                 NORWOOD HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                               OAK ORCHARD HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      Buyer to install over and under voltage relays.

      No additional metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering or relaying requirements.


                                        1                        August 7, 1998

                                OSWEGATCHIE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                            Oswego Falls East Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                            Oswego Falls West Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                PARISHVILLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                PIERCEFIELD HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 Prospect Hydro

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                        August 7, 1998

                                  RAINBOW HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                               RAYMONDVILLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relaying changes are anticipated for connection to Seller's transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                SCAGHTICOKE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                               SCHOOL STREET HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                               SCHUYLERVILLE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller' transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed could affect metering and relaying requirements.

                                  Sewalls Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                       1                          August 7, 1998

                              SHERMAN ISLAND HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller' transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                Soft Maple Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                       1                          August 7, 1998

                               SOUTH COLTON HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note. No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules. being developed, could affect metering or relaying requirements.

                               SOUTH EDWARDS HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note: No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                SPIER FALLS HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note; No metering or relay changes are anticipated for connection to Seller' transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed could affect metering and relaying requirements.

                                   STARK HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note: No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                              STEWARTS BRIDGE HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed could affect metering and relaying requirements

                                STUYVESANT HYDRO

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                               SUGAR ISLAND HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note: No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                 TALCVILLE HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note. No metering or relaying changes are anticipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                               Taylorville Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                       1                          August 7, 1998

                               Trenton Falls Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note:No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                       1                          August 7, 1998

                                  Varick Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None.

      Note: No metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.


                                        1                         August 7, 1998

                                 Waterport Hydro
--------------------------------------------------------------------------------

                      INTERCONNECTION AGREEMENT - EXHIBIT B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      Buyer to install a 34.5 kV circuit breaker or recloser with internal battery, and overcurrent relays for overcurrent protection. Note: Fuse protection will not coordinate with existing bus protection scheme. Bus protection scheme must be modified for new circuit breaker.

      No additional metering or relay changes are anticipated for connection to Seller's transmission system and sale to the NYPP or NYISO, as applicable. NYISO rules that are being developed, could affect metering and relaying requirements.

                                 YALEVILLE HYDRO

                      INTERCONNECTION AGREEMENT - Exhibit B

1.    IMMEDIATE REQUIRED ESB 756 MODIFICATIONS

      None

      Note: No metering or relaying changes are antcipated for connection to Sellers transmission system and sales to the NYPP or NYISO, as applicable. NYISO rules, being developed, could affect metering or relaying requirements.

                                                                       EXHIBIT F

                                 SITE AGREEMENT

                                 By and Between

                        NIAGARA MOHAWK POWER CORPORATION

                                       and

                                     "Buyer"

                          Dated ________________, 1998

                                Table of Contents

       Article                                                  Page
-----------------------------------------------------------     ----

 1. Definitions                                                   2
 2. Term and Delineation of Assets                                5
 3. Site Access                                                   6
 4. Maintenance                                                   8
 5. Equipment Testing                                             8
 6. New Construction, Modifications or Alterations                9
 7. Inspections                                                  11
 8. Transmission, Distribution and Telecommunication
    Structures                                                   11
 9. Information Reporting and Investigations                     12
10. Notice of Alarms or Problems                                 13
11. Local Services                                               14
12. Remote Terminal Units (RTUs)                                 15
13. Protection Relays                                            15
14. Emergency Procedures                                         16
15. Safety                                                       16
16. Environmental Procedures                                     17
17. Audits                                                       18
18. Cost Responsibilities and Billing Procedures                 18
19. Documentation                                                19
20. Seller's Right to Operate                                    19
21. Damage to Equipment, Facilities and Property                 20
22. Personal Injury, Indemnification                             21
23. Insurance                                                    22
24. Claims                                                       23
25. Force Majeure                                                24
26. Governing Law, Disputes                                      25
27. Assignment/Change in Corporate Identity                      25
28. Contractors and Subcontractors                               26
29. Labor Relations                                              27
30. Independent Contractor Status                                28
31. Limitation of Liability                                      28

                                Table of Contents
                                    (cont'd.)

    Article                                                     Page
-----------------------------------------------------------     ----

32. Notices                                                      28
33. Headings                                                     29
34. Waiver                                                       29
35. Counterparts                                                 29
36. Severability                                                 30
37. Amendment                                                    30
38. Entire Agreement                                             30

    Schedules

                                 SITE AGREEMENT

      This Site Agreement is entered into on _______________ (the "Agreement") by and between Niagara Mohawk Power Corporation ("Seller") a New York corporation with a principal place of business located at 300 Erie Boulevard West, Syracuse, New York 13202, and Acquisition Corporation ("Buyer") a _____________ corporation with a principal place of business located at
__________________ (individually each a "Party" and collectively the "Parties").

                                    RECITALS

      WHEREAS, Seller and Buyer have entered into an Asset Sales Agreement dated
             , for the sale of certain of Seller's electric generating assets;

      WHEREAS, Seller intends to continue to operate Seller's transmission and distribution businesses from their present locations;

      WHEREAS, in the Asset Sale Agreement, Seller has agreed to transfer to Buyer certain designated real and personal properties, contracts, and licenses constituting certain of Seller's electric generating assets and has retained certain designated real and personal properties, contracts and licenses associated with Seller's transmission and distribution businesses;

      WHEREAS, Seller requires access to parts of the electric generating assets acquired by Buyer and Buyer requires access to parts of the transmission and distribution assets retained by Seller to conduct their respective businesses; and

      WHEREAS, the Parties wish to define the continuing responsibilities and obligations that each has to the other with respect to access to, the use of, and the services to be provided for and in respect to the property, assets and facilities of the other.

      NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.0 Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article
1. Any term with initial capitalization not defined herein, has the meaning set forth in the ASA or the Interconnection Agreement.

      1.1 "Asset Sales Agreement or "ASA" shall mean the Asset Sales Agreement dated as of ________________ , 1998, between Niagara Mohawk Power Corporation and Acquisition Corporation.

      1.2 "Black Start Capability" shall mean the ability of a generating unit or station to go from a shutdown condition to an operating condition and start delivering power without assistance from the electric system.

      1.3 "Closing(s)" shall have the meaning set forth in the ASA.

      1.4 "Closing Date" shall have the meaning set forth in the ASA.

      1.5 "Delivery Point" shall the meaning set forth in the ASA.

      1.6 "Distribution System" shall mean Niagara Mohawk's distribution equipment operated for delivery of electric energy to interconnected customers unless otherwise noted.

      1.7 "Easement" shall have the meaning set forth in the ASA.

      1.8 "Electric System Bulletin No. 756" or "ESB756" shall mean Niagara Mohawk Power Corporation's Electric System Bulletin 756, dated December 1997, attached as Schedule B to this Agreement, as it may be amended or revised from time to time.

      1.9 "Energy Management System" or "EMS" shall mean Seller's computer based system used primarily for the real time operation of Seller's existing power generation, transmission and distribution facilities.

      1.10 "Environmental Laws" shall have the meaning set forth in the ASA.

      1.11 "Excluded Assets" shall have the meaning set forth in the ASA.

      1.12 "FERC" shall mean the Federal Energy Regulatory Commission.

      1.13 "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by the Seller. Good Utility Practice shall include, but not be limited to, North American Electric Reliability Council ("NERC"), Northeast Power Coordinating Council ("NPCC"), and New York Power Pool ("NYPP") or successor organizations policies, criteria, guidelines, rules and standards, as they may be amended or reused from time to time.

      1.14 "Hazardous Substances" shall have the meaning set forth in the ASA.

      1.15 "Interconnection Agreement" shall mean a separate Interconnection Agreement(s) dated as of _____, 1998, between Niagara Mohawk Power Corporation and Acquisition Corporation pertaining to the electric generating facilities included in the Purchased Assets.

      1.16 "Interconnection Facility" shall have the meaning set forth in the Interconnection Agreement.

      1.17 "Interconnection Point" shall have the meaning set forth in the Interconnection Agreement.

      1.18 "Maintain" shall mean construct, reconstruct, install, inspect, repair, replace, operate, patrol, maintain, use, modernize, expand, upgrade, modify or other similar activities.

      1.19 "Metering Point" ("MP") shall mean the location on the power system where electrical measurements (kWh, kW, KVAR, V, I, etc.) are determined for reconciliation between parties. These quantities are either measured directly by instrumentation installed at that point, or determined indirectly through the application of compensation factors to measurements made by instrumentation installed in proximity to the point

      1.20 "NYPP" shall mean New York Power Pool or its successor.

      1.21 "NYPP Tariff" shall mean the New York Power Pool's Open Access Transmission Tariff as filed with FERC on _________________,or revised amended from time to time.

      1.22 "NERC" shall mean North American Electric Reliability Council.

      1.23 "NPCC" shall mean Northeast Power Coordinating Council, a regional reliability coordination body.

      1.24 "Primary Systems" shall mean bulk power equipment such as transformers, circuit breakers, rigid or strain bus and other equipment operating at or above 600 volts.

      1.25 "Purchased Assets" shall have the meaning set forth in the ASA.

      1.26 "Qualified Personnel" shall mean individuals (i) who meet the standards and requirements set forth at 29 C.F.R. ss. l910.269(a)(2) (1998), as amended; and (ii) if performing switching, tagging or grounding of electrical equipment, who are appropriately trained and meet the qualifications and requirements to switch, tag and ground electrical equipment as set forth in "Switching and Tagging Rules" attached as Schedule H to this Agreement and "Testing and Grounding for the Protection of Employees" attached as Schedule I to this Agreement.

      1.27 "Release" shall have the meaning set forth in the ASA.

      1.28 "Revenue Meters" shall mean all Kwh, Kvah, and Kvarh meters. pulse isolation relays, pulse conversion relays, associated totalizing and Remote Access Pulse Recorder (RAPR) equipment required to measure the transfer of energy between the Parties.

      1.29 "Right of Way Access" shall mean the existing gates, roadways, paths or other means of access required to gain entry to the Transmission or Distribution System assets located on or within the property or facilities of the other Party.

      1.30 "Routine Inspection and Maintenance" shall mean any inspection and/or work required pursuant to Good Utility Practice on either Party's property or facilities to ensure and maintain reliable substation, transmission, and distribution operations.

      1.31 "Secondary Systems" shall mean control or power circuits that operate below 600 volts, ac or dc, including but not limited to any hardware, control or protective devices, cables, conductor, electric raceways, secondary equipment panels, transducers, batteries, chargers, and voltage and current transformers where signals or energy may be used by Buyer and/or Seller.

      1.32 "Separation Document" shall mean such documents or exhibits delineated as such and which have been provided to and adopted by Buyer which describe the Purchased Assets and Excluded Assets and define and identify the ownership and dispatch points of demarcation of said assets.

      1.33 "Service Point" shall mean the point of connection between the facilities of Seller and the equipment of Buyer.

      1.34 "Shared-Use Equipment" shall mean that equipment that Buyer and Seller may jointly operate for the benefit of their respective operations as is identified in Schedule A to this Agreement.

      1.35 "Site" shall mean the location of all the plant equipment and real property associated with each electric generating facility included in the Purchased Assets.

      1.36 "Spill Prevention Control and Countermeasure Plan" or "SPCC" shall mean a plan developed in accordance with 40 C.F.R. Part 112 to be implemented for onshore facilities that includes physical structures and other measures to respond to and to prevent spills of oil or hazardous substances from reaching navigable waters.

      1.37 "Stormwater Management" shall mean physical structures and other measures used to collect, store, treat, or dispose of water as a result of rain, snow, or other precipitation, including snow melt runoff, surface runoff and drainage.

      1.38 "Stormwater Pollution Prevention Plan" or "SWPPP" shall mean a plan developed in accordance with 40 C.F.R. Part 122 to be implemented to control and monitor stormwater discharges associated with industrial or construction activities.

      1.39 "Switching and Tagging Rules" shall mean the document attached as Schedule H to this Agreement and as may be amended from time to time.

      1.40 "SPDES" shall mean State Pollutant Discharge Elimination Systems permit.

      1.41 "Testing and Grounding for the Protection of Employees" shall mean the document attached as Schedule I to this Agreement and as may be amended from time to time.

      1.42 "Transmission System" shall mean Niagara Mohawk's transmission system including any modifications subsequent to the date of this Agreement.

                                    ARTICLE 2

                         TERM AND DELINEATION OF ASSETS

      2.0 This Agreement shall become effective as of the Closing Date, and shall continue in full force and effect for 40 years (the "Term"). Upon notice by either Party at the end of the thirty-eighth (38) year of a desire to extend this Agreement, the Parties shall negotiate in good faith to extend this Agreement on mutually agreeable terms.

      2.1 The points of demarcation between the Purchased Assets and the Excluded Assets are the service points as set forth in Schedule A of this Agreement.

      2.2 Seller shall own the grounding grid, ductbanks, cable raceway, and drains within the boundaries of Seller's property. Buyer shall own the grounding grid, ductbanks, cable raceway, and drains within the boundaries of Buyer's property. For Seller's equipment located on Buyer's property, Seller shall own the connection to Buyer's ground grid and drains. Seller shall own the cables attached to Seller's equipment regardless of location. For Buyer's equipment located on Seller's property, Buyer shall own the connection to Seller's ground grid and drains. Buyer shall own the cables attached to Buyer's equipment regardless of location. Both Buyer and Seller shall be responsible for ensuring continuity the above items on and between their respective properties.

      2.3 Seller shall own the fencing that immediately surrounds Seller's property or equipment unless otherwise specified. Buyer shall own all other fencing on the site. In the event that the parties share a common fencing location, the Buyer shall own the fence and provide the Seller with all necessary access to Seller's property and equipment.

      2.4 The Parties agree to work cooperatively over time to supplement the Separation Document, as necessary, and to take such other reasonable steps to further clarify the delineation between the Purchased Assets and the Excluded Assets.

                                    ARTICLE 3

                                   SITE ACCESS

      3.0 The Parties acknowledge that each has granted permanent Easements to the other to access, and maintain facilities, systems, and equipment located on or in the property or the facilities of the other.

      3.1 Each Party shall permit and provide access to all properties and facilities as may be necessary to enable the other to maintain its respective facilities, systems equipment, and property. Each Party shall provide or require such access in a manner so as not to interfere with the ongoing business operations, rights, and obligations of the other.

      3.2 Consistent with Article 3.5 below, Seller shall have the right to enter Buyer's property and facilities at any time with or without notice to Buyer to Maintain Seller's facilities, systems, equipment, and property as necessary. However, Seller will not have the right to access, operate, modify or otherwise disturb facilities, systems or equipment owned by the Buyer unless otherwise provided for in this Agreement.

      3.3 Consistent with Article 3.5 below, Buyer shall have the right to enter Seller's property and facilities at any time with or without notice to Seller to Maintain Buyer's facilities, systems, equipment and property as necessary. However, Buyer will not have the right to access, operate, modify or otherwise disturb facilities, systems or equipment owned by the Seller unless otherwise provided for in this Agreement.

      3.4 Each Party shall provide to the other all such keys, access codes, or other access methods necessary to effectuate the rights of access contemplated by this Article 3. Each Party shall limit access to energized areas the other's facilities, systems, equipment and property to Qualified Personnel.

      3.5 Seller shall conform to Buyer's reasonable site security and safety procedures before Seller's personnel enter Buyer's property facilities or for routine measurements, inspections, meter reads and other non-disruptive work that does not require system or equipment outages. Buyer shall conform to Seller's reasonable site security and safety procedures before Buyer's personnel enter Seller's facilities or property for routine measurements, inspections, meter reads and other non-disruptive work that does not require system or equipment outages. Except as provided in Article 14, for work that will require system or equipment outages or that is reasonably expected to impact the security or normal operation of Seller's electric system or Buyer's electric generation activities, the Party desiring to perform the work shall provide the other Party verbal or electronic advance notice at least three (3) business days in advance of the date such work is to commence. Seller shall provide such notice to Buyer's shift supervisor (or equivalent). Buyer shall provide such notice to Seller's dispatch personnel (or equivalent). The Parties shall use their best efforts to schedule their work so as not to interfere with the operations of the other Party.

      3.6 Should either Party decide permanently to abandon the use of any Easement or portion thereof, such Party shall give the other Party written notice of such intent and shall cause a release of said Easement or any portion thereof to be properly recorded.

      3.7 The Parties may mutually agree to relocate any or all of the Easement locations provided, however, that the Party requesting the relocation shall: (i) pay all reasonable costs and expenses associated with the relocation; and, (ii) execute or obtain in a form reasonably satisfactory to the other Party and suitable for recording, all instruments necessary to establish the new Easement location. Both Parties agree to use their best efforts to establish a mutually agreeable location if requested by a Party.

                                    ARTICLE 4

                                   MAINTENANCE

      4.0 Except as provided elsewhere in this Agreement or in the Interconnection Agreement, each Party shall Maintain its own property (including removal of waste and trash), systems, facilities equipment and points of access regardless of location.

      4.1 Buyer shall be responsible for Routine Inspection and Maintenance of all common use roadways and plant accesses in a safe and efficient manner and pursuant to Good Utility Practice.

      4.2 Seller shall provide Routine Inspection and Maintenance for Buyer as set forth in Schedule F to this Agreement.

      4.3 Buyer shall provide Routine Inspection and Maintenance for Seller's as set forth in Schedule C to this Agreement.

      4.4 If the Routine Inspection and Maintenance to be performed will result in a modification of the facility system or equipment or the construction of a new facility, the Party desiring to perform such Routine Inspection and Maintenance shall provide the other Party with the notice and description of the planned work and otherwise comply with the provisions of set forth in Article 6.

      4.5 Where any ground grid, grounding, ductbanks, cable raceways, drains or fences are jointly used, each Party is responsible for maintaining these jointly used items that it owns for the mutual benefit of the parties. Both Parties will share the cost of any improvements to such jointly used items initiated for the benefit of both Parties on a pro rata basis.

                                    ARTICLE 5

                                EQUIPMENT TESTING

      5.0 Upon Seller's written request, Buyer shall, without cost to Seller, test, calibrate, verify or validate the telemetering, data acquisition, protective relay, fire protection, control equipment or systems, or other equipment or software connected to or otherwise affecting the operation of Seller's Transmission or Distribution System. Buyer shall conduct all such tests, calibrations, verifications and validations in accordance with

Good Utility Practice and ESB756 and shall promptly provide Seller with copies of the results of any such test, calibration, verification or validation. If Buyer is unable or unwilling to conduct any such test, calibration, verification or validation requested by Seller, Seller shall have the right to take any and all actions, consistent with Good Utility Practice, to protect and ensure the safe and reliable operation of its Transmission and Distribution Systems including disconnecting Buyer's facility, systems or equipment from those systems.

      5.1 This Article 5 shall not apply to the Interconnection Facility or such equipment testing contemplated by Section 5.2 of the Interconnection Agreement.

                                    ARTICLE 6

                 NEW CONSTRUCTION. MODIFICATIONS OR ALTERATIONS

      6.0 Each Party shall use the best efforts to give the other Party at least one (1) year's advance written notice of any plan to construct new facilities or to modify or alter any facility, system or equipment that is the object of this Agreement and to provide sufficient description (including all drawings and specifications) of such plans as to enable the other Party to reasonably determine whether the planned activity is likely to impact adversely its operations. If the new construction, modification or alteration is the result of a requirement or order of a government authority and one (1) year advance notice cannot be given, and Party shall use its best effort to give the other Parties such advance written notice as is reasonably possible.

      6.1 If a Party reasonably determines that the new construction, modification or alteration planned by of the other Party is likely adversely to impact its operations, it shall, within sixty (60) days of receipt of notice under Article 6.0, give the other Party written notice of and the basis for that conclusion. Upon delivery and receipt of such notice, the Parties shall negotiate in good faith to mitigate the identified likely adverse impact of any planned new construction modification, or alteration.

      6.2 The Parties acknowledge that it is the intent of this Agreement to bring all facilities systems equipment, located and in use at the electric generating station(s) to which this Agreement relates into full compliance, over time, with ESB756. Accordingly, whenever a Party proceeds with a modification or alteration to or new construction of any facilities systems equipment, it shall implement such new construction modification, or alteration in full compliance with ESB756. Seller shall have the right to review and accept or


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

reject any such new construction modification, or alteration, or that might reasonably be expected to affect its Transmission or Distribution System or the Interconnection Facility.

      6.3 Each Party shall, promptly upon completion of any new construction of or modification or alteration to any facility, system, or equipment shared with the other Party, provide the other Party with all appropriate documentation in the form of written test records, operation and maintenance procedures, material lists or descriptions and a duplicate set of the most current drawings of such newly constructed, modified or altered facility, equipment or systems which could reasonably be expected to affect the operations of the other Party, and including for shared use equipment only, at a minimum, one or more of the following, as applicable:

            System One-Lines -        Single page format drawings used for
                                      dispatch and operation purposes.

            One-Line Drawings -       Prints which provide a higher level of
                                      detail than system one-line drawings and identify on a line basis current and voltage transformer locations, protection relay types, and meter and control connections.

            Three-Line Drawings -     Prints which provide the
                                      highest level of detail for the facilities in a three-line format with specific current and voltage transformer connections, relay and meter terminations.

            Schematic Drawings -      Prints which provide
                                      information on apparatus controls, switch developments, etc.

            Connection Wiring
              Drawings -              Prints which describe the physical layout,
                                      relay, terminal block and device
                                      locations, wiring and other construction details.


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

            Other Physical Drawings - Prints which include
                                      information on foundations, equipment,
                                      layouts grounding, panel constructions,
                                      etc.

      6.4 This Article 6 shall not apply to the Interconnection Facility.

                                    ARTICLE 7

                                   INSPECTIONS

      7.0 Each Party shall, at its own expense, have the right to inspect or observe the maintenance activities, equipment tests, installation, construction, or other modifications to the other Party's facilities, systems, or equipment which might reasonably be expected to affect adversely the observing Party's operations. The Party desiring to inspect or observe shall give the other Party written notice of its desire to inspect or observe. When such notice is given, the Parties shall coordinate their activities so as to reasonably accommodate the noticing Party's right to inspect or observe.

      7.1 If the inspecting/observing Party identifies any deficiency or defect which might reasonably be expected to impact adversely the operations of the inspecting/observing Party, said Party shall notify the other Party of the deficiency or defect. Upon receipt of such a notice of deficiency or defect, the Party owning the facility, system or equipment shall, in good faith, make any corrections necessitated by Good Utility Practice. If a Party is unable or unwilling to make such corrections, necessitated by Good Utility Practice, the other Party shall have the right to take such measures, consistent with Good Utility Practice, necessary to ensure that its own facilities, systems and equipment are secure and safe.

      7.2 This Article 7 shall not apply to the Interconnection Facility.

                                    ARTICLE 8

           TRANSMISSION. DISTRIBUTION AND TELECOMMUNICATION STRUCTURES

      8.0 The Parties acknowledge that certain structures located at the site (including those associated with transmission, distribution and telecommunications activities) are essential both to Buyer's generation operations and Seller's distribution and transmission operations. The Party owning such structures shall Maintain them pursuant to Good Utility Practice. The Parties shall, within ninety (90) days of the Closing, jointly undertake an initial inspection of all such structures. After the initial inspection, the Parties shall establish a mutually agreeable schedule for further regular inspections of such structures.

      8.1 The Party owning such transmission, distribution or telecommunication structures shall prepare a written report summarizing each inspection and describing any loose hardware, foundation problems, guy, shield or ground wire deficiencies, corrosion or other observed defects. A copy of each such report shall be provided promptly to the other Party. The Parry owning the structure shall be responsible for correcting any noted deficiency, corrosion, or observed defects within 12 months of the date of the inspection during which the deficiency, corrosion or defect was identified or in such shorter time as may be dictated by Good Utility Practice.

      8.2 Each Party shall, after providing advance written notice to and obtaining approval from the other Party, such approval not to be unreasonably withheld, at its own expense, have the right to modify, add or upgrade communication equipment including but not limited to antennae, wave guides and cables on the other Party's transmission, distribution or telecommunication structures, provided that said upgrades have no long term adverse impact upon the other Party's operations and shall not require the other Party to incur any costs, unless compensated.

      8.3 This Article 8 shall not apply to the Interconnection Facility.

                                    ARTICLE 9

                    INFORMATION REPORTING AND INVESTIGATIONS

      9.0 The Parties agree that from time to time Seller may request and Buyer shall promptly provide accurate, complete, and reliable information needed by Seller for the operation, maintenance, planning of its Transmission or Distribution System. Such information may include, but may not be limited to, metered values for MW, Mvar, voltage, current, amp, frequency, breaker status indication, or any other information reasonably required by Seller for reliable operation of its Transmission or Distribution System pursuant to Good Utility Practice. Such information, reports or data shall be gathered for electronic transmittal to Seller using the EMS where available.

      9.1 Buyer shall cooperate with Seller in the investigation of any disturbance or misoperation to the Transmission or Distribution System that may occur. Buyer shall provide equipment, operational data (such as relay targets), fault recorder data, and other such data as is needed to assist the Seller in determining the root cause of any such disturbance or misoperation. Each Party shall be responsible for its own costs related to any such investigation.

      9.2 Notwithstanding anything to the contrary in this Agreement, any obligation set forth in this Agreement for Buyer to provide information, reports, or data to Seller shall be subject to the following limitations: (i) such information, reports, or data shall be subject to the confidentiality provisions of the ASA; (ii) Buyer shall be required to provide such information, reports or data only to the extent Seller reasonably requires such information to operate, maintain, or plan its Transmission or Distribution System pursuant to Good Utility Practice and to verify conformance with ESB 756; and (iii) Seller shall use any information provided by Buyer pursuant to this Agreement only for the purposes of operating, maintaining and planning its Transmission or Distribution System pursuant to Good Utility Practice.

      9.3 If Buyer concludes that its obligation to provide any information, report, or data requested by Seller is covered by any of the limitations set forth in Article 9.2, Buyer shall promptly advise Seller in writing of that fact and the basis for its conclusion. Buyer shall, nevertheless, provide Seller with the requested information, report or data if Seller advises Buyer in writing that such information, report or data: (i) comprises real time generating information; (ii) is required as a result of, or to enable Seller in a timely fashion, to respond to or prevent, any emergency condition; (iii) is required to enable Seller in a timely fashion to maintain the safety and reliability of the Transmission or Distribution System or to avoid endangering life or property; or
(iv) is otherwise required by Seller before a dispute between the Parties regarding the appropriateness of Seller's request can be resolved in order for Seller to operate, Maintain, or plan the Transmission or Distribution System pursuant to Good Utility Practice. The Parties agree to cooperate in good faith to expedite a mutually acceptable resolution of any dispute arising under this Article.

                                   ARTICLE 10

                          NOTICE OF ALARMS OR PROBLEMS

      10.0 Buyer shall provide Seller with prompt notice of any alarms, identified actual or potential problems, any safety issue or any other issue that may have an immediate adverse effect on the Seller's facilities, system or equipment located on or in Buyer's property or facility, the Interconnection Facility as identified in the Interconnection Agreement or the switchyard immediately serving the Buyer's equipment. This notice shall be verbal and provided immediately upon identification by the Buyer of such an event.

                                   ARTICLE 11

                                 LOCAL SERVICES

      11.0 The Parties agree that, due to the integration of certain control schemes, revenue metering applications, and communication networks, among other things, it is cost effective to provide each other with certain local services as set forth herein. The Parties shall use their best efforts to ensure that such local services provided by one Party to the other Party shall be available at all times and on the terms and conditions specified herein.

      11.1 Each Party agrees to provide the other with such current, potential, metering and contact outputs as are required for the operation of protection and control systems as set forth on Schedule C and F to this Agreement.

      11.2 Seller shall install, at Buyer's expense, revenue meters at all Service Points.

      11.3 Unless otherwise provided for in this Agreement, Buyer and Seller shall agree upon an equitable allocation of charges for electric service for all Shared Use Equipment. Seller shall provide to Buyer such other service as set forth in Schedule F to this Agreement.

      11.4 Buyer shall provide Seller with ac and dc service power in the quantities, levels, and locations as exists prior to Closing and as set forth in Schedule C to this Agreement.

      11.5 Buyer shall provide Seller with heating, ventilation, air conditioning, lighting, and other building services for relay, control and communications room, offices, control houses or other related transmission or distribution areas or spaces within Buyer's facilities set forth in Schedule C to this Agreement.

      11.6 Buyer shall provide Seller, at no cost to Seller, with uninterrupted, dedicated cable connection and access for Seller's telecommunications equipment.

      11.7 Buyer shall provide Seller, with such office, storage and building spaces as set forth in Schedule C to this Agreement.

      11.8 Buyer shall provide Seller and Maintain for Seller's benefit such fire protection systems as exist at the Site at the time of Closing which are required to protect Seller's assets located in Buyer's facilities, and water or C02 systems, as applicable and in accordance with National Fire Protection Association codes, up to Seller's property line or easement, whichever is closer to Seller's equipment and facilities. Such systems shall include, but not be limited to all necessary control and supply equipment so as to perform as a fully functional system.

      11.9 Unless specified herein or otherwise agreed to, each of these services will be provided on an actual cost basis. In each instance, Seller shall have the right to audit Buyer's books and records to verify the cost determination.

                                   ARTICLE 12

                          REMOTE TERMINAL UNITS (RTUs)

      12.0 Each Party shall make available to the other, at no cost, all data from any on-Site RTU that the other Party requests.

      12.1 The Parties agree when replacement of an on-Site RTU is required due to technical obsolescence, catastrophic failure, or otherwise by mutual agreement, that: (i) Buyer shall be responsible for all hardware and installation costs for RTUs used solely for the operation of Buyer's facilities;
(ii) Buyer shall be responsible for RTU hardware and installation costs for RTUs owned by Seller that are used for interconnection data telemetry to the Seller's EMS pursuant to ESB 756; and, (iii) Seller shall be responsible for all RTU hardware and installation costs for RTUs owned by Seller which are used solely for the operation of Seller's Transmission or Distribution System. Separate RTUs shall be installed at Buyer's expense for each Party's use under (i) and (ii) above.

      12.2 Each Party shall maintain their respective RTUs in good working condition so as not to compromise the other Party's ability to obtain data pursuant to Article 12.0 or to compromise the other Party's operational control of its facilities, systems or equipment.

                                   ARTICLE 13

                                PROTECTION RELAYS

      13.0 On-Site protection relays required by E5B756 for over current, under and over voltage, under and over frequency and other protection relays as may be required by Seller shall be owned by the Buyer. If Seller reasonably determines that a protection relay is needed and requests Buyer to install such a relay at a location where one does not exist, Buyer shall do so promptly at its own cost. Seller will provide Buyer with the required settings for all protection relays and Buyer shall comply with the settings provided by Seller.

      13.1 This Article 13 shall not apply to the Interconnection Facility.

                                   ARTICLE 14

                              EMERGENCY PROCEDURES

      14.0 Seller shall provide Buyer with prompt verbal or electronic notification of Transmission System or Distribution System emergencies which may reasonably be expected to affect Buyer's immediate operation of its facilities. [Note: Need to identify contact person.]

      14.1 Buyer shall provide Seller with prompt verbal or electronic notification of generation equipment emergencies which may reasonably be expected to affect Seller's operations. [Note: Need to identify contact person.]

      14.2 If, in the good faith judgment of a Party, an emergency endangers or could endanger life or property, the Party recognizing the emergency shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate injury, danger, or loss. If, however, the emergency involves electrical equipment associated with the Transmission or Distribution System, Buyer shall notify Seller's dispatch personnel (or equivalent) prior to performing any switching operations.

                                   ARTICLE 15

                                     SAFETY

      15.0 Each Party shall be solely responsible for and assume all liability for the safety and supervision of its own employees, agents, representatives, and subcontractors.

      15.1 Each Party shall comply with the Switching and Tagging Rules and the Testing and Grounding for Protection of Employees procedures at (i) all Primary and Secondary System equipment interconnections or Service Points and on all of Seller's facilities, systems, equipment and property to which Buyer or Seller has access pursuant to this Agreement, and (ii) when operating the switch which is the first means of disconnect on the Buyer's side of the Interconnection Facility.

      15.2 Buyer shall be responsible for all switching, tagging and grounding of Buyer's facilities, systems, equipment, and property. Seller shall Maintain and be responsible for all switching, tagging and grounding of Seller's facilities, systems, equipment and property.

      15.3 Each Party shall be responsible for and shall train, test, and certify its own Qualified Personnel to perform relevant work under this Agreement.

                                   ARTICLE 16

                            ENVIRONMENTAL PROCEDURES

      16.0 Each Party shall provide the other Party with immediate verbal notification and then follow up by written notification within 24 hours of occurrence of any Release of Hazardous Substances or any type of remediation activity.

      16.1 If applicable, Buyer shall allow Seller to use at no cost existing groundwater monitoring wells located at the Site for conducting Seller's remediation and monitoring of environmental conditions on Seller's property. Buyer shall be responsible for the repair and maintenance of existing groundwater monitoring wells at the Site.

      16.2 Seller will have the right to discharge at no cost stormwater runoff from Seller's property across Buyer's property under the authority of the Buyer's SPDES permit where such permits exist.

      16.3 Each Party shall be responsible for the storage and off-site disposal of all Hazardous Waste generated by the use, operation, maintenance, relocation or removal of its equipment that are located on the property or at any facility of the other Party.

      16.4 Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to affect the other Party's facilities or common use drainage or pollution controls systems, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

      16.5 Buyer shall incorporate into its own emergency planning documents including but not limited to SPCC and SWPPP plans, Hazardous Substances contingency planning and emergency response contingencies relating to Seller's facilities, systems and equipment which are located on Buyer's property or within Buyer's facilities.

      16.6 Neither Party shall knowingly take any actions which might reasonably be expected to have an adverse environmental impact upon the operations of the other Party without prior written notification and agreement between the Parties.

      16.7 Buyer shall grant to Seller an easement for drainage of stormwater from land retained by Seller across Buyers' property. This easement shall include the right to use Buyer's property (including trench drains, valves, pipelines, leach fields, oil water separator, wastewater treatment facility, and other fixtures), equipment or portions of the Buyer's property, as applicable, for drainage, discharge, retention, or percolation of stormwater runoff.

      16.8 Seller shall comply with the requirements of: (i) Buyer's SPCC plan that applies to discharges from Seller's retained properties; and (ii) Buyer's SPDES permit that applies to discharges from Seller's retained land.

                                   ARTICLE 17

                                     AUDITS

      17.0 Upon written request, each Party shall have the right to audit the other's accounts and records pertaining to transactions under this Agreement. Any audit requested pursuant to this Article shall be conducted at a mutually acceptable time at the offices where such accounts and records are maintained. Any audit undertaken pursuant to this Article shall be limited to those portions of such accounts and records of the audited Party that relate to services provided to the auditing Party. Upon request, the auditing Party shall promptly provide the audited Party with the audit report and all supporting materials. To the extent that audited information includes information deemed confidential by the audited Party, the auditing Party shall at its sole expense, retain an independent auditor to perform the audit.

                                   ARTICLE 18

                  COST RESPONSIBILITIES AND BILLING PROCEDURES

      18.0 Each Party shall provide the other with an invoice for all payments due for reimbursable services provided to the other Party under this Agreement during the preceding calendar month on or before the 10th business day of the calendar month. Unless services are provided on a lump sum basis, each invoice shall describe the services performed or provided. Each invoice shall be paid within thirty (30) days of the date of issuance. All payments shall be made in U.S. dollars and in immediately available funds payable to the other Party, or by wire transfer to a bank named by the invoicing Party. In the event that payment is not received by the date due, that payment shall bear the interest at the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal from and including the date on which payment was due but excluding the date the payment is actually received. Payment of invoices by either Party shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement; nor shall it constitute a waiver of any claims arising hereunder.

      18.1 If either Party in good faith, disputes any part of an invoice issued by the other Party, the disputing Party shall immediately notify the other Party and provide a written explanation of the basis for such dispute. The undisputed portion of the invoiced amount shall be paid by the disputing Party by the due date of the invoice. If any amount withheld under dispute is ultimately determined to be due, it shall be paid within one (1) day of such determination with interest at the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal, from and including the date any such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is paid. No payment obligation shall be subject to this Article unless a notice of dispute is given with respect thereto within 30 days of the date payment of the invoice is due.

      18.2 This Article 18 shall not apply to the Interconnection Facility.

                                   ARTICLE 19

                                  DOCUMENTATION

      19.0 Each Party shall provide the other Party with all appropriate documentation including but not limited to written test records, operation and maintenance procedures, drawings, material lists, descriptions, or calibrations whenever a Party makes an alteration, change, or modification to its property, facilities, systems or equipment that could reasonably be expected to affect the operations of the other Party.

      19.1 This Article 19 shall not apply to the Interconnection Facility.

                                   ARTICLE 20

                            SELLER'S RIGHT TO OPERATE

      20.0 Seller shall have the right to operate Buyer's dc power systems, components of protection and metering circuits, EMS equipment, secondary circuit components, communication equipment, and building facilities, software, documentation, and structural components associated with the foregoing, as are necessary for Seller, in Seller's reasonable determination, to operate and/or maintain its Transmission and Distribution Systems if: Buyer or Buyer's assignee, successor, transferee or other entity legally responsible for Buyer's obligations shall cease operations at the Site or fail to comply with any material obligations or duties set forth in this Agreement, which cessation or failure has or reasonably threatens to have a material adverse affect on the operation of Seller's Transmission or Distribution System. Before Seller may exercise its rights under this Article, Seller shall give Buyer or Buyer's assignee, successor, transferee or other entity legally responsible for Buyer's obligations under this Agreement written notice of Seller's intent to exercise its rights under this Article. Such notice shall specify the actual or alleged failure of Buyer or Buyer's assignee, successor, transferee's or other legally responsible entity to comply with such obligations or duties. Seller shall then be entitled to exercise its rights under this Article only if Buyer or Buyer's assignee, successor transferee or other legally responsible entity fails remedy such failure within (i) ten (10) days after the receipt of such notice, or (ii) such longer period, not to exceed sixty (60) days after the receipt of such notice, as is necessary to remedy the failure if the failure cannot be reasonably remedied within ten (10) days and Buyer or Buyer's assignee, successor or transferee commences action to remedy such failure within ten (10) days and takes, or permits Seller to take, interim measures to minimize the adverse impacts of the failure on the Transmission and/or Distribution System. Notwithstanding the foregoing, if, in the Seller's judgment exercised pursuant to Good Utility Practice, Seller concludes that the failure endangers life or property or impair or create a significant risk to the safety, reliability, stability, or integrity of the Transmission System or Distribution System, then, consistent with Article 14, Seller may implement its rights under this Article as necessary in its judgment to avert such condition.

                                   ARTICLE 21

              DAMAGE TO SYSTEMS, FACILITIES, EQUIPMENT AND PROPERTY

      21.0 Each Party shall be responsible to the other for any physical damage or destruction it causes to the facilities, systems, equipment or property, of the other Party.

      21.1 The Party causing physical damage to or destruction of shared use cables, facilities, systems, or equipment or other shared use property shall be responsible for all repair and/or replacement costs. If neither Party is responsible for any such damage or destruction, all repair and/or replacement costs shall be shared by both Parties on a pro rata basis based upon their usage of said cables, facilities, systems, equipment or other shared use property.

      21.2 Degradation to or routine replacement of shared use cables, facilities, systems equipment or other shared use property at the Site shall be evenly divided between the Parties for replacement or corrective costs up to $25,000 per incident. Costs in excess of $25,000 per incident shall be shared pro rated between the Parties based upon usage of such shared use cables, facilities, systems, equipment or other shared use property.

      21.3 The obligations under this Article shall not be limited in any way by any limitation on either Party's insurance.

                                   ARTICLE 22

                        PERSONAL INJURY, INDEMNIFICATION

      22.0 The obligations under this Article shall not be limited in any way by any limitation on either Party's insurance.

      22.1 To the fullest extent allowed by law, each Party shall indemnify, defend, and save harmless the other party, its agents and employees, from and against any loss, damage, liability, cost, suit, charge, expense, or cause of action, whether unconditionally certain or otherwise, as they exist on the effective date of this Agreement or arise at any time thereafter, (including but not limited to fees and disbursements of counsel incurred by the indemnified Party in any action or proceeding between the Party indemnifying and the indemnified Party or between the indemnified Party and any third party or otherwise) arising out of any damage or injury to its property or property of third parties (including real property, personal property and environmental damages), or persons, (including injuries resulting in death), directly or indirectly caused by or arising out of or in any way connected with this Agreement, or the work performed hereunder, or any facilities, systems, equipment or property used by the other Party, its agents, employees, contractors, and suppliers; provided however, each Party shall be liable for all claims of the Party's own employees arising out of any provision of the Workers' Compensation Law.

      22.2 In the event that the claims, damages, losses, judgments, or settlements are the result of the negligence of both Parties, each Party shall be liable to the extent or degree of their respective negligence, as determined by mutual agreement of both Parties, or in the absence thereof, as determined by adjudication of comparative negligence.

      22.3 The indemnifying Party shall take prompt action to defend and indemnify the other Party against claims, actual or threatened, but in no event later than notice by the indemnified Party to the indemnifying Party of the service of a notice, summons, complaint, petition or other service of a process against the indemnified Party alleging damage, injury, liability, or expenses attributed in any way to this Agreement, the work, acts, fault, negligence, equipment, materials, systems, facilities, personnel, or property of the indemnifying Party, it's agents, employees, contractors or suppliers. The indemnifying Party shall defend any such claim or threatened claim, including as applicable, engagement of legal counsel, to respond to, defend, settle, or compromise any claim or threatened claim.

      22.4 The indemnifying Party understands and agrees that it is responsible for any and all costs and expenses incurred by indemnified Party to enforce this indemnification provision.

      22.5 The obligations set forth in this Article 22 shall survive completion of any work, labor or services which is the subject matter of this Agreement and shall survive the termination or expiration of this Agreement.

                                   ARTICLE 23

                                    INSURANCE

      23.0 Each Party shall maintain at its own cost and expense, fire, liability, worker's compensation, and other forms of insurance relating to their property, facilities, systems, equipment in the manner, and amounts, and for the durations set forth in Schedule L to this Agreement.

      23.1 Each Party shall promptly provide the other Party with either a Certificate of Insurance or Evidence of Insurance letter for all coverages as set forth in Schedule L to this Agreement, at the following address:

                  For Niagara Mohawk Power Corporation:
                        Attn: Risk Management, Bldg. A-1
                        300 Erie Boulevard West
                        Syracuse, NY 13202

                  For Buyer:

Such certificates or letters, and any renewals or extensions thereof, shall provide that at least ninety (90) days prior written notice shall be given to the other Party in the event of any cancellation or diminution of coverage and shall outline the amount of deductibles or self-insured retention which shall be for the account of that Party. Any waiver of right of subrogation responsibilities should be noted on the certificate.

      23.2 Each Party shall be named as additional insureds on the general liability insurance policies set forth in Schedule L to this Agreement as regards liability under this Agreement; and each Party shall on behalf of itself, its parents, affiliates, overseers, and assigns, waive its rights of recovery against the other for any loss or damage covered by such policy.

      23.3 The failure of either Party to comply with the requirements of this
Article 23, or the complete or partial failure of an insurance carrier to protect or indemnify fully the other Party, or the inadequacy of the insurance, shall not in any way lessen or affect the obligations or liabilities of each Party to the other.

      23.4. In the event either Party uses contractors or sub-contractors in connection with this Agreement, the using Party shall require all such contractors and sub-contractors to provide the same insurance coverages as required in Schedule L to this Agreement.

      23.5 If any insurance coverage required in Schedule L to this Agreement is not secured, maintained or is canceled before expiration of this Agreement, and the Party obligated by this Agreement to obtain and/or to maintain such insurance fails immediately to procure other insurance, the other Party has the right to procure such insurance and to charge the cost thereof to Party failing to obtain, maintain or replace such insurance.

      23.6 Each Party shall furnish the other's Risk Management department with copies of any accident or incident report(s) it receives from any insurance carrier covering accidents or incidents occurring in connection with, as a result of, or arising out of this Agreement.

      23.7 Nothing contained in this Article 23 shall be construed as limiting the extent of the either Party's responsibility for payment of damages resulting from this Agreement, or limiting, diminishing, or waiving either Party's obligation to indemnify, defend, and save harmless the other Party as provided by this Agreement.

      23.8 As set forth in Schedule L, each Party may elect to self-insure specified portions of the insurance obligations set forth in Schedule L to this Agreement provided such Party meets and complies with the requirements for self-insurance set forth in Schedule L.

                                   ARTICLE 24

                                     CLAIMS

      24.1 Buyer shall provide reasonable assistance and cooperation to Seller in the investigation, processing and disposition of any and all claims, actions and lawsuits, known or unknown, that relate to the Purchased Assets as of the date of Closing. Such claims shall include claims arising out of actions or activities occurring at the Purchased Assets prior to Closing, which have been instituted against Seller within the applicable statue of limitations under New York Law. Seller's assistance and cooperation shall include, but shall not be limited to, participation in pre-trial discovery, inspections, document production, pre-trial testimony and testimony at trial.

                                   ARTICLE 25

                                  FORCE MAJEURE

      25.0 Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall not be liable in damages or otherwise or responsible to the other for its failure to carry out any of its obligations under this Agreement if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure. A Party's year 2000 computer compliance failure shall not constitute force majeure.

      25.1 The term "force majeure" as used herein, means those causes beyond the reasonable control of the Party affected, which by the exercise of reasonable diligence that Party is unable to prevent, avoid, mitigate, or overcome, including the following: any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage or accident to machinery or equipment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or any other cause of a similar nature beyond a Party's reasonable control.

      25.2 If a Party shall rely on the occurrence of an event or condition described above as a basis for being excused from performance of its obligations under this Agreement, then the Party relying on the event or condition shall:
(i) provide prompt written notice of such force majeure event to the other Party giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise all reasonable efforts to continue to perform its obligations under this Agreement, (iii) expeditiously take action to correct or cure the event or condition excusing performance; provided that settlement of strikes or other labor disputes will be completely within the sole discretion of the Party affected by such strike or labor dispute; (iv) exercise all reasonable efforts to mitigate or limit damages to the other Party; and (v) provide prompt notice to the other Party of the cessation of the event or condition giving rise to its excuse from performance. All performance obligations hereunder, shall be extended by a period equal to the term of the resultant delay.

                                   ARTICLE 26

                             GOVERNING LAW, DISPUTES

      26.0 This Agreement and the rights, duties and obligations of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any law suits arising under this Agreement shall be instituted in the Federal and State courts of New York located in the City of Syracuse, County of Onondaga and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each Party herein waives its respective right to a jury trial with respect to any litigation between the Parties arising under or in connection with this Agreement.

                                   ARTICLE 27

                     ASSIGNMENT/CHANGE IN CORPORATE IDENTITY

      27.0 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned without the prior written consent of the other Party, said consent not to be unreasonably withheld. Any assignment of this Agreement in violation of the foregoing shall be, at the option of the non-assigning Party, void. Notwithstanding the foregoing, Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its right and interests hereunder to a trustee or lending institution (s) for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances of dispositions in lieu thereof; provided, however, that no such assignment or disposition shall relieve or in any way discharge Buyer or such assignee from the performance of its duties and obligations under this Agreement. Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyance, pledge or disposition of rights hereunder for purposes of the financing or refinancing of the Purchased Assets, so long as Seller's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

      27.1 Except as set forth in this Article 27, no assignment or transfer of rights or obligations under this Agreement by Buyer shall relieve Buyer from full liability and financial responsibility for the performance thereof after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Buyer under this Agreement and Seller has consented in writing to such assumption; said consent not to be unreasonably withheld.

      27.2 Except as set forth in this Article 27, no assignment or transfer of rights or obligations under this Agreement by Seller shall relieve Seller from full liability and financial responsibility for the performance after any such transfer or assignment unless and until the transferee or assignee shall agree in writing to assume the obligations and duties of Seller under this Agreement and Buyer has consented in writing to such assumption; said consent not to be unreasonably withheld.

      27.3 If either Party terminates its existence as a corporate entity, and by merger, acquisition, sale, consolidation, or otherwise, or if all or substantially all of such Party's assets are transferred to another person or business entity without complying with this Article 27, the other Party shall have the right, enforceable in a court of competent jurisdiction, to enjoin the Party's successor from using the property in any manner that interferes with, impedes, or restricts such other Party's ability to carry out its ongoing business operations, rights, and obligations.

                                   ARTICLE 28

                         CONTRACTORS AND SUBCONTRACTORS

      28.0 Nothing in this Agreement shall prevent the Parties from utilizing the services of contractors and subcontractors as they deem appropriate, provided, however, the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

      28.1 The creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any contractor or subcontractor it hires as if no contract or subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and shall be construed as having application to any contractor or subcontractor.

      28.2 No contractor or subcontractor is intended to be or shall be deemed a third-Party beneficiary of this Agreement.

      28.3 To the fullest extent permitted by law, Buyer shall require its contractor and subcontractors to indemnify and hold harmless and defend Seller, its parent and affiliates and their officers, directors, employees, agents, and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Seller's employees, Buyer's employees and their affiliates' employees, or any other liability incurred by Seller or its parent or affiliates including all expenses, legal or otherwise, to the extent caused, by any act or omission, negligent or otherwise, by said contractor or subcontractor and/or its officers, directors, employees, agents, and assigns arising out of or connected with the operation of Seller's and its affiliates or Buyer's and its affiliates' facilities, equipment, and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

      28.4 To the fullest extent permitted by law, Seller shall require its contractors and subcontractors to indemnify and hold harmless and defend Buyer, its parent and affiliates and their officers, directors, employees, agents, and assigns from and against any and all claims and/or liability for damage to property, injury to or death of any person, including Seller's employees, Buyer's employees and their affiliates' employees, or any other liability incurred by Buyer or its parent or affiliates including all expenses, legal or otherwise, to the extent caused, by any act or omission, negligent or otherwise, by said contractor or subcontractor and/or its officers, directors, employees, agents, and assigns arising out of or connected with the operation of Seller's and its affiliates or Buyer's and its affiliates' facilities, equipment, and property described in this Agreement, regardless of whether caused in part by a Party indemnified hereunder.

      28.5 The obligations under this Article 27 shall not be limited in any way by any limitation on any such contractor's or subcontractor's insurance.

                                   ARTICLE 29

                                 LABOR RELATIONS

      29.0 Each Party agrees immediately to notify the other verbally and then in writing, of any labor dispute or anticipated labor dispute which may reasonably be expected to affect the operations of the other Party.

                                   ARTICLE 30

                          INDEPENDENT CONTRACTOR STATUS

      30.0 Nothing in this Agreement shall be construed as creating any relationship between Seller and Buyer other than that of independent contractors.

                                   ARTICLE 31

                             LIMITATION OF LIABILITY

      31.0 To the fullest extent permitted by law and notwithstanding any other provision of this Agreement, except for any third-party indemnity obligations set forth in Article 22, neither Seller nor Buyer, nor their respective officers, directors, agents, or employees, successors or assigns, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns, for claims, suits, actions or causes of action for incidental, punitive, special, indirect, multiple or consequential damages (including attorney's fees or litigation costs) connected with or resulting from performance or non-performance of this Agreement, or any actions undertaken in connection with or related to this Agreement, including without limitation any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability, statute, operation of law, or any other theory of recovery. The provisions of this Article 31 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion or expiration of this Agreement.

      31.1 The remedies set forth in this Agreement are the exclusive remedies for the liabilities of each Party arising out of or in connection with this Agreement.

                                   ARTICLE 32

                                     NOTICES

      32.1 Unless otherwise provided in is Agreement, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and will be deemed to have been duly given if so given) by hand delivery, cable, telecopy (confirmed in writing) or telex, or by mail (registered or certified, postage prepaid) to the respective Party as follows:

                  For Seller:

                         Niagara Mohawk Power Corporation
                         300 Erie Boulevard West
                         Syracuse, New York 13202
                         Attention:

                         Facsimile: (315) _________

                  For Buyer:

                         [Address]

                         Facsimile:

or such other address as is furnished in writing by such Party. Unless otherwise provided in this Agreement, notice is deemed to have been given as of the date so mailed.

                                   ARTICLE 33

                                    HEADINGS

      33.0 The descriptive headings of the Articles of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

                                   ARTICLE 34

                                     WAIVER

      34.0 Except as otherwise provided in this Agreement, any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 35

                                  COUNTERPARTS

      35.0 This Agreement may be executed in two or more counterparts, all of which will be considered one and the same Agreement and each of which will be deemed an original.

                                   ARTICLE 36

                                  SEVERABILITY

      36.0 In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected thereby.

                                   ARTICLE 37

                                    AMENDMENT

      37.0 This Agreement may be amended, modified, or supplemented only by written agreement of both Seller and Buyer.

                                   ARTICLE 38

                                ENTIRE AGREEMENT

      38.0 This Agreement and the Schedules attached thereto, constitute the entire understanding between the Parties, and supersede any and all previous understandings, oral or written, which pertain to the subject matter contained herein or therein. If there is any conflict between this Agreement and either the Interconnection Agreement or the ASA, both the Interconnection Agreement and the ASA have precedence over this Agreement.

                                   ARTICLE 39

                                 CONFIDENTIALITY

      39.0 [The parties will agree upon appropriate confidentiality language to protect proprietary information of Buyer]

      IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

Acquisition Corporation                 Niagara Mohawk Power Corporation

By:________________________________     By: ____________________________________
Name:______________________________     Name:___________________________________
Tide: _____________________________     Title: _________________________________

                          List of Schedules to be Attached

Schedule A  Marked-up drawings and descriptions - points of interconnection.
            Buyer's equipment located on Seller's property or easement. Seller's equipment located on (in) Buyer's property. Storage space provided by Buyer.

Schedule B  ESB 756
Schedule C  Buyer provided services.
Schedule D  Deleted
Schedule E  Deleted
Schedule F  Seller provided services.
Schedule G  Deleted
Schedule H  Switching and Tagging Rules.
Schedule I Testing and Grounding for the Protection of Employees. Schedule J Deleted
Schedule K  Deleted
Schedule L  Insurance Requirements.

Schedules to Site Agreement located at tab 3.

                       TRANSITION POWER PURCHASE AGREEMENT

                                     (Hydro)

      This Transition Power Purchase Agreement (the "Agreement) is entered into as of this ______ day of_____________, 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York Corporation, and Erie Boulevard Hydropower, L.P., a Delaware Limited Partnership ("Producer") (each individually a "Party", or collectively the "Parties").

      WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of its Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

      WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

      WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including seventy-two of its hydroelectric generating facilities;

      WHEREAS Producer has entered into an agreement ("Asset Sales Agreement, or ASA") to acquire certain facilities from Niagara Mohawk, consisting of the hydroelectric generating facilities (the "Units") listed in the ASA;

      WHEREAS Producer, will enter into an interconnection agreement with NIAGARA MOHAWK on the Closing Date for the interconnection of the facilities under this agreement; and

      WHEREAS pursuant to the ASA Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which, for a certain period of time, Niagara Mohawk is to purchase from Producer certain quantities of capacity and electricity generated by the Units;

      NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

      Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

      "Agreement" shall mean this Transition Power Purchase Agreement dated as of _______________, 1999, between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P. and all attached schedules.

      "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated as of December 2, 1998, between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P.

      "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which baking institutions in New York City are authorized by law or other governmental action to close; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

      "Calendar Quarter" shall include four time periods, each of the calendar months of (i) January, February, and March, (ii) April, May, and June, (iii) July, August, and September, (iv) October, November, and December.

      "Closing" shall mean the closing of the transactions contemplated by the ASA.

      "Closing Date" shall mean the date and time at which the Closing actually occurs.

      "Delivery Point" shall mean the point at which the interconnection facility is connected to the transmission system as is indicated on a one-line diagram included as part of Exhibit A of the Interconnection Agreement, or, as provided herein, the interconnection facility between Carr Street Generating Station, L.P.'s electric generation facility in East Syracuse, New York and Niagara Mohawk's transmission system.

      "Force Majeure" means (with respect to Firm Transactions) an event not anticipated as of the Effective Date which is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of due diligence, the Claiming Party, is unable to overcome or avoid or cause to be avoided, Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute, labor or material shortage; sabotage; action or restraint by court order to public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not include (i) the loss of Niagara Mohawk's power markets; (ii) Niagara Mohawk's inability economically to use or resell Power purchased hereunder, (iii) the loss or failure of Producer's Power Supply; (iv) Producer's ability to sell Power to a market at a more advantageous price. A party's year 2000 computer compliance failure shall not constitute fore majeure.

      "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by Niagara Mohawk. Good Utility Practices shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC") Criteria & Guidelines, New York State Reliability Council ("NYSRC") if any, and New York Power Pool ("NYPP") criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

      "Interconnection Agreement" shall mean a separate Interconnection Agreement dated as of the Closing Date between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P.

      "Interest Rate" means, for any date, the interest equal to the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

      "New York Independent System Operator" or NYISO" shall mean an organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of the transmission system of New York State, to provide equal access to the bulk power-transmission system and to maintain the reliability of the transmission system of New York State.

      "Power" means electric capacity as measured in MW or KW and/or energy as measured in MWh or KWh. Energy purchased hereunder will include applicable reserves (operating capacity), unless the Parties expressly agree otherwise.

      "Price" means the price to be paid per unit as specified by Niagara Mohawk to Producer for the purchase of Power, including the energy price, demand charges, transmission charges and any other charges pursuant to Article 2.

      "Quantity" means that quantity of Power that Producer agrees to make available or sell and deliver, or cause to be delivered, to Niagara Mohawk, and that Niagara Mohawk agrees to purchase and receive, or cause to be received, from Producer pursuant to Article 3.

      "Replacement Price" means the locational based marginal price as defined by the NYISO for the load zone 'E' which includes Niagara Mohawk's Northern Operating Region.

      "Scheduling" or "Schedule" means the acts of Producer, Niagara Mohawk and/or their designated representatives, including each Party's Transmission Providers, if applicable, of notifying, requesting and confirming to each other the quantity and type of Power to be delivered on a given hour, day or days at a specified Delivery Point.

      "Transmission Providers" means the entity or entities transmitting or transporting the Power on behalf of Producer or Niagara Mohawk from the Delivery Point.

                                   ARTICLE 2.
                                  TRANSACTIONS

2.1. Term of Agreement. Term of Agreement will begin upon the Closing Date of the ASA (the Effective Date) and will end on September 30, 2001.

2.2. Compensation. For each month during the term, Niagara Mohawk shall pay Producer a Fixed Payment equal to one twelfth of the applicable Annual Fixed Payment (as set forth in Schedule A), (one third of the applicable payment in the first period set forth in Schedule A). For each Calendar Quarter during the term, Niagara Mohawk shall pay Producer a Variable Payment calculated by multiplying the applicable Variable Price (as set forth in Schedule A) by the amount of energy delivered during the Calendar Quarter that is in excess of the First Tier Quantity set forth in Schedule B for the applicable Calendar Quarter.

2.3 Compensation Adjustment. In the event Producer fails to deliver the First Tier amount during any Calendar Quarter as set forth in Schedule B, Niagara Mohawk shall reduce the Fixed Payment due by an amount of the product of (X) the difference between the First Tier amount and the amount actually delivered (the "Delivery Shortfall"), times (Y) the average Replacement Price for the respective Calendar Quarter; provided, however Producer shall have the option to supply the Delivery Shortfall from Carr Street Electric Generating Station, L.P.'s electric generating facility in East Syracuse, New York, subject to the limitations: (i) that on-peak deliveries in MWh are equal to off peak deliveries in MWh, (iii) Niagara Mohawk is physically capable of receiving such energy and
(iii) Producer agrees to pay any incremental transmission and distribution costs incurred by Niagara Mohawk as a result of such deliveries. Niagara Mohawk shall have the right to schedule any such make-up deliveries by Producer. Niagara Mohawk shall not be entitled to any other relief due to Producer's failure to deliver the First Tier amount during any Calender Quarter.

      In the event Producer does not use Good Utility Practice and fails to provide energy and ancillary services to Niagara Mohawk relative to historic capability and operation of the Units, per Article 3.2, the Producer shall pay Niagara Mohawk the product of (X) the difference between the actual energy and ancillary services delivered to Niagara Mohawk and what would have been delivered based upon historic capability, times (Y) the Replacement Price. Schedule C sets forth the historical energy production shape of the Units for purposes of this Section 2.3.

      Niagara Mohawk shall reimburse Producer for payments Producer incurs to Niagara Mohawk for electric service under Niagara Mohawk's Service Classification Tariff during hours in which Niagara Mohawk requests the Producer to synchronize its generating Units without generating electricity ("Motor") to provide voltage support. Producer shall provide such invoices to Niagara Mohawk in accordance with Article 4.

2.4 Ancillary Service. Niagara Mohawk may request and Producer must commit Unit(s) to be utilized for ancillary services to the NYISO. Producer may receive ancillary service payments from the NYISO for such services, or for other ancillary services it provides. Fixed Payments due from Niagara Mohawk to Producer in accordance with paragraph 2.2 above shall be reduced by the amount of all payments Producer receives from the NYISO for such services during the applicable month. At the request of Niagara Mohawk, Producer must supply supporting documentation illustrating such payments. Niagara Mohawk shall have the right to audit Producer's payments from the NYISO.

2.5 Sell-All. Producer will sell and Niagara Mohawk will purchase all of the electric capacity and all associated energy output and ancillary services of the hydro generating Units operated by Producer. Niagara Mohawk shall have the right to claim the capacity.

2.6 Delivery Point. Producer will make all of the capacity, energy, and ancillary services of the Units available to Niagara Mohawk at the Delivery Point.

                                   ARTICLE 3.
                                   SCHEDULING

3.1 Scheduling. Niagara Mohawk shall have the right during the term of the Agreement to commit, schedule, and designate for dispatch (if the Unit is capable of receiving base points from the NYISO) any and all of the Units. Niagara Mohawk shall have the right to require Unit(s) be available for economic dispatch for purposes of providing ancillary services to the NYISO and may rely on Unit(s) to provide voltage support, load following, regulation, reserves, and other similar ancillary services.

3.2 Scheduling. Niagara Mohawk shall provide to Producer, its projection of hourly energy prices at least 10 Business Hours prior to the time the day ahead bids and schedule requests are due to the NYISO. Business Hours shall mean the hours between 8:00 AM and 5:00 PM (EST) Monday through Friday. Producer shall be obligated to schedule the hydro Units, consistent with historic usage, to minimize to the extent possible (recognizing operating constraints), the power costs, including ancillary services, of Niagara Mohawk. This shall be completed on a timely basis, in accordance with Good Utility Practice such that Niagara Mohawk shall have the schedule 4 Business Hours prior to the day ahead bids and schedule requests to the NYISO. At the request of Niagara Mohawk, Producer must provide documentation supporting the process used to assure Producer has developed schedules, consistent with historical energy production shape to minimize the production cost, including ancillary services, of Niagara Mohawk. In the event Producer does not use Good Utility Practice and fails to provide schedule consistent with historic usage, Niagara Mohawk shall be compensated in accordance with Article 2.3.

3.3 Scheduling Updates. Niagara Mohawk and Producer shall update the schedule at the request of NIAGARA MOHAWK to accommodate the "Balancing Market Evaluation for the Real Time Market" described in the NYISO tariff filed with Federal Energy Regulatory Commission.

                                   ARTICLE 4.
                                     PAYMENT

4.1 Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of power which was delivered to Niagara Mohawk, (unless otherwise specified for any applicable Transaction(s)), during the preceding month, the total amount due from Niagara Mohawk including any applicable Variable Payment and Compensation Adjustment, net of ancillary service payments received by Producer from the NYISO, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, Niagara Mohawk shall immediately notify Producer of the Basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, it shall be paid within one (1) day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.

                                   ARTICLE 5.
                                  FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) business days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.

                                   ARTICLE 6.
                            TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 7.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants and that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                                   ARTICLE 7.
                                       LAW

7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Except as provided in Article 9.2, any law suits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.

                                   ARTICLE 8.
                                  MISCELLANEOUS

8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with


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any financing or other financial arrangements, (ii) transfer or assign this
Agreement to an affiliate of such Party which affiliate's creditworthiness is not materially different than that of such Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof and creditworthiness is not materially different than that of such Party.

8.2 Notices. Set for the in the:

to Niagara Mohawk:

NOTICES & CORRESPONDENCE                  SCHEDULING:
Niagara Mohawk Power Corporation          (315) 460-2468
Supply Services - HCB#3                   (315) 460-2425
300 Erie Boulevard West                   Fax - (315) 460-2122
Syracuse, New York 13202-4250
Phone: (315) 460-2341                     DISPATCHERS:
Phone: (315) 460-2271                     (315) 460-2120
Fax: (315) 460-2660                       (315) 460-2130
                                          Fax - (315) 460-2197
INVOICES:
Niagara Mohawk Power Corporation          CHECK PAYMENTS:
Power Scheduling and Billing - HCB#3      Niagara Mohawk Power Corporation
300 Erie Boulevard West                   Misc. Accounts Receivable C-3
Syracuse, New York 13202-4250             300 Erie Boulevard West
Phone: (315)460-2190                      Syracuse, New York 13202-4250
Fax: (315) 460-2494
                                          PAYMENTS BY WIRE:
                                          Citibank New York
                                          Account #: 40662754
                                          ABA Routing #: 021000089
                                          Credit To: Niagara Mohawk Power Corp.


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

to Producer:

NOTICES & CORRESPONDENCE:                 PAYMENTS:
Erie Boulevard Hydropower, L.P            ______________________________________
c/o Orion Power Holdings, Inc.
111 Market Place, Suite 250               ______________________________________
Baltimore, MD 21202
Attn: ______________________              ______________________________________
Fax: _______________________
Phone: 410-468-3680                       ABA Routing # ________________________

INVOICES:                                 Confirmation: ________________________

Attn:______________________________       Credit & Collections

                                          (____)____ -_________________
Fax No.:   (____)____ -____________
Phone No.: (____)____ -____________       SCHEDULING:

___________________________________       Attn:_________________________________

                                          Fax No.:   (____)____ -____________
                                          Phone No.: (____)____ -____________

8.3 General. This Transition Power Agreement (including the Exhibit hereto) as well as the ASA constitutes the entire Agreement between the Parties to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Transition Power Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Transition Power Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4 Audit. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or


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

payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.

      The Parties have executed this Master Power Agreement in multiple counterparts to be construed as one effective as of the Effective Date.

Erie Boulevard Hydropower, L.P.         Niagara Mohawk Power Corporation


By:________________________________     By:_____________________________________

Name: Jack Fusco                        Name: Clement E. Nadeau

Title: Chief Operating Officer          Title: Vice President Marketing and
                                               Planning

Date:______________________________     Date:___________________________________


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